Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Biomet, Inc.,

EBI Holdings, LLC,

LNX Acquisition, Inc.,

Lanx, Inc.

and

the other parties

listed on the signature pages hereto

October 5, 2013

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES. THIS DOCUMENT IS NOT INTENDED TO CREATE, NOR WILL IT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL AGREED TO AND EXECUTED BY THE PARTIES.

i

3.31	Disclaimer of Other Representations and Warranties	40

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MERGER SUB, BIOMET AND PARENT		40
4.1	Organization and Standing	40
4.2	Authorization; Enforceability	40
4.3	No Violation	41
4.4	Litigation	41
4.5	Investment Intent	41
4.6	Governmental Approvals and Filings	41
4.7	Brokers	41
4.8	Disclaimer of Other Representations and Warranties	41

ARTICLE V COVENANTS OF THE COMPANY		42
5.1	Conduct of Business	42
5.2	Filings; Consents; Etc.	42
5.3	No Solicitation	43
5.4	Updated Disclosures	43
5.5	Regulatory Filings	44
5.6	Reasonable Access	44
5.7	Stockholder Approval	44

ARTICLE VI COVENANTS OF THE MERGER SUB AND PARENT		44
6.1	Filings; Consents; Etc.	44
6.2	Regulatory Filings	45
6.3	Post-Closing Access to Books and Records	45
6.4	401(k) Plan	46
6.5	Employee Matters	46
6.6	D&O Tail	46

ARTICLE VII CONDITIONS PRECEDENT TO THE CLOSING		47
7.1	Conditions Precedent to Each Party’s Obligations	47
7.2	Conditions Precedent to Obligations of Biomet, Merger Sub and Parent	47
7.3	Conditions Precedent to Obligations of the Company	48

ARTICLE VIII CLOSING		49
8.1	Deliveries by the Company	49
8.2	Deliveries by Biomet, Merger Sub and Parent	50

ARTICLE IX POST-CLOSING COVENANTS		50
9.1	Tax Covenants	50

ARTICLE X INDEMNIFICATION		54
10.1	Survival of Representations, Warranties and Covenants	54
10.2	Indemnification of Parent Indemnified Parties	55
10.3	Indemnification of Securities Holders	56
10.4	Indemnification Procedures	56
10.5	Calculation of Losses	58
10.6	Exclusion of Other Remedies	59

ARTICLE XI TERMINATION		59
11.1	Termination	59
11.2	Effect of Termination	60

ARTICLE XII MISCELLANEOUS		60

12.1	Securities Holders Representative	60
12.2	Notices, Consents, etc.	62
12.3	Severability	63
12.4	Assignment; Successors	63
12.5	Counterparts; Facsimile or PDF Signatures	63
12.6	Expenses	64
12.7	Governing Law	64
12.8	Table of Contents and Headings	64
12.9	Entire Agreement; Amendment and Waiver	64
12.10	Third Parties	65
12.11	Public Announcements	65
12.12	Interpretive Matters	65
12.13	Submission to Jurisdiction	65
12.14	Waiver of Jury Trial	66
12.15	Specific Performance	66
12.16	Further Assurances	66
12.17	Waiver of Conflicts	66
12.18	Delivered	66

Schedules
Schedule 3.1(a)	Qualified to do Business
Schedule 3.1(b)	Managers, Officers and Directors
Schedule 3.4	Subsidiaries
Schedule 3.5	Capitalization
Schedule 3.6	Financial Statements
Schedule 3.7	Taxes
Schedule 3.8	Material Contracts
Schedule 3.9(b)	Leased Property
Schedule 3.11	Litigation
Schedule 3.13(a)	Intellectual Property
Schedule 3.16	Insurance Policies
Schedule 3.17	Licenses and Permits
Schedule 3.18(a)	Employee Benefit Plans
Schedule 3.22(c)	FDA Regulatory Compliance
Schedule 3.24(a)	Top Customers
Schedule 3.24(b)	Top Suppliers
Schedule 3.27(a)	Product Warranty; Product Liability
Schedule 3.30	Bank Accounts
Schedule 5.1	Conduct of Business
Schedule 6.5(b)	Accrued Bonuses
Schedule 8.1(c)	Payoff Letters
Schedule 8.1(d)	Consents
Schedule 8.1(j)	Terminating Agreements

Exhibits
Exhibit A	Net Working Capital Methodology
Exhibit B	Escrow Agreement
Exhibit C	Letter of Transmittal
Exhibit D	Certificate of Merger
Exhibit E	Confidentiality and Inventions Assignment Agreements
Exhibit F	Participant Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 5, 2013, by and among Biomet, Inc., an Indiana corporation (“Biomet”), EBI Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Biomet (“Parent”), LNX Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Lanx, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, as the Securities Holders Representative (as defined below). Each of the parties named above may be referred to as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 1.1.

RECITALS

A. The Parties intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware, as amended (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent.

B. The board of directors of the Company (the “Board”), after considering the terms and conditions of this Agreement and the transactions contemplated hereby, and determining them to be fair and in the best interests of the stockholders of the Company, has approved and adopted the terms and conditions of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger (the “Board Approval”).

C. The respective boards of directors of Biomet, Parent and Merger Sub have approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the execution and delivery of this Agreement by Biomet, Parent and Merger Sub.

E. Concurrently with the execution and delivery of this Agreement, certain individuals are entering into non-competition agreements for the benefit of Parent and the Company.

F. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and prescribe various conditions to the Merger.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“401(k) Plan” has the meaning set forth in Section 6.4(a).

“Accountants” has the meaning set forth in Section 2.7(e).

“Accrued Bonuses” has the meaning set forth in Section 6.5(b).

“Acquisition Proposal” has the meaning set forth in Section 5.3(b).

“Adjustment Calculation Time” means 12:01 a.m. (Mountain time) on the Closing Date.

“Advisory Group” has the meaning set forth in Section 12.1(c).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Preference Amount” means the sum of (a) the aggregate Series A Preference Amount for all shares of Series A Preferred outstanding immediately prior to the Effective Time plus (b) the aggregate Series B Preference Amount for all shares of Series B Preferred outstanding immediately prior to the Effective Time plus (c) the aggregate Series C Preference Amount for all shares of Series C Preferred outstanding immediately prior to the Effective Time.

“Appraisal Rights Notice” has the meaning set forth in Section 2.8(a).

“Audited Financial Statements” has the meaning set forth in Section 3.6.

“Authorized Action” has the meaning set forth in Section 12.1(d).

“Backbone” means Backbone Medical, LLC, a Florida limited liability company.

“Backbone Settlement Agreement” means that certain Settlement Agreement and Mutual Release dated as of August 16, 2013 by and among the Company, Backbone, G&K Santoro, Inc., Timothy Burney and Greg Santoro.

“Biomet” has the meaning set forth in the Preamble.

“Biomet Payors” means Biomet, Parent, or those certain Subsidiaries of Biomet that are designated by Biomet and that are U.S. Persons as payors of amounts owed by Biomet and Parent hereunder (provided that such designation shall not relieve Biomet and Parent of their obligations hereunder).

“Board” has the meaning set forth in the recitals to this Agreement.

“Board Approval” has the meaning set forth in the recitals to this Agreement.

“Business” means the business of developing, supplying, manufacturing, marketing, selling, and distributing surgical implants and biological products for use in spinal surgery as currently conducted by the Company or its Subsidiaries.

“Business Assets” has the meaning set forth in Section 3.10.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cap” has the meaning set forth in Section 10.2(b)(i).

“Cappuccino Agreements” means, collectively, that certain Mutual Release and that certain Statement Of Work (CN#0134-c), both executed to be effective as of October 1, 2013, by and between the Company and Dr. Andrew Cappuccino.

“Carveout Plan” means the Lanx, Inc. Carve-Out Plan effective as of August 30, 2013.

“Carveout Plan Participant” means each Person entitled to payment under the Carveout Plan.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Certificates” has the meaning set forth in Section 2.5.

“Claim Notice” has the meaning set forth in Section 10.4.

“Closing” has the meaning set forth in Section 2.1(b).

“Closing Carveout Plan Payment Amount” shall mean the aggregate amount payable at the Closing to Carveout Plan Participants under the Carveout Plan as set forth in the Payment Allocation Schedule.

“Closing Date” has the meaning set forth in Section 2.1(b).

“Closing Date Balance Sheet” has the meaning set forth in Section 2.7(c).

“Closing Date Cash” means the sum of (a) the difference of (i) all cash and cash equivalents of the Company and the Subsidiaries less (ii) outstanding checks of the Company and its Subsidiaries, in each case as of the Adjustment Calculation Time and determined on a consolidated basis in accordance with GAAP, plus, (b) all cash payments made by the Company in satisfaction of the obligations of the Company under the Ohio Spine Network Settlement Agreement between the date of this Agreement and the Effective Time.

“Closing Date Debt” means the total Indebtedness of the Company and the Subsidiaries that is outstanding as of the Adjustment Calculation Time, in each case determined on a consolidated basis in accordance with GAAP.

“Closing Date Net Working Capital” means the difference of (a) Current Assets less (b) Current Liabilities, determined as of the Adjustment Calculation Time.

“Closing Schedule” has the meaning set forth in Section 2.7(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Consideration Per Share” means an amount equal to the quotient of (a) the difference of (i) the Net Closing Merger Consideration, less (ii) the Aggregate Preference Amount, divided by (b) the number of shares of Common Stock determined on a Common Equivalent Basis.

“Common Equivalent Basis” means the number of issued and outstanding shares of Common Stock as of immediately prior to the Effective Time, treating all In-the-Money Common Warrants on an “as-exercised basis”, but excluding any treasury shares or shares otherwise held by the Company.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Common Warrant Holders” means the holders of Common Warrants (including, for the avoidance of doubt, Hercules (with respect to the Hercules Common Warrant (treating such Hercules Common Warrant as being outstanding as of the Effective Time)).

“Common Warrants” means (a) each outstanding warrant or other agreement to purchase Common Stock that is not a Stock Option and (b) the Hercules Common Warrant (treating such Hercules Common Warrant as being outstanding as of the Effective Time).

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means the Common Stock and Preferred Stock.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.4 (Subsidiaries), Section 3.5 (Capitalization), and Section 3.23 (Brokers).

“Company Intellectual Property” has the meaning set forth in Section 3.13(b).

“Company Intellectual Property Agreements” means all Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries obtains rights to, or grants any third party any rights (including option or license rights) to any Intellectual Property, including all: (a) licenses of Intellectual Property by the Company or one of its Subsidiaries to any third party; or (b) licenses of Intellectual Property by any third party to the Company or one of its Subsidiaries.

“Company Owned Intellectual Property” has the meaning set forth in Section 3.13(c).

“Company Special Representations” means (a) the Company Fundamental Representations and (b) the representations and warranties set forth in Section 3.7 (Tax Representations).

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses incurred by or on behalf of the Company or its Subsidiaries in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby, in each case, that have not been paid as of the Closing, including (a) all financial advisory, investment banking, legal and accounting fees, costs and expenses, (b) all brokers’ or finders’ fees, (c) all sale, change-of-control, “stay-around,” retention, or similar bonuses, compensation or payments to current or former directors, employees and other service providers of the Company and its Subsidiaries paid or payable as a result of or in connection with the transactions contemplated hereby (excluding, for the avoidance of doubt, all employer-level employment taxes thereon and payments required to be made pursuant to the Carveout Plan in connection with the transactions contemplated hereby), (d) all fees, expenses and other amounts payable in respect of the engagement of the Securities Holders Representative, and (e) all costs and expenses relating to the D&O Tail.

“Company’s Knowledge”, “Knowledge of the Company” or similar phrases means, the actual knowledge of the officers of the Company (in their respective capacities as officers of the Company), and the knowledge that each such person has or would have after reasonable inquiry of their respective direct reports responsible for the applicable subject matter.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Continuing Employees” has the meaning set forth in Section 6.5(a).

“Contract” means any written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or arrangement, in each case that is legally binding on all the parties thereto and that is currently in effect.

“Control Notice” has the meaning set forth in Section 10.4.

“Cooley” has the meaning set forth in Section 12.17.

“Current Assets” means the current assets of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP consistent with the Company’s past practices; provided that, notwithstanding anything to the contrary contained herein, Current Assets shall not include (a) Closing Date Cash, (b) any Income Tax assets, (c) accumulated amortization implant inventory, (d) deferred financing fees, and (e) notes receivable. An example of the methodology for determining “Current Assets” is set forth in Exhibit A.

“Current Liabilities” means the current liabilities of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP consistent with the Company’s past practices; provided that, notwithstanding anything to the contrary contained herein, Current Liabilities shall not include (a) Closing Date Debt, (b) Company Transaction Expenses, (c) outstanding checks, (d) deferred rent, (e) any amount payable pursuant to the NuVasive Settlement Agreement, the Cappuccino Agreements, the Ohio Spine Network Settlement Agreement,or the Backbone Settlement Agreement, (f) any liability for Income Taxes and (g) payments required to be made pursuant to the Carveout Plan (and employer-level employment taxes thereon). An example of the methodology for determining “Current Liabilities” is set forth in Exhibit A.

“D&O Indemnified Persons” has the meaning set forth in Section 6.6(b).

“D&O Tail” has the meaning set forth in Section 6.6(a).

“Deductible” has the meaning set forth in Section 10.2(b).

“Dissenting Shares” has the meaning set forth in Section 2.8(b).

“Dissenting Stockholders” has the meaning set forth in Section 2.8(b).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Plan” has the meaning set forth in Section 3.18(a).

“Environmental Laws” means, whenever in effect, all foreign, federal, state and local laws, statutes, regulations, ordinances, rules of common law and similar provisions having the force or effect of law relating to human or worker health and safety, pollution or protection of the environment, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of or exposure to Hazardous Substances in any manner applicable to the Business, Company, the Subsidiaries or their respective assets, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f-§§ 300j-11 et seq.).

“Equity Securities” means any (a) units, stock, shares, partnership interests or other equity securities or capital interests, (b) warrants, options or other rights to purchase or otherwise acquire securities described in clause (a) of this definition, (c) equity appreciation rights or profits interests, and (d) other securities or interests convertible or exchangeable into securities described in clause (a), (b) or (c) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.7(a)(i).

“Escrow Amount” means $14,250,000.

“Escrow Funds” means the amount of funds held by the Escrow Agent pursuant to the Escrow Agreement from time to time.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.7(a).

“Estimated Closing Date Debt” has the meaning set forth in Section 2.7(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.7(a).

“Estimated Merger Consideration” means cash in an amount equal to the sum of (i) the Purchase Price, plus (ii) the aggregate Warrant Exercise Price Amount for all In-the-Money Warrants, plus (iii) the Estimated Net Working Capital Surplus (if any), minus (iv) the Estimated Net Working Capital Deficiency (if any), plus (v) Estimated Closing Date Cash, minus (vi) Estimated Closing Date Debt, minus (vi) Estimated Company Transaction Expenses.

“Estimated Net Working Capital” has the meaning set forth in Section 2.7(a).

“Estimated Net Working Capital Deficiency” has the meaning set forth in Section 2.7(a).

“Estimated Net Working Capital Surplus” has the meaning set forth in Section 2.7(a).

“Excess Dissenting Share Amount” means the amount by which any payments that a Dissenting Holder is entitled to be paid in respect of such Person’s Dissenting Shares exceed the amount to which such Person would have been entitled pursuant to Section 2.7 in respect of such Dissenting Shares if such Person had not exercised appraisal rights in respect thereof.

“FD&C Act” has the meaning set forth in Section 3.22(a).

“FD&C Permits” has the meaning set forth in Section 3.22(c).

“FDA Law and Regulation” has the meaning set forth in Section 3.22(a).

“Financial Statements” has the meaning set forth in Section 3.6.

“FTC” has the meaning set forth in Section 5.5.

“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with the Company’s historical practices.

“Governmental Authority” means any court, arbitrational tribunal, Taxing Authority, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, whether foreign or in the United States, excluding, in all cases, government-owned hospitals.

“Hazardous Substances” means (a) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutants,” “contaminants,” “pollutants,” “toxic substances,” or words of similar import under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, or any radioactive materials, (c) friable asbestos and asbestos containing materials, (d) radon gas, urea, formaldehyde, foam insulation, dielectric fluid, and polychlorinated biphenyls, and (e) any other chemical, material or substance present in quantities or concentrations which is prohibited, limited, or regulated by any Governmental Authority.

“Hercules” means Hercules Technology III, L.P.

“Hercules Common Warrant” means the warrant exercisable for Common Stock that is issuable upon exercise of the Series C Preferred Warrant held by Hercules.

“HIPAA” has the meaning set forth in Section 3.12(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Common Warrants” means (a) all Common Warrants that are outstanding immediately prior to the Effective Time with an exercise price per share of Common Stock that is less than the Common Merger Consideration Per Share, and (b) the Hercules Common Warrant (treating such Hercules Common Warrant as being outstanding as of the Effective Time).

“In-the-Money Series C Preferred Warrants” means all Series C Preferred Warrants that are outstanding immediately prior to the Effective Time with an exercise price per share of Series C Preferred that is less than the Preferred Stock Liquidation Preference Per Share for the Series C Preferred.

“In-the-Money Warrants” means all In-the-Money Common Warrants and In-the-Money Series C Preferred Warrants.

“Income Taxes” means Taxes imposed on net income.

“Indebtedness” means, with respect to any Person, without duplication, all liabilities or obligations of such Person (a) for borrowed money (including principal and interest), (b) evidenced by bonds, debentures, notes or other similar instruments or under swaps hedges or similar instruments, (c) under letters of credit, (d) for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, to the extent not evidenced by a trade payable or other current liability (including any so-called “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof), (e) created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) under capitalized leases, (g) for underfunded employee benefit plans, (h) for accrued but unpaid interest and unpaid prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement or prepayment in respect of any of the foregoing, or (i) for guarantees of another Person in respect of any of the foregoing. For the avoidance of doubt, the Indebtedness of the Company shall not include amounts payable pursuant to (i) the NuVasive Settlement Agreement, (ii) the Cappuccino Agreements, (iii) the Ohio Spine Network Settlement Agreement, or (iv) the Backbone Settlement Agreement.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including all trademarks and service marks and registrations and registration applications therefor (and including the goodwill associated therewith); trade names; Internet domain name registrations; protectable rights in inventions (whether or not patentable), patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; copyrights and registrations and registration applications therefore, including copyrights in and software and databases; trade secrets, and protectable rights in know-how and in confidential and proprietary information.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Interim Period” has the meaning set forth in Section 5.1.

“Investment” as applied to any Person means (a) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, obligations, instruments, stock, securities or other ownership interests (including partnership interests and joint venture interests) of any other Person and (b) any capital contribution by such Person to any other Person.

“Lanx Puerto Rico” means Lanx Puerto Rico, LLC, a limited liability company formed under the laws of the territory of Puerto Rico and a wholly-owned subsidiary of the Company.

“Lanx Sales” means Lanx Sales, LLC, a limited liability company formed under the laws of the State of Delaware and a wholly-owned subsidiary of the Company.

“Lanx srl” means Lanx srl, a Societa’ a Responsabilita’ Limitata formed under the laws of Italy and a wholly-owned subsidiary of the Company.

“Latest Audited Balance Sheet” has the meaning set forth in Section 3.6.

“Latest Balance Sheet” has the meaning set forth in Section 3.6.

“Law” means each provision of any federal, state, provincial, municipal, local or foreign law, statute, ordinance, order, judgment, common law, code, rule or regulation, enacted, enforced, entered, promulgated or issued by any Governmental Authority.

“Lease” and “Leases” each have the meanings set forth in Section 3.9(b).

“Leased Property” has the meaning set forth in Section 3.9(b).

“Letter of Transmittal” has the meaning set forth in Section 2.7(a)(vi).

“Licenses and Permits” means any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, memberships, accreditations, bonds, consents, orders or similar authorizations, or any waivers of or exceptions to the foregoing, issued by any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, security interest or encumbrance or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code (or similar Law).

“Listed IP” has the meaning set forth in Section 3.13(a).

“Loss” and “Losses” each have the meanings set forth in Section 10.2(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has been or is reasonably likely to be materially adverse to the assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (b) any changes generally affecting the industry in which the Company and the Subsidiaries participate or the markets in which they operate; (c) any changes after the date hereof in, or required by, applicable Laws or other binding directives issued by any Governmental Authority or the interpretation thereof; (d) any effect of earthquakes, hurricanes, floods or other natural disasters; (e) any effect of acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the threat thereof; (f) any effects of the “shutdown” of the U.S. government as a result of any impasse in the United States Congress over the budget or federal debt ceiling, including delays in payments by Medicare or Medicaid or other government agencies, delays or failures to act by any Governmental Authority; (g) actions or omissions taken by the Company or its Subsidiaries directly related to the satisfaction of their respective obligations under this Agreement or taken at the specific direction of Biomet, Parent or Merger Sub; (h) any adverse change, effect, event or occurrence arising from or otherwise relating to the announcement, pendency or anticipated consummation of any of the transactions contemplated by this Agreement or the identity of Biomet or Parent; or (i) any failure, in and of itself, by the Company or the Subsidiaries to meet any written or oral projections, estimates or budgets for any period (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect); provided, further, that in the case of the foregoing clauses (a), (b) and (f), except to the extent that such matters disproportionately impact the Company and the Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and the Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 3.8.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means cash in an amount equal to the Estimated Merger Consideration, as adjusted pursuant to Section 2.7(f).

“Merger Sub” has the meaning set forth in the Preamble.

“Net Closing Merger Consideration” shall mean (a) the Estimated Merger Consideration minus (b) the Escrow Amount minus (c) the Securities Holders Representative Amount minus (d) the Closing Carveout Plan Payment Amount.

“Net Working Capital Deficiency” means the amount by which Closing Date Net Working Capital is less than the Estimated Net Working Capital.

“Net Working Capital Surplus” means the amount by which Closing Date Net Working Capital is greater than the Estimated Net Working Capital.

“NuVasive Settlement Agreement” means that certain Settlement Agreement and Mutual Release dated as of September 11, 2013 by and among the Company, NuVasive, Inc., Dr. Andrew Cappuccino, Michelle Kirby, Blake Bednarz, Jason Gotham, Empire Medical Systems, LLC, James Greene, William “Bart” Vanlandingham, J&B Device and Equipment, LLC, Jeremy Pfeil, Randall Alexander, Keegan Begley, Valerie Bergmann Begley, John “Josh” Sallee, Tommy Plummer, Jonathan Capoccia, Blake Hammond, and Tommy Plummer Medical Distribution, L.L.C.

“Ohio Spine Network” means Ohio Spine Network, Inc., an Ohio corporation.

“Ohio Spine Network Settlement Agreement” means that certain Stock Purchase Agreement dated as of September 25, 2012 by and among the Company, Kelly M. Lyon and Susan D. Lyon.

“Option Holder” means each holder of a Stock Option.

“Organizational Documents” means: (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, each charter, certificate of formation, partnership agreement, joint venture agreement, operating agreement and similar document, as applicable, adopted or filed in connection with the creation, formation or organization of a Person; and (c) any amendment to any of the foregoing.

“Other Agreements” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement, including the documents and agreements to be delivered by the Parties pursuant to Article VIII.

“Out-of-the-Money Common Warrants” means all Common Warrants other than the In-the-Money Common Warrants.

“Outside Date” has the meaning set forth in Section 11.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Enforceability), and Section 4.7 (Brokers).

“Parent Indemnified Party” and “Parent Indemnified Parties” have the meanings set forth in Section 10.2(a).

“Parent Plans” has the meaning set forth in Section 6.5(a).

“Party” and “Parties” each have their meanings as set forth in the Preamble.

“Participant Agreement” has the meaning set forth in Section 8.1(l).

“Payment Agent” shall mean Wells Fargo Bank, N.A.

“Payment Allocation Schedule” has the meaning set forth in Section 2.9.

“Permitted Liens” means (a) statutory Liens for Taxes not yet delinquent, (b) statutory Liens of landlords for amounts not yet due and payable, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable which are not material, individually or in the aggregate, (d) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Property which are not violated by the current or contemplated occupation and use of the Leased Property, or (e) in the case of any Securities, restrictions arising under applicable federal and state securities laws.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority (whether federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all Pre-Closing Periods, (b) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 9.1(b) hereof), (c) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable U.S. state, local or non-U.S. Law) of which the Company or any of its Subsidiaries (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar U.S. state, local or non-U.S. Law), (d) any and all Taxes (other than Transfer Taxes) of or imposed on the Company or any of its Subsidiaries as a result of transferee or successor liability (including bulk transfer or similar Laws), which Taxes relate to an event or transaction (including the transactions contemplated by this Agreement) occurring on or before the Closing Date, (e) any and all Transfer Taxes required to be paid by the Securities Holders pursuant to Section 12.6(c), (f) any and all Taxes of or imposed on Biomet or the Parent or any of their Affiliates (including, following the Closing, the Company or its Subsidiaries) as a result of an inclusion under Section 951(a) of the Code (or any similar provision of state or local Law) attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state or local Law) received or accrued on or prior to the Closing Date that is related or attributable to the Company and/or its Subsidiaries or (ii) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state or local Law) on or prior to the Closing Date that is related or attributable to the company or its Subsidiaries, in each case, determined (A) as if the taxable years of the Company and its Subsidiaries ended on the Closing Date and (B) after reducing any such Taxes by any foreign tax credit for U.S. Tax purposes arising from or related to any income inclusions under Section 951 of the Code with respect to the applicable taxpayer, and (g) any and all amounts required to be paid by the Company or any of its Subsidiaries pursuant to any Tax Sharing Agreement (that the Company or any of its Subsidiaries was a party to on the Closing Date). Notwithstanding anything to the contrary set forth herein: (x) in determining U.S. federal and applicable state, local and non-U.S. income Taxes of or imposed on the Company or any of its Subsidiaries pursuant to this definition related or attributable to an interest in any entity treated as a partnership for U.S. federal or state, local or non-U.S. income Tax purposes, the taxable income of the Company or such Subsidiary (as the case may be) shall be determined as if the taxable year of the entity treated as such a partnership closed on the Closing Date, and (y) “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing Date.

“Preferred Stock” means the Series A Preferred, Series B Preferred and Series C Preferred.

“Preferred Stock Liquidation Preference Per Share” means, with respect to each outstanding share of Preferred Stock of each respective series, an amount equal to (i) the Series A Preference Amount with respect to the Series A Preferred, (ii) the Series B Preference Amount with respect to the Series B Preferred, and (iii) the Series C Preference Amount with respect to the Series C Preferred.

“Preferred Warrants” means collectively, the Series B Preferred Warrants and the Series C Preferred Warrants.

“Pro Rata Share” means, with respect to each holder of Common Stock, holder of an In-the-Money Common Warrant and each Carveout Plan Participant, the quotient (expressed as a percentage) of (a) the portion of the Estimated Merger Consideration payable at Closing to such Securities Holders in respect of the shares of Common Stock, the In-the-Money Common Warrants and the Closing Carveout Plan Payment Amount attributable to such Securities Holder, divided by (b) the portion of the Estimated Merger Consideration payable to all such Securities Holders in respect of the shares of Common Stock, the In-the-Money Common Warrants and the Closing Carveout Plan Payment Amount attributable to such Securities Holders.

“Protest Notice” has the meaning set forth in Section 2.7(d).

“Purchase Price” means $147,000,000.

“Qualifying Updated Disclosure” has the meaning set forth in Section 5.4(a).

“Reasonable Efforts” shall mean the good faith commercially reasonable efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible.

“Representative Group” has the meaning set forth in Section 12.1(c).

“Required Stockholder Approval” shall mean the affirmative vote of: (a) the holders of a majority of the shares of Company Capital Stock outstanding on the applicable record date, voting together as a single class on an as-converted to Common Stock basis, and (b) the holders of at least 66 2/3% of the shares of Preferred Stock outstanding on the applicable record date, voting together as a single class on an as-converted to Common Stock basis.

“Securities Holders” means the Stockholders, the Warrant Holders who hold In-the-Money Warrants and the Carveout Plan Participants.

“Securities Holder Indemnified Party” and “Securities Holder Indemnified Parties” have the meanings set forth in Section 10.3(a).

“Securities Holders Representative” has the meaning set forth in Section 12.1(a).

“Securities Holders Representative Amount” means an amount equal to $1,000,000.

“Series A Preference Amount” shall mean $0.59346 per share of Series A Preferred (as adjusted for stock splits, stock dividends and the like after the date of the Agreement), together with all accrued and unpaid dividends on such share of Series A Preferred.

“Series A Preferred” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preference Amount” shall mean $0.91155 per share of Series B Preferred (as adjusted for stock splits, stock dividends and the like after the date of the Agreement), together with all accrued and unpaid dividends on such share of Series B Preferred.

“Series B Preferred” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Warrant Holders” means the holders of Series B Preferred Warrants.

“Series B Preferred Warrants” means the outstanding warrants to purchase shares of Series B Preferred.

“Series C Preference Amount” shall mean $1.662 per share of Series C Preferred (as adjusted for stock splits, stock dividends and the like after the date of the Agreement), together with all accrued and unpaid dividends on such share of Series C Preferred.

“Series C Preferred” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Series C Preferred Warrant Holders” means the holders of Series C Preferred Warrants.

“Series C Preferred Warrants” means the outstanding warrants to purchase shares of Series C Preferred.

“Stock Option Plan” means the Company’s 2007 Equity Incentive Plan, dated December 28, 2007, as amended.

“Stock Options” means each outstanding option to purchase shares of Common Stock, including options issued under the Stock Option Plan and options issued outside of the Stock Option Plan, but excluding Warrants.

“Stockholder Consent” has the meaning set forth in the recitals to this Agreement.

“Stockholders” means the holders of Common Stock and holders of Preferred Stock.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiaries” means, with respect to any Person, any business entity of which (a) if the business entity is a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if the business entity is a joint venture, fifty percent (50%) or more of the total controlling interest of such entity is at the time the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (c) if the business entity is a limited liability company, partnership, or association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For the avoidance of doubt, with respect to the Company, “Subsidiaries” shall include Lanx Sales, Lanx srl and Lanx Puerto Rico.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Target Net Working Capital” means an amount equal to $19,131,000.

“Tax” and “Taxes” means any (a) taxes or withholdings, including any fees, penalties, interest or other additions to tax of any kind whatsoever imposed by any Taxing Authority, including those related to income, gross receipts, gross income, payroll, sales, use, excise, services, valuation, transfer or franchise, (b) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto), and (c) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (a) above as a result of any express obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means all tax returns, declarations, statements, forms or other documents required to be filed with or supplied to any Taxing Authority.

“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document); provided, however, that a Tax Sharing Agreement does not include (a) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company, (b) Contracts entered into in the ordinary course of business and (c) this Agreement.

“Tax Proceeding” has the meaning set forth in Section 9.1(f).

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Terminating Agreements” has the meaning set forth in Section 8.1(j).

“Third Party Claim” has the meaning set forth in Section 10.4.

“Threatened” means, with respect to a claim, proceeding, dispute, action or other matter, that any demand, notice of commencement or statement has been made in writing to the Company or any of its Subsidiaries or, to the Knowledge of the Company, orally to the Company or any of its Subsidiaries.

“Top Customers” has the meaning set forth in Section 3.24(a).

“Top Suppliers” has the meaning set forth in Section 3.24(b).

“Transfer Taxes” has the meaning set forth in Section 12.6(c).

“U.S. Economic Sanctions” has the meaning set forth in Section 3.11(c).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Updated Disclosures” has the meaning set forth in Section 5.4(a).

“Warrant Exercise Price Amount” means an amount equal to the per share exercise price of the applicable In-the-Money Warrant.

“Warrant Holders” means the holders of Warrants (including, for the avoidance of doubt, Hercules (with respect to the Hercules Common Warrant (treating such Hercules Common Warrant as being outstanding as of the Effective Time)).

“Warrants” means the Common Warrants and the Preferred Warrants.

ARTICLE II

THE MERGER

2.1 General.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware.

(b) The Merger shall become effective at the time of filing of a certificate of merger substantially in the form of Exhibit D attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later date as the Parties may mutually agree (the “Effective Time”). Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the closing of the Merger (the “Closing”). The Closing shall take place at the offices of Reed Smith LLP, 10 South Wacker Drive, Suite 4000, Chicago, Illinois, no later than one (1) Business Day following the date on which the last of the conditions set forth in Article VII has been satisfied or waived, or such other location and date as the Parties hereto may mutually agree upon (the “Closing Date”).

(c) At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

2.2 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

2.3 By-Laws. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

2.4 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the by-laws of the Surviving Corporation until his or her death, resignation or removal or a successor is duly elected or appointed and qualified.

2.5 Effect of the Merger on the Stock of Merger Sub and the Company. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Securities Holder:

(a) each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(b) each share of Common Stock and Preferred Stock then held by the Company or any Subsidiary (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled and retired in accordance with Section 2.5(b) and Dissenting Shares) shall be converted into the right to receive (i) an amount in cash equal to the Common Consideration Per Share, plus (ii) any disbursements required to made to the holders of Common Stock in accordance with Section 2.7(f), Section 12.1(c) and the Escrow Agreement;

(d) each share of Series A Preferred issued and outstanding immediately prior to the Effective Time (other than shares of Series A Preferred cancelled and retired in accordance with Section 2.5(b) and Dissenting Shares) shall be converted into the right to receive the Series A Preference Amount;

(e) each share of Series B Preferred issued and outstanding immediately prior to the Effective Time (other than shares of Series B Preferred cancelled and retired in accordance with Section 2.5(b) and Dissenting Shares) shall be converted into the right to receive the Series B Preference Amount; and

(f) each share of Series C Preferred issued and outstanding immediately prior to the Effective Time (other than shares of Series C Preferred cancelled and retired in accordance with Section 2.5(b) and Dissenting Shares) shall be converted into the right to receive the Series C Preference Amount.

As of the Effective Time, each share of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of record of a certificate representing any such shares (the “Certificates”) shall cease to have any rights with respect thereto, other than the right to receive the amounts set forth herein upon surrender of the applicable Certificate in accordance with Section 2.7(a)(vi).

2.6 Effect of the Merger on Stock Options and Warrants.

(a) As of the Effective Time and without any further action on the part of the Company or any Option Holder, each outstanding Stock Option shall be terminated by virtue of the Merger, and each Option Holder shall cease to have any rights with respect thereto, and no payment will made in respect thereof.

(b) As of the Effective Time and without any further action on the part of the Company or any Warrant Holder, each outstanding Common Warrant (including, for the avoidance of doubt, the Hercules Common Warrant (treating such Hercules Common Warrant as being outstanding as of the Effective Time)) shall be terminated by virtue of the Merger, and each Common Warrant Holder (including, for the avoidance of doubt, Hercules (with respect to the Hercules Common Warrant (treating such Hercules Common Warrant as being outstanding as of the Effective Time)) shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated In-the-Money Common Warrant, a cash payment per share of Common Stock underlying such In-the-Money Common Warrant equal to (i) the Common Consideration Per Share minus the applicable Warrant Exercise Price Amount for such In-the-Money Common Warrant plus (ii) any disbursements required to made to such Common Warrant Holder in accordance with Section 2.7(f), Section 12.1(c) and the Escrow Agreement. Out-of-the-Money Common Warrants will be terminated in connection with the Merger and no payment will be made in respect thereof.

(c) As of the Effective Time and without any further action on the part of the Company or any Series B Preferred Warrant Holder, each outstanding Series B Preferred Warrant shall be terminated by virtue of the Merger, and each holder of a Series B Preferred Warrant shall cease to have any rights with respect thereto, and no payment will be made in respect thereof.

(d) As of the Effective Time and without any further action on the part of the Company or any Series C Preferred Warrant Holder, each outstanding Series C Preferred Warrant shall be terminated by virtue of the Merger, and each holder of a Series C Preferred Warrant shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated In-the-Money Series C Preferred Warrant, (i) a cash payment per share of Series C Preferred Stock underlying the In-the-Money Series C Preferred Warrants equal to the Preferred Stock Liquidation Price Per Share for such share of Series C Preferred Stock minus the applicable Warrant Exercise Price Amount for such In-the-Money Series C Preferred Warrant and (ii) without duplication, the amount payable in respect of the Hercules Common Warrant pursuant to Section 2.5(b).

2.7 Payments by Biomet Payors at the Closing.

(a) Upon consummation of the Merger, the following payments shall be made by the Biomet Payors:

(i) On the Closing Date, the Biomet Payors shall deposit an amount equal to the Escrow Amount with the Escrow Agent, to be received, held and disbursed pursuant to the terms of that certain Escrow Agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

(ii) On the Closing Date, the Biomet Payors shall pay an amount equal to the portion of the Estimated Closing Date Debt to be repaid at Closing to the payees in such amounts and pursuant to payment instructions provided by the Company to Parent at least two (2) Business Days prior to the Closing Date.

(iii) On the Closing Date, the Biomet Payors shall pay an amount equal to the Estimated Company Transaction Expenses to the payees in such amounts and pursuant to payment instructions provided by the Company to Parent at least two (2) Business Days prior to the Closing Date.

(iv) On the Closing Date, the Biomet Payors shall deposit an amount equal to the Securities Holders Representative Amount with the Securities Holders Representative pursuant to payment instructions provided by the Securities Holders Representative at least two (2) Business Days prior to the Closing Date.

(v) On the Closing Date, the Biomet Payors shall pay, by wire transfer of immediately available funds, the aggregate Closing Carveout Plan Payment Amount to the Surviving Corporation for the benefit of the Carveout Plan Participants. Subject to the last sentence of this subsection (v), such amount shall be paid by the Surviving Corporation to the Carveout Plan Participants (in the respective amounts set forth on the Payment Allocation Schedule) no later than three (3) Business Days following the Closing. The payment of the Closing Carveout Plan Payment to a Carveout Plan Participant shall be reduced by any income or employment Tax withholding required under the Code. To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Carveout Plan Participant. Notwithstanding anything to the contrary herein, to the extent that a Carveout Plan Participant has not delivered a duly completed and executed Participant Agreement as of Closing, the Surviving Corporation shall not be obligated to pay such Carveout Plan Participant’s portion of the Closing Carveout Plan Payment Amount to such Carveout Plan Participant until such Carveout Plan Participant has delivered a duly completed and executed Participant Agreement.

(vi) On the Closing Date, the Biomet Payors shall deposit with the Payment Agent cash in an amount equal to the difference of the Net Closing Merger Consideration less the portion of the Net Closing Merger Consideration that would otherwise be payable to the Dissenting Stockholders in respect of their Dissenting Shares. Notwithstanding the foregoing, if a Dissenting Stockholder withdraws or loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then the Biomet Payors shall promptly, and in any event within three (3) Business Days, deposit with the Payment Agent the portion of the Net Closing Merger Consideration payable to such former Dissenting Stockholder in respect of such former Dissenting Shares. On or promptly following the Effective Time, but in any event no later than three (3) Business Days after the Effective Time, Parent shall mail to the holders of Company Capital Stock and In-the-Money Warrants as of immediately prior to the Effective Time: (x) a letter of transmittal substantially in the form attached hereto as Exhibit C (a “Letter of Transmittal”) and (y) instructions for use in effecting the surrender of Certificates and In-the-Money Warrants in exchange for the cash amounts payable in accordance with this Agreement. Upon surrender of a Certificate or In-

the-Money Warrant to the Parent, together with a duly executed Letter of Transmittal that has been completed in accordance with the instructions thereto, (A) the holder of such Certificate shall be entitled to receive in exchange therefor the applicable portion of the Net Closing Merger Consideration payable in respect of each share evidenced by such Certificate, as specified in the Payment Allocation Schedule, (B) the holder of such In-the-Money Warrant shall be entitled to receive in exchange therefor the applicable portion of the Net Closing Merger Consideration payable in respect of such In-the-Money Warrant, as specified in the Payment Allocation Schedule, and (C) such Certificate or In-the-Money Warrant, as applicable, so surrendered shall be immediately canceled, and Parent shall cause the Payment Agent to promptly make such payment to such Stockholders or Warrantholder. For the avoidance of doubt, the Hercules Common Warrant is not represented by a physical Warrant; and payment in respect of the Hercules Common Warrant shall be made upon surrender of the Series C Preferred Warrant held by Hercules together with the completed and executed Letter of Transmittal relating thereto. If any Certificate or In-the-Money Warrant shall have been lost, stolen or destroyed, Parent may, as a condition to the payment of the applicable portion of the Net Closing Merger Consideration with respect to each share of Company Capital Stock and evidenced by such Certificate or such In-the-Money Warrant, require the owner of such Certificate or In-the-Money Warrant to provide an affidavit and indemnity reasonably acceptable to Parent (but, for the avoidance of doubt, shall not be entitled to require the posting of a bond).

(b) Merger Consideration Adjustments. Within ten (10) Business Days prior to the Closing, but in no event less than three (3) Business Days prior to the Closing, the Company shall deliver to Parent the Company’s good faith estimate of (i) Closing Date Net Working Capital (the “Estimated Net Working Capital”), (ii) Closing Date Cash (the “Estimated Closing Date Cash”), (iii) Closing Date Debt (the “Estimated Closing Date Debt”), and (iv) Company Transaction Expenses (the “Estimated Company Transaction Expenses”). The amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital is the “Estimated Net Working Capital Deficiency,” and the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital is the “Estimated Net Working Capital Surplus.” In connection therewith, the Company shall provide Biomet and Parent with reasonable access to the appropriate personnel of the Company and its Subsidiaries and all supporting financial statements, work sheets and other documentation reasonably requested by Parent.

(c) Closing Date Balance Sheet and Closing Schedule. As promptly as practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Securities Holders Representative (i) a consolidated balance sheet of the Company and the Subsidiaries as of the Adjustment Calculation Time (the “Closing Date Balance Sheet”), prepared in accordance with GAAP determined on a consolidated basis, consistent with the past practices of the Company as of the Effective Time, and (ii) a schedule (the “Closing Schedule”) setting forth (A) a calculation of the Closing Date Net Working Capital, (B) the amount, if any, by which the Closing Date Net Working Capital is less than or is greater than the Estimated Net Working Capital, (C) a calculation of the Closing Date Cash, (D) the amount, if any, by which the Closing Date Cash is less than or is greater than Estimated Closing Date Cash, (E) a calculation of the Closing Date Debt, (F) the amount, if any, by which the Closing Date Debt is less than or is greater than Estimated Closing Date Debt, (G) a calculation of the Company Transaction Expenses, and (H) the amount, if any, by which the Company Transaction Expenses are less than or are greater than Estimated Company Transaction Expenses.

(d) Protest Notice. Within thirty (30) days after Parent’s delivery of the Closing Date Balance Sheet and the Closing Schedule to the Securities Holders Representative, the Securities Holders Representative, on behalf of the Securities Holders, may deliver written notice to Parent of any objections, stating in reasonable detail, to the extent reasonably known, the basis for all such objections which the Securities Holders Representative may have to the Closing Date Balance Sheet and/or the Closing Schedule and, to the extent reasonably known, providing the corresponding amounts set forth in clauses (A) through (H) of Section 2.7(c) (the “Protest Notice”). The failure of the Securities Holders Representative to deliver such Protest Notice within the prescribed time period will constitute the Securities Holders Representative’s acceptance of the Closing Date Balance Sheet and the Closing Schedule prepared and delivered by the Parent.

(e) Resolution of Protest. If Parent and the Securities Holders Representative are unable to resolve any disagreement with respect to the Closing Date Balance Sheet or the Closing Schedule disputed pursuant to Section 2.7(d) within twenty (20) days following the Securities Holders Representative’s delivery of any Protest Notice, then either the Securities Holders Representative, on behalf of the Securities Holders, or Parent may refer the items in dispute to Grant Thornton LLP or such other nationally or regionally recognized accounting firm mutually agreeable to Parent and the Securities Holders Representative (the “Accountants”). Promptly, but not later than thirty (30) days after acceptance of its appointment, the Accountants will determine (based solely on presentations to the Accountants by the Securities Holders Representative and Parent and not by independent review) and will render a report to the Securities Holders Representative and Parent as to the resolution of the disputes and the resulting Closing Schedule, which report will be conclusive and binding upon the Parties. In resolving any disputed item, the Accountants may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accountants. The fees and expenses of the Accountants shall be paid by the Securities Holders Representative (on behalf of the Securities Holders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Securities Holders Representative or Parent, respectively, bears to the aggregate amount actually contested by the Securities Holders Representative and Parent. Any such fees and expenses payable by the Securities Holders Representative shall be paid from the Securities Holders Representative Amount (or, if such amount is insufficient, the remainder shall be paid from the Escrow Funds).

(f) Payment of Net Adjustment to Merger Consideration. Within five (5) Business Days after the final determination of the Closing Schedule pursuant to the provisions of this Section 2.7, (i) if such adjustments result in a net increase in the calculation of the Merger Consideration, the Biomet Payors shall pay, or cause to be paid, such net increase amount to the Securities Holders (other than the Dissenting Stockholders) in accordance with their respective Pro Rata Share (net of employment and income Tax withholding) and in accordance with the payment instructions set forth in the Payment Allocation Schedule, and (ii) if such adjustments result in a net decrease in the calculation of the Merger Consideration, such net decrease amount shall be paid to Parent from the Escrow Funds.

(g) Cooperation. For purposes of complying with the terms set forth herein, from the Closing until the delivery of a Protest Notice or the expiration of the thirty (30) day period set forth in Section 2.7(d), each Party will reasonably cooperate with and, subject to the entry of customary confidentiality agreements, reasonable promptly make available to the other Parties and their auditors and representatives the information, records, data and supporting papers reasonably relevant to the preparation of the Closing Date Balance Sheet, the Closing Schedule, the Protest Notice and any adjustment thereto being disputed and the resolution of any disputes thereunder. During such period, Parent will cause the Surviving Corporation to permit the Securities Holders Representative and its representatives reasonable access to the Surviving Corporation’s books and records (including by electronic means, to the extent available), as may be reasonably required (upon reasonable advance notice) in connection with the Securities Holders Representative’s analysis of the Closing Date Balance Sheet and the Closing Schedule and its preparation of any Protest Notice.

2.8 Dissenters.

(a) Promptly following the date of this Agreement and in any event within three (3) Business Days thereafter, the Company shall prepare and distribute to each Securities Holder who is entitled to appraisal rights under Section 262 of the DGCL, a notice of appraisal rights containing the information required by Section 262 of the DGCL (the “Appraisal Rights Notice”); provided, that prior to delivering the Appraisal Rights Notice to such Securities Holders, the Company shall provide the Appraisal Rights Notice to Parent for its review and approval (such approval not to be unreasonably withheld or delayed) within one (1) Business Day following the date of this Agreement, and the Parent shall provide any comments to such Appraisal Rights Notice, if any, within one (1) Business Day following Parent’s receipt thereof.

(b) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders (the “Dissenting Stockholders”) who have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Merger Consideration (including any portion to be delivered on the Closing). Such Dissenting Stockholders instead shall be entitled to receive payment from the Surviving Corporation of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise failed to perfect their rights to appraisal of such shares of capital stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, such portion of the Merger Consideration as such Stockholder would otherwise have received pursuant to Section 2.7, and such Stockholder shall no longer be deemed to be a Dissenting Stockholder.

(c) The Company shall give the Parent (i) prompt notice of any demands for appraisal pursuant to applicable provisions of the DGCL received by the Company, perfections or withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in connection therewith, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demand.

2.9 Payment Allocation Schedule. No later than three (3) Business Days prior to the Closing (provided, that, the Company shall be permitted to provide updates to the relative allocations of the Net Closing Merger Consideration among the Securities Holders until the Closing), the Company will provide to Parent a correct and complete schedule prepared by the Company, in form and substance reasonably satisfactory to Parent (the “Payment Allocation Schedule”), that sets forth, as of the Closing, (a) a list of all Securities Holders, including addresses and, if available, e-mail addresses, (b)(i) with respect to each holder of Common Stock, the Certificate number(s) for such Common Stock and the number of shares of Common Stock held by each such Stockholder, (ii) with respect to each holder of Preferred Stock, the Certificate number(s) for such Preferred Stock and the number of shares of Preferred Stock of each respective series held by each such Stockholder, (iii) with respect to each Common Warrant Holder (other than Hercules) that holds In-the-Money Common Warrants, the Warrant number(s) for such In-the-Money Common Warrants, the exercise price(s), and the number of shares of Common Stock issuable upon exercise of, each such In-the-Money Common Warrant, (iv) with respect to Hercules, the exercise price and the number of shares of Common Stock issuable upon exercise of the Hercules Common Warrant, (v) with respect to the Series C Preferred Warrant Holder, the Warrant number for such Series C Preferred Warrant, the exercise price, and the number of shares of Series C Preferred Stock issuable upon exercise of such Series C Preferred Warrant, and (vi) with respect to the Carveout Plan Participants, the number of Participating Units (as defined in the Carveout Plan) held by each of them; (c) the calculation of Estimated Merger Consideration, including the components thereof; (d) the Common Consideration Per Share, the Aggregate Preference Amount and the aggregate Closing Carveout Plan Payment Amount; (e) the portion of the Estimated Merger Consideration payable to each Securities Holder at the Closing (before any income or employment Tax withholding); and (f) the Pro Rata Share of each Securities Holder.

2.10 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either of the Company or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then each of the Company or Merger Sub and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either of the Company or Merger Sub to take any and all such action.

2.11 Foreign Currency. All amounts payable hereunder and set forth herein are expressed in U.S. Dollars. Notwithstanding anything to the contrary in this Agreement, to the extent any monetary value used in the calculation of any amount hereunder is determined in an amount other than U.S. Dollars, such amount shall be converted to the currency of the United States of America for all purposes of this Agreement. The applicable exchange rate used in such conversion shall be the exchange rate for the applicable currency as of the date that is two (2) Business Days before the Closing Date, as reported in The Wall Street Journal.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to Biomet, Merger Sub and Parent, as of the date hereof and as of the Closing, except as disclosed in the disclosure schedules delivered by the Company to Parent in connection herewith (the “Schedules”) (it being understood and hereby agreed that the disclosure set forth in each section and subsection of the Schedules shall qualify (a) the representations and warranties set forth in the corresponding section or subsection of this Article III, (b) any exception or disclosure explicitly cross-referenced to such part or subpart of the Schedules by reference from another part or subpart of the Schedules and (c) any other representations and warranties set forth in this Article III if it is reasonably apparent based on the substance of such disclosure that the disclosure applies to such other representations and warranties), that:

3.1 Organization and Qualification. The Company and each Subsidiary (a) is a corporation or limited liability company, as applicable, duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted, and (c) to the extent the applicable jurisdiction recognizes such concepts, is in good standing and is duly qualified to conduct business as a foreign entity under the Laws of the jurisdictions listed on Schedule 3.1(a), which are all the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except for any jurisdiction where the failure to be qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent copies of the Organizational Documents of the Company and the Subsidiaries as currently in effect, and such copies are true and complete in all material respects. Schedule 3.1(b) sets forth a correct and complete list, as of the date of this Agreement, of the officers and directors of the Company and each of its Subsidiaries.

3.2 Authorization; Enforceability. The execution, and delivery by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company, and no further action is required on the part of the Company for the performance and consummation of the transactions contemplated hereby, other than obtaining the Required Stockholder Approval. Neither the Company nor its Subsidiaries is in violation of or has violated its Organizational Documents in any material respect. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, subject, to the extent applicable, to receipt of the Required Stockholder Approval. The Board has approved the Merger and the other transactions contemplated hereby pursuant to the Board Approval (a copy of which has been delivered to Biomet and Parent) in accordance with the DGCL and the Company’s Organizational Documents. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in law or equity).

3.3 No Violation. Except for filings under the HSR Act or any other applicable antitrust or foreign competition Laws, neither the execution and delivery of this Agreement nor the performance by the Company of the transactions contemplated hereby will (a) conflict with, violate or constitute a default under the Organizational Documents of the Company or its Subsidiaries, (b) conflict with, violate, breach, result in a default (with or without notice or lapse of time or both) under or modification of rights, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any Material Contract, or (c) conflict with or violate in any material respect any Laws applicable to the Company or its Subsidiaries or by which any of their respective assets is bound.

3.4 Subsidiaries. The Company has no Subsidiaries and holds no Investments of any other Person or any contractual right to acquire the same of any other Person. The authorized, issued and outstanding Equity Securities of each Subsidiary are set forth on Schedule 3.4. All outstanding Equity Securities of each Subsidiary (a) have been duly authorized and validly issued, (b) if applicable, are fully paid and nonassessable, and (c) were not issued in violation of any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. The Company is the record and beneficial holder of all of the Equity Securities of the Subsidiaries, free and clear of any Liens thereto (other than any Liens that will be released upon the Closing), and any calls, subscriptions or similar contractual rights relating thereto.

3.5 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists entirely of: (a) 280,000,000 shares of Common Stock, of which 151,503,087 shares are issued and outstanding; (b) 46,000,000 shares of Series A Preferred, of which 42,125,838 shares are issued and outstanding; (c) 7,926,798 shares of Series B Preferred, of which 7,679,230 shares are issued and outstanding; and (d) 19,253,911 shares of Series C Preferred, of which 18,050,542 shares are issued and outstanding, in each case owned of record by the Persons and in the amounts set forth on Schedule 3.5. As of the date of this Agreement, (i) 28,392,097 shares of Common Stock are issuable upon the exercise of outstanding Stock Options; (ii) 10,324,686 shares of Common Stock are issuable upon the exercise of the Common Warrants; (iii) 246,833 shares of Series B Preferred are issuable upon the exercise of the Series B Preferred Warrants; and (iv) 1,203,369 shares of Series C Preferred are issuable upon the exercise of the Series C Preferred Warrants. As of the date of this Agreement, the Warrants are held by the Persons and in the amounts and with the exercise prices set forth on Schedule 3.5. As of the date of this Agreement, there are outstanding Stock Options exercisable for an aggregate of 28,392,097 shares of Common Stock, and, at Closing, the per share exercise price for all such Stock Options shall exceed the Common Consideration per Share. As of the date of this Agreement, the Equity Securities set forth in this Section 3.5 constitute all issued and outstanding Equity Securities of the Company. All outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable and (iii) were issued in compliance with all applicable securities Laws and were not issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for the Terminating Agreements, as of the date of this Agreement, there are no voting trusts or other agreements to which the Company or, to the Knowledge of the Company, any Stockholder is a party with respect to the voting of Company Capital Stock. Set forth on Schedule 3.5 is a list of Carveout Plan Participants and the Participating Units held by each of them as of the date of this Agreement. The Company is not a party to any Contract which includes any future obligation of the Company (including contingent obligations) to issue any Equity Securities to any Person after the date of this Agreement.

(b) As of the Closing Date, (i) the Stockholders and Warrant Holders set forth on the Payment Allocation Schedule will be the record holders of all of the outstanding Company Capital Stock, In-the-Money Common Warrants and the Series C Preferred Warrants in the respective amounts set forth in the Payment Allocation Schedule, (ii) the Carveout Plan Participants set forth on the Payment Allocation Schedule will be the holders of all of outstanding Participating Units in the respective amounts set forth in the Payment Allocation Schedule, (iii) the Certificate and Warrant numbers set forth in the Payment Allocation Schedule will be accurate and complete, and (iv) the Payment Allocation Schedule will accurately state the portion of the Estimated Merger Consideration payable to each such Securities Holder at the Effective Time. As of the Effective Time, each outstanding Stock Option and each outstanding Warrant shall be automatically terminated by virtue of the Merger without the requirement for any further action by the Company, the Option Holders, the Warrant Holders or any other Person, and each Option Holder and Warrant Holder shall cease to have any rights with respect thereto, except as expressly set forth herein.

(c) The Escrow Agreement accurately sets forth the portion of the Escrow Fund payable to each Securities Holder of a disbursement from Escrow Fund to the Securities Holders.

3.6 Financial Statements. Attached hereto as Schedule 3.6 are correct and complete copies of: (a) the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2012 (the “Latest Audited Balance Sheet”), and the related audited consolidated statements of operations and comprehensive income (loss), redeemable preferred stock and stockholders’ deficit and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2012, together with the notes thereto and the reports thereon of Ernst & Young, LLP, independent public accountants (collectively, the

“Audited Financial Statements”); and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2013 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the eight (8) month fiscal period then ended (collectively, the “Interim Financial Statements”). The Audited Financial Statements and the Interim Financial Statements are herein collectively referred to as the “Financial Statements.” The Financial Statements were prepared on the basis of and in accordance with the books and records of the Company and its Subsidiaries kept in the ordinary course of business (which books and records are accurate and complete in all material respects) in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and fairly present in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of the dates and periods indicated therein, except in the case of the Interim Financial Statements for the absence of footnote disclosure and normal year-end adjustments, none of which is expected to be material, individually or in the aggregate.

3.7 Taxes.

(a) The Company and each Subsidiary have timely filed, or have timely filed for extensions to file, all income and other material Tax Returns required to be filed thereby through the date hereof. Such Tax Returns are true, correct and complete in all material respects and the Company and each Subsidiary have timely paid and discharged all Taxes whether or not shown as due on such Tax Returns; provided, however that no representation is hereby made with respect to the existence or amount of net operating loss carryforwards. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. The Company and each Subsidiary have withheld, collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected.

(b) Neither the Company nor any Subsidiary is or was a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of U.S. state, local, or non-U.S. Law) (other than any such group of which the Company is the common parent) filing a consolidated federal Income Tax return nor does the Company or any Subsidiary have any liability for the Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law.

(c) No action, suit, proceeding or audit or any written notice of inquiry of any of the foregoing is pending against the Company or its Subsidiaries regarding Taxes, and no action, suit, proceeding or audit has been threatened in writing against or with respect to the Company or its Subsidiaries regarding Taxes.

(d) The Company and its Subsidiaries have established reserves in accordance with GAAP that are adequate for the payments of all Taxes not yet due and payable or that are being contested in good faith. Since the date of the Latest Balance Sheet, none of the Company or any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business or related to the transactions contemplated by this Agreement.

(e) The Company has delivered or made available to the Parent correct and complete copies of all income and other material Tax Returns required to be filed by each of the Company and its Subsidiaries for which the statute of limitations has not expired, and all Taxing Authorities’ reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation received by the Company or any Subsidiary relating to Taxes or Tax Returns of each of the Company and its Subsidiaries relating to any period for which the statute of limitations has not expired.

(f) None of the Company or its Subsidiaries (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(g) No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(h) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(i) There are no Liens, other than Permitted Liens, for Taxes upon the assets of the Company or its Subsidiaries.

(j) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Time under Section 481(c) of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. law) made prior to the Effective Time; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. law) entered into prior to the Effective Time; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. law) recognized or created prior to the Effective Time; (iv) installment sale made prior to the Effective Time; (v) prepaid amount received prior to the Effective Time; or (vi) election under Section 108(i) of the Code made prior to the Effective Time.

(k) Since January 1, 2009, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(l) None of the Company or its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Securities Holders is a U.S. Person.

(m) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(n) None of the Company or any of its Subsidiaries is a party to any Employee Plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Law).

(o) Schedule 3.7 correctly lists the U.S. federal income tax classification of the Company and each Subsidiary thereof.

3.8 Material Contracts. Except for the Employee Plans, neither the Company nor any Subsidiary is a party to or bound by any Contract of a type described below (such Contracts that are required to be listed on Schedule 3.8, each Lease listed in Schedule 3.9(b) and each of the NuVasive Settlement Agreement, the Cappuccino Agreements, the Ohio Spine Network Settlement Agreement and the Backbone Settlement Agreement, are herein referred to as the “Material Contracts”):

(a) any consulting agreement or employment agreement that provides for annual compensation exceeding $100,000 per year or pursuant to which the Company has made payments exceeding $100,000 during the twelve (12) month period ending September 30, 2013 that cannot be terminated by the Company or such Subsidiary without penalty (including severance payment), and any collective bargaining arrangement with any labor union or employee organization;

(b) any distributor, dealer or similar Contract under which the Company or its Subsidiaries has paid or has become obligated to pay in excess of $200,000 during calendar year 2013;

(c) any Contract for the acquisition of fixed assets in excess of $100,000 or for capital expenditures in excess of $100,000;

(d) any Contract for the purchase, maintenance or acquisition, or the sale or furnishing of materials, supplies, merchandise, equipment, parts or other property or services by or from the Company or any Subsidiary requiring payments (not including any payments that might be due after renewal of any such Contract) in excess of $100,000 per year, which Contract cannot be terminated by the Company or any Subsidiary (as applicable) without penalty on or less than ninety (90) days notice;

(e) any Contract that restricts the right of the Company or any Subsidiary to engage in any line of business or compete with any Person or otherwise to engage in operations anywhere in the world (including any Contract providing for non-solicitation or employees or other business relations, providing for exclusive or requirements supply terms or for “most favored nation” pricing or other terms);

(f) any Contract entered into within the five (5) years preceding the date of this Agreement relating to (i) the acquisition, control or disposition by the Company of any line of business or substantial portion of the assets of any Person, (ii) the acquisition by the Company of any Equity Securities of another Person or (iii) the issuance of Equity Securities by the Company, excluding agreements for Stock Options and Warrants;

(g) any Contract (i) relating to Indebtedness, or (ii) pursuant to which the Company or any Subsidiary has loaned or advanced money to any Person, other than advances to employees for business expenses incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practices;

(h) any Contract granting any Person a Lien on all or any material portion of the assets of the Company or any Subsidiary, other than Permitted Liens and Liens which will be released at the Closing;

(i) any material Company Intellectual Property Agreement (other than licenses of generally available, non-customized computer software granted to the Company or a Subsidiary with an individual total replacement cost of less than $50,000);

(j) any joint venture or partnership agreement;

(k) any Contract with any (i) Governmental Authority, (ii) Top Customer or (iii) Top Supplier;

(l) any consent order, decree or judgment, settlement or conciliation Contract entered into within the past five (5) years, other than settlement agreements that do not provide for payments that have not been reflected on the Latest Balance Sheet and do not contain material executory obligations on the part of the Company;

(m) any Contract with any Affiliate of the Company (including, for the avoidance of doubt, with any of its Subsidiaries) with respect to the purchase of goods or the performance of services; or

(n) any Contract requiring indemnification by the Company or any of its Subsidiaries of another Person (other than standard indemnification obligations contained within Contracts entered into in the ordinary course of business).

The Company has made available a true and complete copy of each Material Contract. Each Material Contract is in full force and effect, and represents a valid and binding obligation of the Company or one of the Subsidiaries (as applicable) and, to the Company’s actual knowledge, each counterparty thereto, enforceable against the Company or one of its Subsidiaries (as applicable) and, to the Company’s actual knowledge, each counterparty thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in Law or equity). There is no material default or breach of any Material Contract by the Company or any Subsidiary, as applicable, or, to the Company’s actual knowledge, by any other party, and the Company has not received written (or, to the Company’s Knowledge, oral) notice of the foregoing.

3.9 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Schedule 3.9(b) sets forth a list of all real property leased by the Company or any Subsidiary (the “Leased Property”) and a true and complete list of all leases or rental arrangements (individually, a “Lease” and collectively, the “Leases”) for each such Leased Property (including the date and name of the parties to each Lease). The Company has made available a true and complete copy of each Lease (including all extensions, amendments and other modifications thereto). To the Knowledge of the Company, the current uses of and existing structures located on the Leased Property are in material compliance with all applicable zoning and other land use or occupancy requirements, and any covenants, conditions or agreements affecting the Leased Property. To the Company’s Knowledge, no condition exists requiring material repairs, alterations or corrections to any Leased Property

(c) The Leased Property constitutes all real properties leased or occupied by the Company and the Subsidiaries in connection with the operation of the Business.

(d) With respect to the Leased Property:

(i) The Company and the Subsidiaries are in exclusive possession thereof and, to the Company’s Knowledge, of all material licenses or rights required by applicable Law for use and occupancy as are necessary to conduct the Business thereon; and

(ii) Neither the Company nor any Subsidiary has granted any other Person the right to occupy or use any premises that are the subject of the Leases.

3.10 Personal Property. Except with respect to inventory disposed of in the ordinary course of business since the date of the Latest Balance Sheet, the Company and the Subsidiaries have good title to or (in the case of leased personal property) a valid leasehold title to all material items of tangible personal property reflected on the Latest Balance Sheet as owned or leased by the Company and the Subsidiaries or thereafter acquired by the Company or any Subsidiary (the “Business Assets”), free and clear of any Liens other than Permitted Liens and Liens that will be released upon Closing. The tangible Business Assets are in reasonably good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the Company’s industry, in each case giving due account to the age and length of use of same, ordinary wear and tear excepted, and are adequate and suitable for their present uses in the Business, in each case in all material respects.

3.11 Litigation. Since January 1, 2009, there have been no, suits, actions, proceedings, or, to the Company’s Knowledge, investigations or claims pending or, to the Company’s Knowledge, Threatened, by or against the Company or any of the Subsidiaries or their respective assets. Since January 1, 2009, neither the Company nor any Subsidiary been subject to any judgment, order or decree of any court or other Governmental Authority. Schedule 3.11 sets forth a description of all outstanding obligations of the Company to make cash payments pursuant to the NuVasive Settlement Agreement, the Cappuccino Agreements, the Backbone Settlement Agreement or the Ohio Spine Network Settlement Agreement.

3.12 Compliance with Applicable Laws.

(a) At all times since January 1, 2009, the Company and its Subsidiaries have complied in all material respects with all Laws applicable to the Company and any Subsidiary. Since January 1, 2009, neither the Company nor any Subsidiary has received written (or, to the Company’s Knowledge, oral) notice of any alleged or actual violation of any applicable Law.

(b) Since January 1, 2009, none of the Company, any Subsidiary or any of their respective officers, or directors, or to the Company’s Knowledge any of their respective employees or independent contractors, have violated: (i) the civil False Claims Act found at 31 U.S.C. §§3729 et seq; (ii) the criminal False Claims Act found at 42 U.S.C. 1302a-7b(a); (iii) the Civil Monetary Penalties Law found at 42 U.S.C. §1320a-7a; (iv) the federal anti-kickback statute found at 42 U.S.C. §1320a-7b(b), the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, or any other anti-bribery or analogous state, local or foreign fraud and abuse Law; (v) the federal prohibitions on physician self-referrals found at 42 U.S.C. §1395nn, and analogous state self-referral prohibitions; (vi) any of the provisions of 42 U.S.C. §1320a-7, which are, as applicable, cause for mandatory or permissive exclusion from Medicare, Medicaid, or any other State health care program or Federal health care program as defined in 42 U.S.C. § 1320a-7b(f); or (vii) any other federal or state Law or regulation of general applicability to health care fraud, governing or regulating the management of health care providers, or regulating medical billing or reimbursement, including all applicable Medicare and Medicaid statutes and regulations, or any analogous Law of any other Governmental Authority.

(c) None of the Company, any Subsidiary or any of their respective officers or directors, or the Company’s Knowledge any of their respective employees, equityholders, agents, or other Persons associated with or acting on behalf of the Company or any of its Subsidiaries, is subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”), or has ever made any sales to or engaged in business activities with or for the benefit of, or will not use any amounts payable hereunder for the purposes of financing the activities of, any Persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons.”

(d) Since January 1, 2009, none of the Company, any Subsidiary or any of their respective officers or directors (in their capacity as such), or to the Company’s Knowledge any of their respective employees, have been convicted of a Medicare, Medicaid or state health program related criminal offense or a violation of federal or state Law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Company, any Subsidiary or any of their respective officers or directors, or to the Company’s Knowledge any of their respective employees, are currently charged with or, to the Company’s Knowledge, are currently being investigated for a Medicare, Medicaid or state health program related criminal offense or a violation of federal or state Law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. In the past five (5) years, none of the Company, any Subsidiary or any of their respective officers or directors, or to the Company’s Knowledge any of their respective employees, have been debarred, excluded or suspended from participation in Medicare, Medicaid or any other state health care program or any Federal health care program as defined in 42 U.S.C. § 1320a-7b(f). The Company and each of its Subsidiaries have in place reasonable policies and procedures designed to ensure that officers, directors, shareholders, employees and contractors, are not excluded, suspended or debarred.

(e) Since January 1, 2009, the Company and its Subsidiaries were in compliance in all material respects with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-99 (“HIPAA”) and any comparable state Laws applicable to the Business. In the past five (5) years, neither the Company nor any Subsidiary has received any written communication from any Governmental Authority that alleges that the Company or any Subsidiary is not in compliance with the applicable privacy, security, transaction standards, breach notification and other provisions and requirements of HIPAA or any comparable state Laws.

(f) Since January 1, 2011, to the Company’s Knowledge, the Company and its Subsidiaries have not received any written complaints, or notices of inquiry or investigation, from any Person, patient, client or customer regarding its or any of its agents, employees or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health information or other medical or personal information.

(g) The Company and its Subsidiaries have policies, procedures and systems in place designed to ensure the reasonable privacy and security of all business, proprietary, individually identifiable, personal, and medical and any other private information, in compliance in all material respects with federal and state Law. In addition, the Company and its Subsidiaries have commercially reasonable and customary policies, procedures and systems in place reasonably designed to prevent improper use or disclosure of, or access to, all business, proprietary, individually identifiable, personal, medical and any other private information. To the Company’s Knowledge, no breach has occurred with respect to any unsecured protected health information maintained by or for the Company or any of its Subsidiaries that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408(b), and, to the Company’s Knowledge, no information security or privacy breach event has occurred that would require notification under any comparable state Laws, except where such failures to be in compliance would not, individually or in the aggregate, reasonably be expected to be material.

(h) The Company and its Subsidiaries have conducted the Business in material compliance with the applicable HIPAA regulations governing electronic transactions (45 C.F.R. Parts 160 and 162, Subparts I through R) and unique identifiers (45 Parts 160 and 162, Subparts D and F).

(i) Since January 1, 2009, none of the Company, any Subsidiary or their respective directors or officers, nor to the Company’s Knowledge any other Person employed by or engaged by the Company or any Subsidiary, has offered, made or received on behalf of the Company, any Subsidiary any illegal payment or contribution of any kind, directly or indirectly, including bribes, payments, gifts or gratuities, to any Person (including any United States or foreign national or state or local government official, employee or agent or candidate therefor). Since January 1, 2009, there have been no false or fictitious entries made in the books or records of the Company or any Subsidiary relating to any payment prohibited by applicable Law, and the Company and its Subsidiaries have not established or maintained any fund for use in making any such payments.

(j) Neither the Company nor any Subsidiary is subject to a “deferred prosecution agreement”, a “corporate integrity agreement”, “certification of compliance agreement” or similar government-mandated consent agreement or compliance program with the U.S. Department of Justice, the Office of Inspector General of the U.S. Department of Health and Human Services or other Governmental Authority, nor has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority.

3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a list of all (i) trademark and service mark registrations and pending registration applications, and Internet domain name registrations, (ii) material unregistered trademarks and service marks, (iii) patents and pending patent applications, and (iv) copyright registrations and pending registration applications, in each case, which are owned by the Company or a Subsidiary (“Listed IP”), including, to the extent applicable, the registration or application number for each item and the jurisdiction in which the item has been registered or applied for. All renewal and maintenance filings and fees in respect of the Listed IP that are due prior to the Closing Date (if applicable) have been made or paid, or will have been made or paid by the Closing Date, and all registrations therefor are, to the Knowledge of the Company, valid and enforceable.

(b) The Company or its applicable Subsidiary owns, or has the right to use pursuant to a Company Intellectual Property Agreement, all Intellectual Property necessary for the operation of the Business (“Company Intellectual Property”), and all Company Intellectual Property will, immediately subsequent to the Closing Date, continue to be owned and/or used by the Company or the Subsidiary on terms which are substantially the same in all material respects as those pursuant to which the Company or Subsidiary, immediately prior to the Closing Date, owns and/or has the right to use such item.

(c) Except for Intellectual Property which is, in whole or in part, owned by third parties and subject to a Company Intellectual Property Agreement or in the public domain, the Company or one of its Subsidiaries is the sole and exclusive owner, with all right, title and interest in and to the Company Intellectual Property, free and clear of any Liens other than Permitted Liens and Liens that will be released upon Closing. All Company Intellectual Property wholly owned by the Company or any of its Subsidiaries is herein referred to as “Company Owned Intellectual Property.”

(d) Each Company Intellectual Property Agreement is in full force and effect and there is no material default or breach thereunder by the Company or any Subsidiary, as applicable, or, to the Company’s Knowledge, any other party; provided, however, that with respect to the enforceability of any such Company Intellectual Property Agreement, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in law or equity).

(e) (i) To the Company’s Knowledge, the Company and the Subsidiaries have not infringed, misappropriated, diluted or otherwise violated at any time since January 1, 2009 and are not now infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any third parties; (ii) there is no claim pending or, to the Company’s Knowledge, Threatened against the Company or any Subsidiary alleging that the Company or such Subsidiary has engaged in infringement, misappropriation, dilution or other violation by the Company or any Subsidiary of the Intellectual Property of any third parties; and (iii) to the Company’s Knowledge, no third party is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property, and no claim against a third party with respect to the alleged infringement, misappropriation, dilution or other violation of any Company Owned Intellectual Property is currently pending or, to the Company’s Knowledge, Threatened.

(f) The Company and its Subsidiaries have taken commercially reasonable actions to maintain the confidentiality of their trade secrets and material confidential information.

(g) The Company and its Subsidiaries maintain commercially reasonable data recovery, security, disaster recovery, and business continuity plans, procedures and facilities as reasonably needed for the conduct of the Business. In the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

3.14 Governmental Approvals and Filings. Except as required by the HSR Act and any other applicable antitrust or foreign competition Law, no material Consent with, or notice to, any Governmental Authority is required to be obtained or delivered by the Company in connection with the execution, delivery and performance of this Agreement by the Company.

3.15 Absence of Certain Changes. Since the date of the Latest Audited Balance Sheet, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect. Since the date of the Latest Audited Balance Sheet, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, with respect to the Company or any Subsidiary, since the Latest Audited Balance Sheet, there has not been any:

(a) incident of damage, destruction or loss of any property owned by the Company or any Subsidiary, whether or not covered by insurance, having a replacement cost or fair market value in excess of $250,000;

(b) voluntary or involuntary sale, transfer, license, surrender, abandonment, waiver, release or other disposition of any kind by the Company or any Subsidiary of any material right, power, claim or debt under any Material Contract, or of any asset or property (in each case having a replacement cost or fair market value in excess of $250,000 in the aggregate), except for dispositions of inventory in the ordinary course of business consistent with past practices;

(c) loan or advance by the Company or any Subsidiary to any Person, other than advances to employees for business expenses incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practices;

(d) declaration, setting aside, or payment of any dividend or other distribution in respect of the Equity Securities or any direct or indirect redemption, purchase, or other acquisition of Equity Securities, or the payment of principal or interest to any Affiliate of the Company with respect to any Indebtedness;

(e) incurrence by the Company or any Subsidiary of any Indebtedness or any issuance by the Company or any Subsidiary of any Equity Securities, other than Stock Options issued under the Stock Option Plan;

(f) change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by the Company or any Subsidiary, except as required by applicable Law or GAAP;

(g) capital expenditures or commitments therefor by the Company or any Subsidiary in excess of $100,000;

(h) entry into or consummation of any transaction involving the acquisition of substantially all of the assets of any business line of any Person, other than purchases of inventory in the ordinary course of business consistent with past practices;

(i) adoption, amendment or termination of any Employee Plan or increase in the benefits provided under any Employee Plan, or payment of any bonus, severance, incentive or profit sharing payments, in each case except in the ordinary course of business consistent with past practices or as required by applicable Law, the Employee Plan or any Contract, or as required to maintain tax qualified status or as necessary to avoid the creation of any liability under Section 409A of the Code; or

(j) material increase in the base salary or bonus opportunity of any employee of the Company or any Subsidiary who, either before or after such material increase, has annual compensation in excess of $100,000, except for increases in salary or hourly wage rates in the ordinary course of business consistent with past practice or as expressly required pursuant to any Employee Plan or Contract.

3.16 Insurance Policies. Schedule 3.16 lists all insurance policies, including general liability policies, product liability, comprehensive general liability and umbrella insurance policies, if any, maintained as of the date of this Agreement by the Company and the Subsidiaries or on behalf of or with respect to the employees and service providers of the Company or any Subsidiary (the “Insurance Policies”), together with descriptions of “self-insurance” programs. All Insurance Policies are in full force and effect. Schedule 3.16 sets forth a description of all pending material claims and all material claims during the preceding 12 month period, in each case submitted by or on behalf of the Company or any Subsidiary pursuant to the Insurance Policies. Neither the Company nor any Subsidiary has received written (or, to the Company’s Knowledge, oral) notice under any Insurance Policy denying or disputing any pending claim (or coverage with respect thereto) made by the Company or any Subsidiary or regarding the termination or cancellation of any Insurance Policy currently in effect.

3.17 Licenses and Permits. The Company and each Subsidiary possess all material Licenses and Permits necessary for the conduct of the Business, all of which are listed on Schedule 3.17, and neither the Company nor any Subsidiary is in violation of, or has violated, since January 1, 2011, in any material respect, the terms or conditions of any such Licenses and Permits, or has received written (or, to the Company’s Knowledge, oral) notice of any actual or alleged violation of such Licenses and Permits or alleging the failure to hold or obtain any such Licenses and Permits. Neither the Company nor any Subsidiary has received written (or, to the Company’s Knowledge, oral) notice that any of such Licenses and Permits will not be renewed, and there are no proceedings pending or, to the Company’s Knowledge, Threatened to revoke or withdraw any such Licenses and Permits.

3.18 Employee Benefit Plans.

(a) Schedule 3.18(a) sets forth a list of each Employee Plan (the “Employee Plans”). For purposes of this Agreement, “Employee Plan” means: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit plan, top hat plan, qualified defined contribution or defined benefit arrangement; and (iii) each bonus or incentive, stock option, equity incentive, restricted stock, stock bonus, vacation pay, service award, moving expense, deferred compensation, salary reduction, severance, change-of-control or employment plan, program, policy or Contract which is sponsored or maintained by, or otherwise contributed to by, the Company or the Subsidiaries or with respect to which the Company or any Subsidiary has any liability.

(b) The Company has made available to Parent (to the extent applicable): (i) a complete copy of each written Employee Plan as in effect on the date hereof and summaries of the material terms of each unwritten Employee Plan; (ii) a copy of each trust agreement or other funding vehicle with respect to each such plan; (iii) a copy of the most recently received determination letter, or opinion letter, as applicable, with respect to each such plan that is intended to be qualified under Section 401(a) of the Code; and (iv) a copy of the most recent Form 5500 Annual Report for such plan (including attached schedules and audit report, as applicable).

(c) Each Employee Plan has been operated and administered, funded and maintained, in form and operation, in all material respects in compliance with its terms (except as otherwise required by Law), and in all material respects in compliance with all applicable requirements of ERISA, the Code and applicable Law, and with respect to each Employee Plan, to the Company’s Knowledge, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code.

(d) None of the Company or any of the Subsidiaries has or could be reasonably expected to have any liability, whether direct or contingent, with respect to any employee benefit plan, which (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (ii) is subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA. No Employee Plan or other Contract requires the Company or any Subsidiary to provide for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state law).

(e) All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Employee Plan. Except as taken into account in determining Closing Date Net Working Capital, no unfunded liability exists with respect to any Employee Plan.

(f) Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, each Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that such Employee Plan meets the requirements of Section 401(a) of the Code and no events have occurred that could adversely affect such qualified status.

(g) Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, there do not exist any pending or, to the Company’s Knowledge, Threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Plan.

(h) The consummation of the transactions contemplated by this Agreement, whether alone or in combination with any other event, will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Employee Plan.

(i) Each Employee Plan or other Contract that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has been maintained and operated in compliance with Section 409A of the Code and the applicable guidance thereunder, and (ii) neither the Company nor any Subsidiary has any obligation to gross-up or indemnify any individual with respect to any tax imposed under Section 409A(a)(1)(B) of the Code.

3.19 Environmental Matters.

(a) Since January 1, 2009, (i) the Company and the Subsidiaries have complied and are currently in compliance in all material respects with the provisions of all applicable Environmental Laws (which compliance has included obtaining and complying at all times with Licenses and Permits required under Environmental Laws), (ii) neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to any Hazardous Substances, or owned or operated any property or facility (including any real property owned, used or leased by the Company or any Subsidiary) that is or has been contaminated by any Hazardous Substance, so as to give rise to any material liabilities or obligations pursuant to any Environmental Laws, (iii) neither the Company nor any Subsidiary has received any written (or, to the Company’s Knowledge, oral) notice, report or other information regarding any actual or alleged material violation of, or any material liability under Environmental Laws relating to them, any of their facilities, or the Business, (iv) neither this Agreement nor the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” or any other Environmental Laws, (v) neither the Company nor any Subsidiary, nor any of their predecessors or Affiliates, has manufactured, sold, marketed, installed or distributed products or items containing asbestos, silica or other Hazardous Substances and none of the foregoing Persons have any material liability with respect to the presence or alleged presence of asbestos, silica or other Hazardous Substances in any product or item or at or upon any property or facility, and (vi) neither the Company nor any Subsidiary has assumed, provided an indemnity with respect to or otherwise become subject to liabilities relating to Hazardous Substances or Environmental Laws of any Person.

(b) The Company has made available to Parent copies of all environmental audits, assessments and reports and all other material environmental documents relating to the past or current operations, real properties or facilities of the Business or the Company and any Subsidiary which are in its possession or control.

3.20 Labor Matters.

(a) The Company and the Subsidiaries and their respective officers and employees have complied and are in compliance in all material respects, with all collective bargaining agreements and other Contracts with labor or employee organizations and all applicable Laws respecting employment or labor, fair employment practices and equal opportunity, nondiscrimination, collective bargaining, terms and conditions of employment, workers’ compensation, worker classifications, occupational safety, plant closings and wages and hours. In the past three (3) years, neither the Company nor any Subsidiary has experienced any material work stoppage, slowdown, labor dispute, allegation, charge, grievance or complaint of unfair labor practice filed with any Governmental Authority; nor, to the Company’s Knowledge, has any such action been Threatened against the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other Contracts with labor or employee organizations and, to the Company’s Knowledge, there is no organizational or decertification effort presently being made or Threatened on behalf of any labor union with respect to the employees of the Company or any of its Subsidiaries.

(b) All of the Company’s and its Subsidiaries’ current employees have executed and delivered to the Company a Confidentiality and Inventions Assignment Agreement in one of the forms attached hereto as Exhibit E or in a form substantially similar to such forms in all material respects. All of the Company’s and its Subsidiaries former employees that were (i) officers or executive of the Company or its Subsidiaries at any time on or after January 1, 2009, or (ii) were involved in the creation of Company Intellectual Property and employed by the Company or its Subsidiaries at any time on or after January 1, 2009, have executed and delivered to the Company a Confidentiality and Inventions Assignment Agreement in one of the forms attached hereto as Exhibit E or in a form substantially similar to such forms in all material respects.

3.21 Federal Healthcare Program and Third Party Payor Liability. Neither the Company nor any of its Subsidiaries has submitted or caused to be submitted to any Federal health care program, or any other third-party payor, any false or fraudulent claim for payment, nor has the Company or any of its Subsidiaries at any time since January 1, 2009 violated in any material respect any applicable condition for participation, or any rule, regulation, policy or standard of, any Federal health care program or third party payor provider agreement. To the Company’s Knowledge, since January 1, 2009 there have been no claims or requests for recoupment or reimbursement by any Governmental Authority (or its carrier or contractor), or any other third party payor, or individual payor, other than in the ordinary course of business, and the Company has maintained in all material respects all records required to be maintained pursuant to the foregoing. Neither the Company nor any Subsidiary is the subject of any current, or to the Company’s Knowledge, Threatened, federal, state, local governmental or private program or payor civil or criminal inquiries, audits or investigations related to their respective compliance with applicable Laws. Neither the Company nor any Subsidiary is currently the subject of, or in receipt of a request for documents for, any action seeking any Medicare or Medicaid recoupments or recoupments of any third-party payor, other than in the ordinary course of business.

3.22 FDA Regulatory Compliance.

(a) Since January 1, 2009, the Company and its Subsidiaries have complied in all material respects with all applicable provisions of the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. § 301 et. seq., as amended from time to time, and all applicable regulations promulgated thereunder by the FDA (collectively, “FDA Law and Regulation”), and analogous provisions of foreign Law governing the conduct of the Business.

(b) In the past five (5) years, neither the Company nor any Subsidiary nor to the Company’s Knowledge, any manufacturer of the Company’s products has received any written (or, to the Company’s Knowledge, oral) notice or communication from the FDA alleging noncompliance with any applicable FDA Law and Regulation, or any notice from any other Governmental Authority with respect to analogous provision of foreign Law governing the regulation of the Company’s products or the Business. The Company and its Subsidiaries are not now subject (and have not been subject at any time during the previous five (5) years) to any civil, criminal or administrative action, suit, claim, complaint, hearing, demand letter, warning letter, untitled letter, proceeding, inspection, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement, regulatory or administrative proceedings by the FDA, and to the Company’s Knowledge, no review or investigation has been Threatened against the Company or any Subsidiary or any of the manufacturers of the Company’s products for failure to comply with any FDA Law and Regulation or analogous provision of foreign Law governing the regulation of the Company’s products or the Business. None of the Company or any Subsidiary or any of their respective officers or directors, or, to the Company’s Knowledge, any of their respective employees, has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a.

(c) The Company and its Subsidiaries have obtained all necessary clearances and authorizations from the FDA and other Governmental Authorities for their current and past Business activities, including the commercial distribution of any products that are regulated by the FDA or other Governmental Authorities. Schedule 3.22(c) sets forth a list of all material regulatory registrations, clearances, and approvals issued under the FD&C Act (“FD&C Permits”) and held by the Company or any of its Subsidiaries. Each such FD&C Permit is in full force and effect and no suspension, revocation, cancellation or withdrawal of such FD&C Permit is pending or Threatened.

(d) Since January 1, 2009, all human clinical trials have been conducted, monitored or organized by the Company and its Subsidiaries in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent and all other applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, 56, 58 and 812, and all other applicable foreign, state and local Laws. None of the Company or any Subsidiary has received any written (or, to the Company’s Knowledge, oral) notice that the FDA or any other Governmental Authority has initiated, or to the Company’s Knowledge, has Threatened to initiate, any action to (i) suspend or terminate any clinical trial conducted by the Company or any Subsidiary, or (ii) suspend or otherwise restrict the performance of clinical research by the Company or any Subsidiary. The Company, the Subsidiaries and, to the Company’s Knowledge, their respective contractors and agents have submitted to the applicable Governmental Authority, including the FDA, and any institutional review board, or accreditation body, all mandated material supplemental applications, notices, and annual or other reports and information, including adverse experience reports required to be submitted by such Person.

(e) Since January 1, 2009, the Company and its Subsidiaries and, to the Company’s Knowledge, their respective contract manufacturers, have been in material compliance with, and each Company product regulated by FDA as a medical device in current commercial distribution is designed, manufactured, assembled, packaged, labeled, stored, and distributed in material compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820.

(f) The Company and its Subsidiaries are in material compliance with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806. To the Company’s Knowledge, there have been no adverse events involving the Company’s or any Subsidiary’s current products or the products the Company or any Subsidiary has under development (in-house or by the manufacturers of the Company’s products) of a type that are required to be reported to the FDA that have not been so reported. Any such adverse events have been specifically disclosed to Biomet and Parent in writing. To the Company’s Knowledge, the Company, its Subsidiaries and the manufacturers of the Company’s products have not received any information or report from the FDA, FDA personnel, or other Governmental Authority indicating that its products are unsafe or that the applicable Governmental Authorities will be unwilling to grant the necessary product approvals.

(g) To the Company’s Knowledge, there are no safety or quality related issues regarding any of the Company’s products that are reasonably likely to result in a correction or removal of such product.

(h) All of the Company’s FDA-regulated products are labeled, promoted, and advertised in material compliance with the scope of their cleared indications and FDA’s premarket notification requirements in 21 C.F.R. Part 807, Subpart A and E, 21 U.S.C. §360(l) or (m) and applicable rules and regulations thereunder.

(i) Each facility of the Company or its Subsidiaries that is required to be registered with the FDA, and each Company product required to be listed with the FDA is so registered or listed with the FDA in material accordance with the regulations set forth in 21 C.F.R. Part 807.

(j) None of the Company, any Subsidiary or, to the Company’s Knowledge, any contract manufacturer of the Company’s FDA-regulated products is (or has been at any time since January 1, 2009) subject to FDA’s Applications Integrity Policy. None of the Company or any Subsidiary or any of their respective directors or officers, or, to the Company’s Knowledge, their respective employees, has made, or caused the making of, any false statements on, or material omissions from, any FD&C Permits, applications, reports or other submissions to the FDA or any other Governmental Authority, or made any false statements on, or material omissions from, any other records or documentation prepared or maintained to comply with the requirements of the FDA or any other Governmental Authority. The Company and its Subsidiaries, and, to the Company’s Knowledge, the manufacturers of the Company’s products, have not made or offered any payments, gratuities, or other things of value that are prohibited by any Law to personnel of the FDA or other Governmental Authorities.

3.23 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.

3.24 Top Customers and Top Suppliers.

(a) Schedule 3.24(a) sets forth a true and complete list of the top 10 customers of the Company and the Subsidiaries with respect to revenues, in each case on a consolidated basis (by revenue for each of the 12-month periods ending December 31, 2011 and December 31, 2012) (the “Top Customers”). Since January 1, 2013, no Top Customer has (i) provided the Company or any Subsidiary with any formal written notice of dispute or (ii) terminated or materially reduced, restricted or suspended, or given written (or, to the Company’s Knowledge, oral) notice of an intent to terminate or materially reduce, restrict or suspend, its relationship with the Company or any Subsidiary.

(b) Schedule 3.24(b) sets forth a true and complete list of the top 10 suppliers of the Company and the Subsidiaries on a consolidated basis (by revenue for each of the 12-month periods ending December 31, 2011 and December 31, 2012) (the “Top Suppliers”). Since January 1, 2013, no

Top Supplier has (i) provided the Company or any Subsidiary with any formal written notice of dispute or (ii) terminated or materially reduced, restricted or suspended, or given written (or, to the Company’s Knowledge, oral) notice of an intent to terminate or materially reduce, restrict or suspend, its relationship with the Company or any Subsidiary.

3.25 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries reflected on the books and records thereof represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the Company’s Knowledge, there are no material disputes or claims for chargeback, deduction, credit or offset with respect to any of the accounts receivable reflected on the Latest Balance Sheet that exceed $250,000 and that have not been reserved for on the Latest Balance Sheet.

3.26 Inventories. The inventories of the Company and its Subsidiaries are of a quality and quantity useable and saleable in the ordinary course of business.

3.27 Product Warranty; Product Liability.

(a) Each product commercially sold, leased, or delivered by the Company or any of its Subsidiaries for end use by a customer, and each service commercially performed for a customer, in connection with the Business has been in material conformity with all applicable contractual commitments and warranties in the Contracts pursuant to which such product or service was sold or performed, and all industry standards applicable to such product or service. Neither the Company nor any Subsidiary has any liability for replacement or repair any such product or service arising out of ownership and operation of the Business, except to the extent reserved for on the Latest Balance Sheet. No product commercially sold, licensed, or delivered for end use by a customer, and no service commercially performed by the Company or any of its Subsidiaries for a customer, in connection with the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable indications for use set forth in Schedule 3.27(a).

(b) (i) To the Knowledge of the Company, there exists no latent defect in the manufacture of any of the products of the Business that have been commercially sold, leased, or delivered by the Company or any of its Subsidiaries for end use by implantation in a patient; (ii) there is no pending or, to the Knowledge of the Company, Threatened action, suit, inquiry, proceeding or investigation by or before any Governmental Authority relating to any product that has been commercially distributed or sold by Company or its Subsidiaries, and is alleged therein to have been defective or improperly designed or manufactured, in breach of any express or implied product warranty; (iii) there exists no pending or, to the Knowledge of the Company, Threatened products liability claims with respect to the commercialized products of the Company and its Subsidiaries, except to the extent to be reserved for on the face of the Latest Balance Sheet; and (iv) there have been no voluntary or involuntary product recalls relating to the commercialized products of the Company and its Subsidiaries at any time during the past three (3) years and, to the Knowledge of the Company, there is no present basis for recalls of any commercialized products of the Company and its Subsidiaries previously sold or under production.

3.28 Affiliate Transactions. To the Company’s actual knowledge, none of the officers, directors, or key employees of the Company or its Subsidiaries, or family members of any of the foregoing: (a) owns, directly or indirectly, any interest in any Person which is a competitor, supplier or customer of the Business, except for the ownership of no more than five percent (5%) of the securities in any publicly traded entity; (b) owns, directly or indirectly, in whole or in part, any material property, asset or right, real, personal or mixed, tangible or intangible which is utilized by or in connection with the

Business; (c) is a customer or supplier of the Business; or (d) directly or indirectly has an interest in or is a party to any Contract with the Company or any Subsidiary pertaining or relating to the Business, except for employment agreements, offer letters or similar agreements, consulting or other personal service agreements, director and officer indemnification agreements, confidentiality and inventions assignment agreements, the provision of benefits made generally available to similarly situated employees or service providers and agreements that relate to such Person’s ownership of the Company’s Equity Securities.

3.29 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of any transactions entered into, or any action or inaction, or any state of facts, other than (a) liabilities set forth on the liabilities side of, or expressly reserved against on, the Latest Balance Sheet, (b) liabilities not required to be disclosed on the Latest Balance Sheet under GAAP, and (c) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability resulting from noncompliance with any applicable Laws, breach of contract, breach of warranty, tort, infringement or other proceeding).

3.30 Bank Accounts. Schedule 3.30 contains a correct and complete list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company and its Subsidiaries has an account, lock box or safe deposit box; (b) the type of each such account; and (c) the names of all Persons authorized to draw thereon or to have access thereto.

3.31 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III, neither the Company nor any Person on behalf of the Company makes any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, or any other information made available to Parent or its Affiliates, and any such other representations or warranties (including any relating to the future or historical financial condition, results or projections of operations, assets or liabilities of the Company or any of its Subsidiaries or any other information made available to Parent or its Affiliates) are hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERGER

SUB, BIOMET AND PARENT

Merger Sub, Biomet and Parent hereby, jointly and severally, represent and warrant to the Company, as of the date hereof and the Closing, as follows:

4.1 Organization and Standing. Merger Sub and Parent are each corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware. Biomet is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana.

4.2 Authorization; Enforceability. The execution, delivery, and performance by each of Merger Sub, Biomet and Parent of this Agreement and the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within their respective corporate powers and (b) have been duly authorized by all necessary corporate action on the part thereof. Each of Merger Sub, Biomet and Parent has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by each of Merger Sub, Biomet and Parent, and the Other Agreements to which they are a party will be duly executed and delivered by each of Merger Sub, Biomet and Parent at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of each of Merger Sub, Biomet and Parent, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

4.3 No Violation. Neither the execution and delivery of this Agreement or the Other Agreements to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby will (a) conflict with, violate or constitute a default under the Organizational Documents of any of Merger Sub, Biomet or Parent, or (b) violate, conflict with, breach, result in a default or modification of rights, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any Contract to which any of Merger Sub, Biomet or Parent is a party, or (c) conflict with or violate any Laws applicable to Merger Sub, Biomet or Parent.

4.4 Litigation. There are no material suits, actions, proceedings, investigations, claims or orders pending, or to Biomet’s, Merger Sub’s or Parent’s knowledge after reasonable inquiry, Threatened, against any of Biomet, Merger Sub or Parent, nor are any of Biomet, Merger Sub or Parent subject to any judgment, order or decree of any court or Governmental Authority, in each case which would seek to prevent or have the effect of restricting any of the transactions contemplated by this Agreement.

4.5 Investment Intent. Parent is acquiring the Equity Securities of the Company for investment for its own account and not with a view to the distribution of any part thereof. The Parent acknowledges that such Equity Securities have not been registered under the securities Laws of any jurisdiction.

4.6 Governmental Approvals and Filings. Except as required by the HSR Act and any other applicable antitrust or foreign competition Laws, no material Consent with, or notice to, any Governmental Authority is required to be obtained or delivered by any of Biomet, Merger Sub or Parent in connection with the execution, delivery and performance of this Agreement by either of Merger Sub, Biomet or Parent.

4.7 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of Merger Sub, Biomet or Parent.

4.8 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement or the Other Agreements, Merger Sub, Biomet and Parent make no representation or warranty, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business. Except as expressly set forth in this Agreement, as expressly set forth on Schedule 5.1 or as otherwise consented to previously in writing by Biomet, Merger Sub or Parent (which consent, other than with respect to Sections 5.1(b), 5.1(c), 5.1(d) and 5.1(e) (and 5.1(g) to the extent it relates to such Sections)) shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the earlier of the termination of this Agreement and the Closing (the “Interim Period”), the Company covenants and agrees (x) to conduct the Company’s and each of its Subsidiaries’ business in the ordinary course of business in a manner consistent with past practices, and (y) to cause the Company and each of its Subsidiaries not to:

(a)   (i) increase any compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its key employees or directors, (ii) enter into any employment, severance, consulting, or other compensation agreement with any employee or director, (iii) make any change in the key management structure, including the hiring of additional officers or the termination of existing officers, (iv) amend or enter into a new Employee Plan, or (v) pay the Accrued Bonuses (as defined below) to the employees of the Company or its Subsidiaries;

(b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any Equity Securities (except upon and in accordance with the exercise of any Stock Option or Warrants outstanding as of the date of this Agreement or upon the conversion of Preferred Stock outstanding as of the date of this Agreement into Common Stock);

(c) amend any of its Organizational Documents;

(d) (i) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets other than in the ordinary course of business or (ii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(e) incur any Indebtedness except in the ordinary course of business consistent with past practices;

(f) (i) commence or settle any litigation, arbitration or proceeding except for any matter involving less than $50,000 in the aggregate (other than pursuant to the NuVasive Settlement Agreement, the Cappuccino Agreements, the Ohio Spine Network Settlement Agreement or the Backbone Settlement Agreement), (ii) implement or adopt any change in its accounting principles, (iii) make or change any material election, adopt or change any accounting method, file or amend any income or other material Tax Return, enter into any closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, or (iv) change its method of accounting for income Tax purposes; or

(g) enter into any Contract, or otherwise become obligated, to do any action prohibited under this Section 5.1.

5.2 Filings; Consents; Etc.

(a) During the Interim Period, the Company shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall give all material notices, make all material required filings with or applications to Governmental

Authorities, and use Reasonable Efforts to obtain all material Consents of all third parties, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated hereby. In addition, the Company agrees to use Reasonable Efforts to cooperate in connection with the foregoing, including using Reasonable Efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (b) cause the conditions set forth in Section 7.1 and Section 7.2 to be satisfied and to consummate the transactions contemplated hereby.

(b) Within three (3) Business Days following the date of this Agreement, the Company shall provide notice of the Merger and the transactions contemplated hereby to all holders of Stock Options and Warrants to the extent necessary to cause all such Stock Options and Warrants to be terminated by virtue of the Merger.

5.3 No Solicitation. During the Interim Period, the Company will not, and will not permit its Subsidiaries or its or their respective directors, officers, employees or representatives to (and will use Reasonable Efforts to prevent the Securities Holders that execute the Required Stockholder Approval), directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposal (as defined herein), (ii) engage in negotiations or discussions concerning, or provide any information to any Person in connection with, any Acquisition Proposal, or (iii) agree to or approve any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (A) merger, consolidation or similar transaction involving the Company or any Subsidiary, (B) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any material assets of the Company or any Subsidiary outside the ordinary course of business, (C) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) Equity Securities of the Company or any Subsidiary (except pursuant to the exercise of outstanding Stock Options or Warrants or the conversion of outstanding Preferred Stock into Common Stock), (D) liquidation, dissolution, or other similar type of transaction with respect to the Company or any Subsidiary, or (E) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the transactions contemplated hereby. The Company will immediately (a) cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and (b) notify Parent in writing in the event that any of the foregoing receives any requests for information or proposals relating to any Acquisition Proposal (including the material terms of any such proposal).

5.4 Updated Disclosures.

(a) During the Interim Period, the Company shall disclose to Parent in writing promptly upon discovery thereof (the “Updated Disclosures”) (a) (in the form of updated Schedules) of any material variances from the representations and warranties contained in Article III, or (b) of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. At any time during the Interim Period, the Company may deliver Updated Disclosures, provided, if such Updated Disclosures (i) are delivered to Parent at least three (3) Business Days prior to the Closing, (ii) were not required to be disclosed to make the representations and warranties in Article III true and correct in all material respects as of the date of this Agreement, and (iii) disclose underlying events that occurred and circumstances that arose exclusively between the date of this Agreement and the Closing (any disclosure meeting the requirements of clauses (i), (ii) and (iii), a “Qualifying Updated Disclosure”), then such Qualifying Updated Disclosure(s) shall amend and supplement the representations and warranties in Article III as of the Closing Date for purposes of indemnification under Article X hereunder but not for purposes of determining whether the conditions set forth in Section 7.2(a) have been satisfied.

(b) During the Interim Period, the Company shall promptly deliver to Parent copies of the monthly consolidated financial statements of the Company and its Subsidiaries as they are finalized, but in no event later than the tenth (10th) Business Day following the last date of such month. For the avoidance of doubt, the Company provides no representations or warranties with respect to such consolidated financial statements.

5.5 Regulatory Filings. The Company shall (a) make any filings required of it or any of its Affiliates under the HSR Act and other antitrust or foreign competition Laws applicable to the transactions contemplated hereby within three (3) Business Days following the date hereof, (b) comply at the earliest reasonable practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”), or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with Biomet, Merger Sub and Parent in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties or their outside counsel; provided, however, that if any such documents relate to another potential transaction the Company may elect to redact those portions) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Authority under any antitrust Laws with respect to any such filing. The Company shall use its Reasonable Efforts (i) to furnish to Biomet, Merger Sub and Parent all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement and (ii) to promptly obtain any clearance required under the HSR Act and any other antitrust or foreign competition Laws for the consummation of the transactions contemplated by this Agreement and shall promptly inform Biomet and Parent of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings. The Company shall promptly inform Biomet and Parent of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction.

5.6 Reasonable Access. During the Interim Period, and subject to applicable Law, the Company shall give Parent and its representatives, upon reasonable advance notice, reasonable access, during normal business hours, to the assets, properties, books, records, agreements and senior management of the Company and the Subsidiaries, and the Company shall permit Parent to make such inspections as Parent may reasonably require.

5.7 Stockholder Approval. Immediately following the execution and delivery of this Agreement, the Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the DGCL, solicit the written consents of the Stockholders necessary to constitute the Required Stockholder Approval and shall deliver evidence thereof to Parent.

ARTICLE VI

COVENANTS OF THE MERGER SUB AND PARENT

6.1 Filings; Consents; Etc. During the Interim Period, each of Biomet, Merger Sub and Parent shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Biomet, Merger Sub and Parent shall give all notices, make all material required filings with or applications to Governmental Authorities, and use Reasonable Efforts to

obtain all material Consents of all third parties, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated hereby. In addition, each of Biomet, Merger Sub and Parent agrees to use Reasonable Efforts to cooperate with the Company in connection with the foregoing, including using Reasonable Efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (b) to cause the conditions set forth in Section 7.1 and Section 7.3 to be satisfied and to consummate the transactions contemplated herein. Notwithstanding the foregoing, (a) except as otherwise provided in this Agreement including as provided in Section 12.6(c), in no event shall the provisions of this Section 6.1 require Biomet, Parent or Merger Sub to expend any funds (other than de minimis amounts) in, or otherwise in connection with, the giving of notices, the making of filings with or applications to Governmental Authorities or the obtaining of material Consents and (b) all of the provisions of this Section 6.1 shall be subject to the proviso contained in Section 6.2.

6.2 Regulatory Filings. Biomet, Merger Sub and Parent shall (a) make any filings required by any of Biomet, Merger Sub, Parent or their respective Affiliates under the HSR Act and other antitrust or foreign competition Laws applicable to the transactions contemplated hereby either prior to the date of this Agreement or within three (3) Business Days following the date hereof, (b) comply at the earliest practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by Biomet, Merger Sub or Parent from the FTC, or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Company in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties or their outside counsel prior to filing; provided, however, that if any such documents relate to another potential transaction the filing Parties may elect to redact those portions) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Authority under any antitrust Laws with respect to any such filing or any such transaction. Each of Biomet, Merger Sub and Parent shall use their respective Reasonable Efforts (i) to furnish to the Company all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement and (ii) to promptly obtain any clearance required under the HSR Act and any other antitrust or foreign competition Laws for the consummation of the transactions contemplated by this Agreement and shall promptly inform Company of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings; provided, that notwithstanding anything in this Agreement to the contrary, neither Biomet nor Parent nor Merger Sub nor any of their Affiliates shall be required to bring any proceeding against any Person or accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Authority, any requirement to divest or hold separate or in trust (or the imposition of any other material condition or restriction with respect to) any of the respective businesses or assets of Biomet, Parent, Merger Sub or any of their Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries).

6.3 Post-Closing Access to Books and Records. From and after the Closing until the second anniversary of the Closing, to the extent permitted by Law or contractual obligation and subject to keeping intact any privilege relating to such information and the confidentiality obligations set forth in Section 12.18 herein, Parent shall cause the Surviving Corporation and its Subsidiaries to, provide the Securities Holders Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours upon reasonable advance notice to Biomet and Parent, to the books and records of the Company and its Subsidiaries solely with respect to periods prior to and including the Closing Date in connection with any reasonable business justification previously disclosed to the Surviving Corporation whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. For purposes of clarity, in no event shall the foregoing be deemed to limit the Parties’ obligations set forth in Section 9.1(e) or Parent’s obligations in Section 12.1(e) of this Agreement.

6.4 401(k) Plan. Prior to the Closing Date, the Company shall adopt written board resolutions effective no later than the day immediately precedingthe Closing Date (and take any other necessary and appropriate action) to: (a) fully vest all participants in The Lanx, Inc. 401(k) Plan, as amended (the “401(k) Plan”) in their accounts under the 401(k) Plan; and (b) terminate the 401(k) Plan.

6.5 Employee Matters.

(a) To the extent applicable, Biomet shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation and any of its or their Subsidiaries, as applicable) to cause any employee benefit plans (collectively, the “Parent Plans”) covering any of the individuals who are employed by the Surviving Corporation immediately prior to the Effective and who remain in the employment of the Surviving Corporation following the Effective Time (the “Continuing Employees”) to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company and its Subsidiaries under Employee Plans) for all purposes of vesting, eligibility and benefit entitlement, except to the extent such service credit would result in a duplication of benefits for the same period. Biomet shall cause each Parent Plan to waive pre-existing condition limitations to the extent waived or not applicable under the analogous Employee Plan, and Biomet shall cause the Continuing Employees to be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximum as though such amounts had been paid in accordance with the terms and conditions of a Parent Plan.

(b) Within five (5) Business Days following the Closing Date, the Biomet Payors shall pay, by wire transfer of immediately available funds, to the Surviving Corporation the aggregate amount necessary to pay the accrued bonus amounts set forth on Schedule 6.5(b) to the employees set forth on Schedule 6.5(b) (the “Accrued Bonuses”). Such amounts shall be paid by the Surviving Corporation to the respective employees no later than the first regularly scheduled payroll following the Closing and shall be reduced by any income or employment Tax withholding required under the Code.

(c) Notwithstanding the foregoing, no provision of this Agreement shall create any right in any employee to continued employment by Biomet, Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof, or preclude the ability of Biomet, Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof to terminate the employment of any employee for any reason. This Section 6.5(c) shall be binding upon and shall inure solely to the benefit of each of the Parties, and nothing in this Section 6.5(c), express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.5(c) or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of Biomet, Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof.

6.6 D&O Tail.

(a) Prior to the Closing, the Company shall obtain and fully pay the premium for a non-cancellable extended reporting period endorsement to the Company’s existing directors’ and officers’ liability insurance policy to be effective for a period of at least six (6) years beginning on the Effective Time (the “D&O Tail”).

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, (i) the indemnification provisions in the Organizational Documents of the Surviving Corporation whereby the Surviving Corporation is obligated to indemnify those Persons who are the directors and officers of the Company as of immediately prior to the Effective Time (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time shall not be amended, modified, or waived, except (x) where such amendment, modification or waiver does not materially and adversely affect the D&O Indemnified Persons or does not disproportionately affect the D&O Indemnified Persons relative to the other directors and officers of the Surviving Corporation that are not D&O Indemnified Persons, or (y) is required under applicable Law, and (ii) the Surviving Corporation shall not take any action that is intended to retroactively invalidate or negate the indemnification provisions in the Organizational Documents of the Company that are in effect as of immediately prior to the Effective Time.

(c) The provisions of this Section 6.6 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. This Section 6.6 may not be amended, altered or repealed without the prior written consent of the affected D&O Indemnified Person.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

7.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of the affected Party:

(a) No Legal Prohibition. No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or other Governmental Authority that would prohibit the consummation by such Party of the transactions contemplated hereby.

(b) No Injunction. No Party shall be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or other Governmental Authority of competent jurisdiction, and there shall not be any pending litigation by or before any court or other Governmental Authority that would restrain, enjoin, or otherwise prohibit any Party, from consummating the transactions contemplated hereby.

(c) Antitrust Statutes. All applicable waiting periods (and any extensions thereof) under the HSR Act and any other applicable antitrust or foreign competition Laws shall have expired or otherwise been terminated.

7.2 Conditions Precedent to Obligations of Biomet, Merger Sub and Parent. The obligations of Biomet, Merger Sub and Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Parent:

(a) Accuracy of Representations and Warranties; Performance of Covenants. Each of the representations and warranties of the Company contained in Article III shall be true and correct in all material respects when made and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period), except for such representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects when made and as of the Closing, and except, in each case, where the event or occurrence that causes such failure is not material and adverse to the Company or the Business. The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. Parent shall receive at the Closing a certificate, dated as of the Closing Date, from the Company, certifying the fulfillment of the conditions set forth in this Section 7.2(a).

(b) No Material Adverse Effect. No change, effect, event, occurrence, state of facts or development shall have occurred since the date of the Agreement that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) Dissenting Shares. (i) Holders of not more than five percent (5%) of the Common Stock (excluding the Preferred Stock), and (ii) holders of not more than two percent (2%) of the Preferred Stock (determined on an as-converted basis), shall have validly exercised, and not thereafter withdrawn, waived or failed to perfect, appraisal rights under Section 262 of the DGCL.

(d) Deliveries. The Company shall have made all of the deliveries to Parent, in form and substance reasonably acceptable to Parent, set forth in Section 8.1.

7.3 Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Company:

(a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of Biomet, Parent and Merger Sub contained in Article IV shall be true and correct in all material respects when made and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period), except for such representations and warranties that are qualified by terms such as “material” or “material adverse effect” in which case such representations and warranties shall be true and correct in all respects when made and as of the Closing, and except, in each case, where the event or occurrence that causes such failure is not material and adverse to Biomet, Merger Sub or Parent. Each of Biomet, Merger Sub and Parent shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by such Party on or prior to the Closing. The Company shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of each of Biomet, Merger Sub and Parent, certifying the fulfillment of the conditions set forth in this Section 7.3(a) with respect to such Party.

(b) Deliveries. Biomet, Parent and Merger Sub shall have made all of the deliveries to the Company, in form and substance reasonably acceptable to the Company, set forth in Section 8.2.

ARTICLE VIII

CLOSING

8.1 Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent:

(a) Closing Certificate. The certificate required by Section 7.2(a).

(b) Escrow Agreement. The Escrow Agreement duly executed by the Securities Holders Representative and the Escrow Agent.

(c) Payoff Letters. Payoff letters with respect to all Indebtedness of the Company and its Subsidiaries for borrowed money as of the Closing and releases of any related Liens granted in connection with such Indebtedness, including those lenders set forth on Schedule 8.1(c), indicating that upon payment of a specified amount (subject to per diem increase, if applicable), such holder shall release its Liens in, and agree to execute or authorize the execution of Uniform Commercial Code Termination Statements necessary to release of record its Liens in, the assets, properties and securities of the Company and its Subsidiaries, each in form and substance reasonably acceptable to Biomet and Parent.

(d) Consents. The Consent set forth on Schedule 8.1(d), in form and substance reasonably acceptable to Biomet and Parent.

(e) Certificates of Incorporation or Formation. The certificates of incorporation or formation of each of the Company and Lanx Sales, certified by the Secretary of State of the State of Delaware, each as of a date not more than five (5) Business Days prior to the Closing Date.

(f) Good Standing Certificates. Certificates of good standing with respect to each of the Company and Lanx Sales, issued by the Secretaries of State of the States of Delaware, Colorado and each other state where such entities are qualified to do business, each as of a date not more than five (5) Business Days prior to the Closing Date.

(g) Secretary’s Certificate. A certificate of the Secretary of the Company given on behalf of the Company, and not in an individual capacity, certifying as to (i) the bylaws of the Company, (ii) resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated hereby, (iii) resolutions duly adopted by the Stockholders constituting the Required Stockholder Approval, and (iv) the Organizational Documents of each of Lanx srl and Lanx Puerto Rico.

(h) FIRPTA Affidavit. An affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h), such that the Biomet Payors are exempt from withholding any portion of the Merger Consideration thereunder, in form and substance reasonably acceptable to Parent.

(i) Resignations. Written resignations of such officers and directors of the Company and each of the Company’s Subsidiaries as are directed by Parent at least two (2) Business Days prior to the Closing Date, in form and substance reasonably satisfactory to the Parent.

(j) Agreement Terminations. Evidence, in form and substance reasonably satisfactory to the Parent, evidencing the termination of the agreements set forth on Schedule 8.1(j) (the “Terminating Agreements”).

(k) Certificate of Merger. The Certificate of Merger duly executed by the Company.

(l) Certificate of Endorsement. A certificate of endorsement evidencing the D&O Tail.

(m) Participant Agreement. An agreement, in the form attached hereto as Exhibit F, duly executed by each Carveout Plan Participant (the “Participant Agreement”).

(n) Subsidiary Certificates. The original certificates evidencing the Company’s ownership of each of its Subsidiaries, if such certificates exist.

8.2 Deliveries by Biomet, Merger Sub and Parent. At the Closing, Biomet, Merger Sub and Parent will deliver or cause to be delivered to the Company:

(a) Closing Certificate. The certificates required by Section 7.3(a), each in form and substance reasonably acceptable to the Company.

(b) Escrow Agreement. The Escrow Agreement duly executed by Parent and the Escrow Agent.

(c) Good Standing Certificates. Certificates of good standing with respect to each of Biomet, Parent and Merger Sub, issued by the Secretary of State of their respective states of incorporation, in each case as of a date not more than five (5) Business Days prior to the Closing Date.

(d) Officer’s Certificates. A certificate of an executive officer of each of Parent and Merger Sub, given on behalf of Parent or Merger Sub, as applicable, and not in an individual capacity, certifying as to (i) resolutions duly adopted by Biomet, Parent or Merger Sub, as applicable, authorizing the execution and delivery of this Agreement by Biomet, Parent or Merger Sub, as applicable, and the performance by Biomet, Parent or Merger Sub, as applicable, of the transactions contemplated hereby and (ii) resolutions duly adopted by Parent as the stockholder of Merger Sub, approving the Merger.

(e) Certificate of Merger. The Certificate of Merger duly executed by Merger Sub, together with such other document(s) required under the DGCL in order to consummate the Merger.

ARTICLE IX

POST-CLOSING COVENANTS

9.1 Tax Covenants.

(a) Tax Indemnification. From and after the Closing, the Parent Indemnified Parties shall be indemnified and held harmless from the Escrow Funds from and against any liability for Pre-Closing Taxes; provided, however, that the Parent Indemnified Parties shall not be entitled to such indemnification with respect to any Tax accrued as a Current Liability in the calculation of Closing Date Net Working Capital. Notwithstanding the foregoing, the Parent Indemnified Parties shall not be indemnified and held harmless from and against: (i) any Taxes arising in connection with any election made by Parent or an Affiliate of Parent (including the Surviving Corporation and its Subsidiaries), including under Section 338 of the Code (or comparable provision of U.S. state, local or non-U.S. Law), (ii) any income Taxes resulting from transactions not in the ordinary course of business of the Company occurring on the Closing Date after the Effective Time, (iii) any additional income Taxes that would arise in a Straddle Period as a result of any election made pursuant to Treasury Regulations Section 1.1502-76(b)(2)(ii), and (iv) any employer-level employment Taxes attributable to the Closing Carveout Plan Payment Amount. For the avoidance of doubt, Parent will be responsible for all employer-level employment Taxes attributable to the Closing Carveout Plan Payment Amount, and such Taxes shall not be indemnified by the Securities Holders or included in the calculations of Estimated Net Working Capital or Closing Date Net Working Capital (or otherwise reduce the Merger Consideration).

(b) Straddle Period. In the case of any Straddle Period, (i) the amount of any Taxes based upon or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and (ii) the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(c) Responsibility for Filing Tax Returns.

(i) Parent shall, (at the Securities Holders’ cost and expense, which amounts shall be paid out of the Securities Holders Representative Amount or out of the Escrow Funds (if such amount is insufficient)), prepare, or cause to be prepared all Pre-Closing Period Tax Returns required to be filed by or on behalf of each of the Company and its Subsidiaries. All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company or the applicable Subsidiary (as the case may be), except as required by applicable Law. Parent shall deliver or cause to be delivered drafts of all such Pre-Closing Period Tax Returns to Securities Holders Representative for its review at least thirty (30) days prior to the due date of any such Pre-Closing Period Tax Return (or as soon as reasonably practicable in the case of a Pre-Closing Period Tax Return that is due less than forty-five (45) days after the end of the applicable taxable period); provided, however, that such drafts of any such Pre-Closing Period Tax Return shall be subject to the Securities Holders Representative’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. If Securities Holders Representative disputes any item on such Pre-Closing Period Tax Return, it shall notify Parent (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return) of such disputed item (or items) and the basis for its objection. If the Securities Holders Representative does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 9.1(c). The Parent and the Securities Holders Representative shall act in good faith to resolve any dispute prior to the due date of any such Pre-Closing Period Tax Return. If the Parent and the Securities Holders Representative cannot resolve any disputed item, the item in question shall be resolved by the Accountants whose determination shall be final and conclusive for purposes of this Section 9.1(c). The fees and expenses of the Accountants shall be paid fifty percent (50%) by the Parent and fifty percent (50%) by the Securities Holders Representative (on behalf of the Securities Holders). If the Accountants are unable to resolve any such matter prior to the due date (including extensions, which will be sought as necessary) for filing any Tax Return reflecting any such disputed matter, then such Tax Return shall be timely filed by the appropriate Party on the basis proposed by Parent and shall thereafter be amended as necessary to reflect the Accountants’ decision.

Parent shall timely file all such Pre-Closing Period Tax Returns. Parent shall pay all Pre-Closing Taxes due and payable in respect of all Pre-Closing Period Tax Returns of each of the Company and its Subsidiaries; provided, however, that Parent shall be entitled to reimbursement for all Pre-Closing Taxes paid by Parent and attributable to such Pre-Closing Tax Period Tax Returns from the Escrow Funds (and by the Securities Holders on the pro rata basis and in the order of priority provided in Section 10.2(a) if such amount is insufficient).

(ii) Parent shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by each of the Company and its Subsidiaries. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company and its applicable Subsidiary, as the case may be, except as required by applicable Law. The Parent shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the Securities Holders Representative for its review at least thirty (30) days prior to the due date of any such Straddle Period Tax Return (or as soon as reasonably practicable in the case of a Straddle Period Tax Return that is due less than forty-five (45) days after the end of the applicable taxable period) and shall notify the Securities Holders Representative of the Parent’s calculation of the Securities Holders’ share of the Taxes of the Company or such Subsidiary (as the case may be) for such Straddle Period (determined in accordance with Section 9.1(b)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of the Securities Holders’ share of the Tax liability for such Straddle Period (determined in accordance with Section 9.1(b)) shall be subject to the Securities Holders Representative’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If the Securities Holders Representative disputes any item on such Straddle Period Tax Return, it shall notify the Parent (by written notice within fifteen (15) days of receipt of such Straddle Period Tax Return and calculation) of such disputed item (or items) and the basis for its objection. If the Securities Holders Representative does not object by written notice within such period, such draft of such Straddle Period Tax Return and calculation of the Securities Holders’ share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 9.1(c). The Parent and the Securities Holders Representative shall negotiate in good faith to resolve any such dispute prior to the due date of such Straddle Period Tax Return. If the Parent and the Securities Holders Representative cannot resolve any disputed item, the item in question shall be resolved by the Accountants, whose determination shall be final and conclusive for purposes of this Section 9.1(c). The fees and expenses of the Independent Accountants shall be paid fifty percent (50%) by the Parent and fifty percent (50%) by the Securities Holders Representative (on behalf of the Securities Holders). If the Accountants are unable to resolve any such matter prior to the due date (including extensions, which will be sought as necessary) for filing any Tax Return reflecting any such disputed matter, then such Tax Return shall be timely filed by the appropriate Party on the basis proposed by the Parent and shall thereafter be amended as necessary to reflect the Accountants’ decision. Parent shall pay all Pre-Closing Taxes due and payable in respect of all Straddle Period Tax Returns of each of the Company and its Subsidiaries; provided, however, that Parent shall be entitled to reimbursement for all Pre-Closing Taxes paid by Parent and attributable to such Straddle Period Tax Returns from the Escrow Funds (and by the Securities Holders on the pro rata basis and in the order of priority provided in Section 10.2(a) if such amount is insufficient).

(d) Post-Closing Actions. Neither Parent nor any Affiliate (including the Surviving Corporation and the Subsidiaries) of the Parent shall file, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Surviving Corporation or the Subsidiaries for any periods (or portion thereof) ending on or before the Closing Date, without the prior written consent of the Securities Holders Representative, not to be unreasonably withheld or delayed. The Securities Holders shall be entitled to receive prompt payment from the Parent or any of its Subsidiaries (including the Surviving Corporation and the Subsidiaries) of any refund of Taxes (including refunds arising by reason of amended

Tax Returns filed after the Closing Date or otherwise, except to the extent attributable to any Tax attribute arising in a Tax period beginning after the Closing Date), but excluding any Tax receivables included in the calculation of the Closing Date Net Working Capital, with respect to any Tax period ending on or prior to the Closing Date of the Company and the Subsidiaries, actually received by the Parent or any of its Subsidiaries (including the Surviving Corporation and the Subsidiaries) as additional consideration in connection with the Merger. The Parent and its Subsidiaries shall cooperate with the Securities Holders Representative, to the extent reasonably requested, in obtaining any refund to which the Securities Holders are entitled under this Section 9.1(d). All such refunds shall be claimed in cash rather than as a credit against future Tax liabilities. For the avoidance of doubt, in the event that the Securities Holders Representative reasonably believes that the Company, the Surviving Corporation or any Subsidiary of the Company or the Surviving Corporation has made an overpayment of the Tax imposed under Section 4191 of the Code with respect to a Pre-Closing Period (including that portion of a Straddle Period ending on the Closing Date), upon request of the Securities Holders Representative specifying the amount of such overpayment and basis for such belief, which shall be subject to Parent’s approval (such approval not to be unreasonably withheld, conditioned or delayed), Parent shall cause a timely claim for refund of such Tax to be filed at the Securities Holders Representative’s expense (on behalf of all Securities Holders) and shall promptly pay to the Securities Holders in accordance with their respective Pro Rata Share the amount of such refund received (plus the amount of any interest paid with respect to such refund) net of such expenses (to the extent such expenses have not otherwise been reimbursed) as additional consideration in connection with the Merger. For the avoidance of doubt, Parent’s and the Securities Holders Representative’s obligations to cooperate pursuant to Section 9.1(e) shall apply to the Securities Holders Representative’s preparation of a request that a claim be filed for refunds of Taxes previously imposed under Section 4191 of the Code with respect to a Pre-Closing Period. Notwithstanding anything in this Agreement to the contrary, in the event that a refund to which the Securities Holders Representative (on behalf of all Securities Holders) is entitled under this Section 9.1(d) is subsequently determined by any Taxing Authority to be less than the amount paid by Parent to the Securities Holders, the Securities Holders shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed refunds owed to a Taxing Authority) to Parent.

(e) Cooperation and Records Retention. The Securities Holders Representative and the Parent shall (i) each provide the other, and the Parent shall cause the Surviving Corporation and the Subsidiaries to provide the Securities Holders Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and the Parent shall cause the Surviving Corporation and the Subsidiaries to retain and provide the Securities Holders Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Surviving Corporation or the Subsidiaries for any period. Without limiting the generality of the foregoing, the Parent shall retain, and shall cause the Surviving Corporation to retain, and the Securities Holders Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall bear its own expenses in complying with the foregoing provisions.

(f) Tax Proceedings. With respect to the handling, disposition, and settlement of any governmental inquiry, examination, or proceeding involving Taxes that could result in an indemnification payment being made under Section 10.2(a) or Section 9.1 in connection therewith (each, a “Tax Proceeding”), each such matter shall be subject to the control of the Securities Holders Representative; provided that (i) the Securities Holders Representative’s counsel is reasonably satisfactory to Parent, (ii) the Securities Holders Representative shall thereafter consult with Parent upon Parent’s reasonable request for such consultation from time to time with respect to such inquiry, examination or proceeding (including any Tax audit), and (iii) the Securities Holders Representative shall not, without Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Parent, any of its Affiliates or the Company or any of its Subsidiaries. The Parent shall notify the Securities Holders Representative in writing within ten (10) days after learning of any such inquiry, examination, or proceeding. The Parent shall cooperate with the Securities Holders Representative, as the Securities Holders Representative may reasonably request, in any such inquiry, examination or proceeding.

(g) Withholding. Notwithstanding any other provision in this Agreement, Parent, the Securities Holders Representative and the Escrow Agent shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder. To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable recipient of payment in respect of which such deduction and withholding was made. Parent, the Securities Holders Representative and the Escrow Agent shall use commercially reasonable efforts to avoid or reduce any such withholding, including obtaining IRS Forms W-8 and/or W-9 from the recipients of the payments.

(h) Adjustments to the Purchase Price. Parent and the Securities Holders agree to treat any amounts payable after the Closing by the Escrow Agent to Parent (or by Biomet or Parent to the Securities Holders) pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties and Covenants.

(a) All representations, warranties, covenants and agreements set forth in this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby for the periods set forth in this Section 10.1.

(b) With respect to any claim or claims for breaches of representations and warranties contained in Article III or Article IV hereof, no indemnifying party will be liable with respect to any breach of such representations and warranties contained in Article III or Article IV unless a Claim Notice with respect to such breach is given by the party seeking indemnification to the Securities Holders Representative or Parent, as applicable, prior to 5:00 P.M., Mountain time, on the expiration date of the applicable representation and warranty, it being understood that so long as such Claim Notice is given on or prior to such applicable expiration date, the specific claim asserted in such Claim Notice shall survive until such matter is resolved. All covenants and agreements to be performed prior to, or at, the Effective Time shall terminate at the Effective Time. All covenants and agreements to be performed after the Effective Time survive indefinitely unless otherwise specified in their terms.

(c) All representations and warranties set forth in Articles III and IV of this Agreement shall terminate and expire and shall cease to have any further force or effect at 5:00 P.M., Mountain time, on the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) each of the Company Fundamental Representations and Parent Fundamental Representations shall survive indefinitely and shall not terminate or expire, and (ii) the representations and warranties set forth in Section 3.7 (Taxes) shall expire on the date that is thirty (30) days after expiration of the applicable statute of limitations.

10.2 Indemnification of Parent Indemnified Parties.

(a) From and after the Effective Time, subject to the limitations set forth in this Article X, Biomet, Merger Sub and Parent and their respective directors, officers, employees, agents, Affiliates (including for purposes of clarity, after the Closing, the Surviving Corporation and its Subsidiaries), successor and assigns (each a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless, by recourse to the full amount of the Escrow Funds and, solely to the extent permitted below and subject to the limitations set forth below, by recourse to the Securities Holders to, from and against any and all liabilities, obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, costs and expenses (including reasonable attorneys’ fees but excluding consequential, incidental or indirect damages, lost profits, diminution in value or punitive, special or exemplary damages and, in particular, no “diminution of value,” “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, except for punitive damages solely to the extent actually paid to an unrelated third party as a result of a final non-appealable judgment) (hereinafter, a “Loss” or the “Losses”), sustained or incurred by any Parent Indemnified Party, resulting from or arising out of (i) any breach of a representation or warranty made in Article III (other than the Company Special Representations) of this Agreement, (ii) any breach of the Company Special Representations, (iii) any liability for Taxes pursuant to Section 9.1(a) of this Agreement, (iv) any Closing Date Debt or any Company Transaction Expenses that are not taken into account in the calculation of the Merger Consideration, (v) any amounts payable pursuant to the NuVasive Settlement Agreement or the Cappuccino Agreements, or (vi) with respect to any exercise of the appraisal rights described in Section 2.8, the reasonable costs of responding to and contesting a claim for appraisal rights and the payment of any Excess Dissenting Share Amount. The obligation of the Securities Holders to indemnify and hold the Parent Indemnified Parties harmless hereunder shall be (A) joint and several with respect to any recovery by the Parent Indemnified Parties of amounts from the Escrow Funds, and (B) several on a pro rata basis (as determined below) of any Losses with respect to any recovery by the Parent Indemnified Parties of amounts directly from the Securities Holders; provided, however, that any claim for indemnification under the foregoing clause (B) shall first be sought from the holders of Common Stock, In-the-Money Common Warrants and the Carveout Plan Participants in accordance with their respective Pro Rata Share of such Losses, and that a claim for indemnification may be sought from holders of Preferred Stock only to the extent that the amount of Losses exceeds the aggregate Merger Consideration paid to the holders of Common Stock, In-the-Money Common Warrants and the Carveout Plan Participants; and provided further that any claim for indemnification against holders of Preferred Stock shall be sought based on the relative priority of the series of Preferred Stock with respect to liquidation preferences (first Series A Preferred, then Series B Preferred, and then Series C Preferred), such that recovery may be sought from a more senior series only to the extent that the amount of Losses exceeds the amount of Merger Consideration paid to the Common Stock, In-the-Money Common Warrants and Carveout Plan Participants and to the holders of any junior series of Preferred Stock and pro rata among the holders of the respective series of Preferred Stock based on the aggregate amounts received by such holders in respect of such shares of such series of Preferred Stock. The Parent Indemnified Parties shall be required to first obtain payment of Losses from the Escrow Funds, and shall only be permitted to obtain payment of Losses from the Securities Holders once the Escrow Funds have been exhausted.

(b) If any Parent Indemnified Party becomes entitled to any indemnification pursuant to Article IX or Section 10.2(a), the amount of Losses that such Parent Indemnified Party is entitled to recover pursuant to Article X or Section 10.2(a) shall be limited as follows:

(i) no Losses shall be payable pursuant to Section 10.2(a)(i) until the total of all such Losses pursuant to Section 10.2(a)(i) exceeds 0.75% of the Purchase Price (the “Deductible”), and then only the amounts in excess of the Deductible shall be payable;

(ii) the aggregate amount of all payments made in satisfaction of claims for indemnification with respect to Losses pursuant to Section 10.2(a)(i) shall not exceed $14,250,000;

(iii) the Parent Indemnified Parties shall only be permitted to obtain payment of Losses pursuant to Section 10.2(a)(v) from the Escrow Funds; and

(iv) in no circumstance shall any Securities Holder be liable for more than his, her or its portion of the Merger Consideration actually received by such Securities Holder pursuant to this Agreement and the Escrow Agreement.

10.3 Indemnification of Securities Holders.

(a) From and after the Closing, subject to the limitations set forth in this Article X, Parent agrees to indemnify and hold harmless the Securities Holders and their respective directors, officers, employees, agents, Affiliates, successor and assigns (each a “Securities Holder Indemnified Party” and, collectively, the “Securities Holder Indemnified Parties”) from and against any and all Losses sustained or incurred by any Securities Holder Indemnified Party resulting from or arising out of (i) any breach of a representation or warranty made in Article IV or (ii) any breach of a covenant made by any of Biomet, Merger Sub or Parent in this Agreement.

(b) If any Securities Holder Indemnified Party becomes potentially entitled to any indemnification pursuant to Section 10.3(a)(i), the amount that such Securities Holder Indemnified Party is entitled to recover pursuant to Section 10.3(a)(i) shall nevertheless be limited as follows:

(i) no Losses shall be payable until the total of all such Losses pursuant to Section 10.3(a)(i) exceeds the Deductible, and then only the amounts in excess of the Deductible shall be payable; and

(ii) the aggregate amount of all payments made in satisfaction of claims for indemnification with respect to Losses pursuant to Section 10.3(a)(i) shall not exceed $14,250,000; provided, however, that such limitation shall not apply with respect to any Losses resulting from or relating to any action or inaction that constitutes fraud or intentional misrepresentation and such Losses shall not count towards satisfaction of such limitation.

10.4 Indemnification Procedures. Other than a claim giving rise to a Tax Proceeding, which procedure is set forth in and which shall be governed exclusively by Section 9.1(f), in the event that subsequent to the Closing any Person that is or may be entitled to indemnification under this Agreement

(an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party, which a Party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), to seek indemnification hereunder the Indemnified Party shall give written notice thereof (which notice shall contain (a) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party to the extent such Losses can be reasonably determined, (b) a statement that the Indemnified Party is entitled to indemnification under Section 10.2 or Section 10.3, as applicable, for such Losses and a reasonable explanation of the basis therefor and (c) a demand for payment for such Losses) (a “Claim Notice”) and, in the case of a Third Party Claim, copies of all notices and documents received by the Indemnified Party relating to such claim) to the Securities Holders Representative or Parent, as applicable, within a reasonable time after learning of such claim; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its indemnification obligations, except and then only to the extent the Indemnifying Party is materially prejudiced by such failure or delay. The Indemnifying Party shall have the right upon written notice to the Indemnified Party within ten (10) Business Days after receipt from the Indemnified Party of notice of such claim, to conduct at the sole cost and expense of the Indemnifying Party the defense against such claim; provided that before the Indemnifying Party assumes control of such defense it must first agree and acknowledge in such notice that the Indemnifying Party is fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Third Party Claim, subject to the limitations in Sections 10.2(b) and 10.3(b) (a “Control Notice”); provided further that the Indemnifying Party shall not have the right to assume control of such defense if the Third Party Claim (a) involves a claim which the Indemnified Party reasonably believes could be detrimental to or injure its relationship with any of the Top Customers, (b) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (c) involves criminal allegations, (d) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, or (e) the Parent Indemnified Party reasonably believes that the Losses could exceed the available Escrow Funds. In the event that the Indemnifying Party validly delivers a Control Notice, the Indemnified Party will reasonably cooperate with and make reasonably available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided that the Indemnifying Party shall have the right to compromise and settle or consent to entry of judgment with respect to the claim only with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, if the settlement is only for monetary damages in an amount equal to or less than $50,000 and contains a full release of the Indemnified Party with respect to such Third Party Claim, no prior written consent of the Indemnified Party shall be required. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or consent to entry of judgment with respect to such claim, if pursuant to or as a result of such settlement or consent, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, (ii) such settlement of consent does not contain a full release of the Indemnified Party with respect to such claim, or (iii) such settlement or consent would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 10.4 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party does not consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the date such settlement offer is given to the Indemnified Party to the extent such amount is otherwise indemnifiable hereunder. The Indemnified Party shall have the right to assume the defense of any Third Party Claim for which the Indemnifying Party does not assume the defense pursuant to the terms hereof. In such case, the Indemnified Party shall have the right to settle any such Third Party Claim without the consent of the Securities Holders Representative; provided, that, in the event that any Third Party Claim is settled without the consent of the Securities Holders Representative, such settlement shall not in and of itself be dispositive of the existence of an indemnifiable claim hereunder or the amount of Losses.

10.5 Calculation of Losses.

(a) The amount of any Losses payable under this Article X by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies in respect of such Loss, in each case net of costs and expenses incurred by such Indemnified Party or its Affiliates in procuring such recovery and any retro-premium obligations, increases in premiums or premium adjustments, deductibles incurred or other obligations associated therewith. If the Indemnified Party actually receives any amounts under applicable insurance policies with respect to such Loss, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any indemnification payment actually made to such Indemnified Party by such Indemnifying Party in connection with providing such indemnification payment up to the amount actually received by the Indemnified Party, in each case, net of costs and expenses incurred by such Indemnified Party or its Affiliates in procuring such recovery and any retro-premium obligations associated therewith.

(b) The Indemnifying Party shall not be liable under Article IX or this Article X for any Losses relating to any matter to the extent that there was included in the Closing Date Balance Sheet a specific liability or reserve relating to such matter or such item was included as a “Current Liability” in the calculation of Closing Date Net Working Capital (or such amount was included in the calculation of Closing Company Debt or Company Transaction Expenses).

(c) From and after the Closing, none of the Securities Holders Representative or any Securities Holder shall seek, or have any right to seek, indemnification or contribution from the Surviving Corporation or any of its Subsidiaries with respect to any action, suit, proceeding, complaint, claim or demand brought by any Parent Indemnified Party (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement for any amount for which such Securities Holders Representative or Securities Holder is otherwise responsible pursuant to this Agreement, applicable law or otherwise).

(d) The Indemnified Parties shall use Reasonable Efforts to take any actions required by Law to mitigate their Losses which are indemnifiable hereunder.

(e) Notwithstanding anything to the contrary contained in this Agreement, solely for purposes of determining the amount of any Losses that are subject to indemnification hereunder with respect to any claim (but not for purposes determining whether there has been a breach of any provision of this Agreement in connection with such claim), each representation, warranty and covenant in this Agreement shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar qualifiers as if such words were deleted from such representation, warranty or covenant.

10.6 Exclusion of Other Remedies. Except as provided in the next sentence, the Parties agree that, from and after the Effective Time, the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort or pursuant to any other theory of liability, are the indemnification and reimbursement obligations of the Parties set forth in this Article X. This Section 10.6 shall not, however, prevent or limit a cause of action hereunder (a) with respect to fraud or intentional misrepresentation (provided, however, that with respect to claims for intentional misrepresentation, the Party seeking indemnification shall have the burden of proving the intent to misrepresent prior to asserting any such cause of action hereunder), (b) disputes under Section 2.7 (which disputes under Section 2.7 will be resolved in accordance with the dispute resolution mechanisms set forth therein), or (c) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent duly executed by each of the Company and Parent;

(b) by Parent (on the one hand) or the Company (on the other hand), upon notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or prior to December 1, 2013 (or, in the event of a second request in connection with any filing under the HSR Act, February 1, 2014) or such later date, if any, as Parent and the Company may agree upon in writing (the “Outside Date”); provided, however, that (i) Parent shall not be entitled to terminate this Agreement pursuant to this Section 11.1(b) if Biomet’s, Parent’s or Merger Sub’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby, and (ii) the Company shall not be entitled to terminate this Agreement pursuant to this Section 11.1(b) if the Company’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(c) by the Company, if (i) Biomet, Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.3(a) would not be satisfied or (ii) there exists a breach of any representation or warranty of Biomet, Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and in the case of both clauses (i) and (ii) above, such failure to perform or breach is not cured by, or is incapable or being cured by, the later of ten (10) days after written notice thereof has been provided by the Company to Parent and the Outside Date;

(d) by Parent, if (i) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.2(a) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and in the case of both clauses (i) and (ii) above, such failure to perform or breach is not cured by, or is incapable or being cured by, the later of ten (10) days after written notice thereof has been provided by Parent to the Company and the Outside Date; or

(e) by Parent, if the Required Stockholder Approval is not delivered to Parent in form and substance reasonably satisfactory to Parent within one (1) Business Day following the date of this Agreement.

11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, this Agreement will become void and have no further force or effect, without any liability or obligation on the part of the Company, Biomet, Parent or Merger Sub, other than the provisions of this Section 11.2 and Article XII (to the extent applicable) which will each survive any termination of this Agreement; provided, however, that nothing herein will relieve any Party from any liability for any willful breach of this Agreement by such Party occurring prior to such termination. A Party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

ARTICLE XII

MISCELLANEOUS

12.1 Securities Holders Representative.

(a) The Securities Holders hereby appoint Fortis Advisors LLC as the “Securities Holders Representative.” The Securities Holders Representative shall serve as representative of the Securities Holders with full power and authority to take all actions under this Agreement and the Escrow Agreement solely on behalf of each of such Securities Holders. Each Securities Holder by approval of this Agreement, acceptance of consideration under this Agreement, the completion and execution of a Letter of Transmittal and, in the case of the Carveout Plan Participants, by the execution and delivery of the Participant Agreement, hereby irrevocably appoints the Securities Holders Representative as the agent, proxy and attorney-in-fact for such Securities Holder to act according to the terms of this Agreement and in general to do all things and to perform all acts including (i) to execute and deliver any agreements, certificates, notices or instruments contemplated by or deemed advisable in connection with this Agreement, (ii) to negotiate, settle, compromise and otherwise handle all disputes under Section 2.7 and claims made under Article IX or Article X hereof and (iii) to take all actions necessary or appropriate in the judgment of the Securities Holders Representative for the accomplishment of the foregoing. Each Securities Holder agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Securities Holders Representative and shall survive the death, incapacity or bankruptcy of any Securities Holder. Neither the Securities Holders Representative nor any agent employed by it shall incur any liability to any Securities Holder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith, gross negligence or willful misconduct.

(b) In the event the Securities Holders Representative dies, becomes unable to perform its responsibilities hereunder or resigns from such position, the Securities Holders who received a majority in interest of the Net Closing Merger Consideration shall be authorized to and shall select another sole and exclusive representative to fill such vacancy and such substituted representative shall be deemed to be the Securities Holders Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c) Certain Securities Holders have entered into a letter agreement with the Securities Holders Representative to provide direction to the Securities Holders Representative in connection with the performance of its services under this Agreement (such Securities Holders, included their individual representatives, hereinafter referred to as the “Advisory Group”). The Securities Holders Representative, its members, managers, directors, officers, agents and employees, and any member of the

Advisory Group (collectively, the “Representative Group”) shall be indemnified, defended and held harmless by the Securities Holders as set forth in this Section 12.1(c) from and against any and all Losses arising out of or in connection with the Securities Holders Representative’s execution and performance of this Agreement and the Escrow Agreement, or otherwise in connection with acting as the Securities Holders Representative, in each case as such loss or damage is incurred. Any such Losses shall be recovered (i) first, from the Securities Holders Representative Amount, (ii) second, from any distribution of the Escrow Funds otherwise distributable to the Securities Holders pursuant to the terms hereof at the time of distribution in accordance with written instructions delivered to the Escrow Agent, and (iii) third, directly from the Securities Holders severally and not jointly pro rata subject to the same principles of recovery set forth in the second to last sentence of Section 10.2(a)(B) (provided that the liability of any Securities Holder (including any amounts paid in satisfaction of indemnification claims pursuant to Section 2.7 and Articles IX and X) shall in no circumstance exceed the aggregate amount of Merger Consideration actually paid to such Securities Holder pursuant to this Agreement). As soon as practicable after the date on which the final obligation of the Securities Holders Representative under this Agreement and the Escrow Agreement have been discharged, the Securities Holders Representative shall remit any amounts remaining from the Securities Holders Representative Amount to Parent. Parent shall, or shall cause, such amounts to be promptly distributed to the Securities Holders based on their respective Pro Rata Share and in accordance with the payment instructions in the Payment Allocation Schedule, net of income or employment tax withholding (if any after taking into account any such Taxes that were previously withheld). For Tax purposes, the Securities Holders Representative Amount shall be treated as having been received and voluntarily set aside by the Securities Holders at the time of Closing. The Securities Holders acknowledge that no provision of this Agreement nor any of the transactions contemplated hereby shall require the Securities Holders Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement, the Escrow Agreement or any of the transactions contemplated hereby and, if the Securities Holders Representative is required to do so, such expenses shall be promptly reimbursed by the Securities Holders in accordance with this Section. All of the immunities granted to the Representative Group under this Agreement shall survive the resignation or removal of the Representative Group, and all of the immunities and powers granted to the Representative Group under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement. The grant of authority provided for in this Article: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Securities Holders and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Securities Holders of the whole or any fraction of his, her or its Pro Rata Share in the Escrow Fund.

(d) The Securities Holders Representative Amount shall be held in a non-interest bearing account. The Securities Holders Representative shall use the Securities Holders Representative Amount to (a) make any payment required to be made for the account of the Securities Holders pursuant to this Agreement and (b) pay all costs and expenses incurred by or on behalf of the Securities Holders Representative, in its capacity as such, including all costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement, any agreement, document or instrument entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby.

(e) The Securities Holders Representative is not acting as a withholding agent or in any similar capacity in connection with the Securities Holders Representative Amount. The Securities Holders acknowledge that the Securities Holders Representative is not providing any investment supervision, recommendations or advice.

(f) Each Securities Holder agrees that, from and after the Effective Time, Biomet, Parent and the Surviving Corporation shall be entitled to rely on any action taken by the Securities Holders Representative, on behalf of each Securities Holder (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Securities Holder as fully as if such Securities Holder had taken such Authorized Action.

(g) From and after the Effective Time, Biomet and Parent shall cause the Surviving Corporation to provide the Securities Holders Representative with reasonable access to information about the Surviving Corporation for the sole purpose of performing its duties and exercising its rights under this Agreement and the Escrow Agreement.

12.2 Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile, with hard copy to be sent within two (2) days by first class mail, or (c) delivered by FedEx or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(i) If to the Company (prior to the Closing):

Lanx, Inc.

310 Interlocken Pkwy.

Broomfield, CO 80021

Attention: Chief Executive Officer and General Counsel

Tel: (303) 443-7500

Fax: (303) 501-8444

with a copy to (which copy shall not constitute notice):

Cooley LLP

380 Interlocken Crescent

Suite 900

Broomfield, CO 80021

Attention: James Linfield and Laura Medina

Tel: (720) 566-4000

Fax: (720) 566-4099

(ii) If to the Securities Holders Representative:

Fortis Advisors LLC

Attention: Notice Department

Facsimile No.: (858) 408-1843

E-mail: notices@fortisrep.com

with a copy to (which copy shall not constitute notice):

Cooley LLP

380 Interlocken Crescent

Suite 900

Broomfield, CO 80021

Attention: James Linfield and Laura Medina

Tel: (720) 566-4000

Fax: (720) 566-4099

(iii) If to any of Biomet, Merger Sub or Parent:

c/o Biomet, Inc.

56 E. Bell Drive

Warsaw, Indiana 46581-0587

Attention: General Counsel

                Jody S. Gale, VP and Associate General Counsel

Fax: (574) 372-1960

with a copy to (which copy shall not constitute notice):

Reed Smith LLP

10 South Wacker Drive, Suite 4000

Chicago, Illinois 60606

Fax: (312) 207-6400

Attention: Michael P. Lee

Date of service of such notice shall be (x) the date such notice is delivered by hand, (y) one (1) Business Day following the delivery by facsimile or express overnight delivery service, or (z) three (3) Business Days after the date of mailing if sent by certified or registered mail.

12.3 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

12.4 Assignment; Successors. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party hereto, except with the prior written consent of the other Parties hereto; provided, however, that, (a) Parent may, without the consent of any other Party, (i) assign any of its rights hereunder to any Affiliate of Parent, (b) Biomet and Parent may assign any or all of their rights hereunder as collateral security, and (c) following the Closing, Biomet or Parent may assign their rights and/or obligations hereunder in connection with any disposition or transfer of all or any substantial portion of the Surviving Corporation or its Subsidiaries (or the business or assets thereof) in any form of transaction; further provided, however, that in the case of clauses (a) and (b) above, no such assignment shall relieve Biomet or Parent of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

12.5 Counterparts; Facsimile or PDF Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email delivery of a “.pdf” or similar format data file, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or similar format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or similar format data file as a defense to the formation or enforceability of a contract and each Party hereto forever waives any such defense.

12.6 Expenses.

(a) Company Transaction Expenses. All Company Transaction Expenses shall be paid in accordance with Section 2.7(a)(iii). The foregoing sentence shall include, without limitation, the Company Transaction Expenses owed by the Company to Cooley LLP and Piper Jaffray & Co.

(b) Biomet, Merger Sub and Parent Expenses. Biomet, Merger Sub and Parent shall pay for all costs and expenses incurred or to be incurred by Biomet, Merger Sub or Parent in negotiating and preparing this Agreement and in consummating the transactions contemplated by this Agreement, including filing fees payable by any party pursuant to the HSR Act or any other antitrust or foreign competition Law and all fees, expenses and other amounts payable in connection with the engagement of the Payment Agent.

(c) Shared Expenses. Notwithstanding anything herein to the contrary, all (i) transfer, documentary, sales, use, stamp, registration and other such Taxes (“Transfer Taxes”), and (ii) conveyance fees, recording charges and other fees and charges (including any penalties and interest) shall be paid fifty percent (50%) by the Securities Holders (by payment from the Escrow Funds) (and fifty percent (50%) by Parent (or, after the Closing, the Surviving Corporation) when due.

12.7 Governing Law. This Agreement shall be construed and governed in accordance with the Laws of the State of Delaware, without regard to its Laws regarding conflicts of Law.

12.8 Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

12.9 Entire Agreement; Amendment and Waiver.

(a) This Agreement, the preamble and recitals to this Agreement, the Schedules and the Exhibits attached hereto (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations with respect to the transactions contemplated hereby and shall not be modified or affected except as provided in Section 12.9(b) by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof.

(b) This Agreement may not be amended (i) prior to the Effective Time, without the written approval of Biomet, Parent, the Company and the Securities Holders Representative (whether before or after the occurrence of the Required Stockholder Approval); provided, however, that after the occurrence of the Required Stockholder Approval, no amendment shall be made that by Law requires the further approval of the requisite Stockholders without the further approval of such requisite Stockholders; and (ii) after the Effective Time, without the written approval of Parent and the Securities Holders Representative. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with respect to its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such Party. Any such written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, set forth therein.

12.10 Third Parties. Other than in each case as is expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, the Parties or the Parent Indemnified Parties any rights or remedies under or by reason of this Agreement.

12.11 Public Announcements. Prior to the Closing, the Parties will not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except that Biomet and/or Parent, on the one hand, and the Company, on the other hand, may issue a joint press release if mutually agreed; provided, however, that nothing herein shall prohibit (a) any Party from issuing or causing publication of any such press release or public announcement to the extent that such Party determines such action to be required by Law (including under applicable securities Laws), in which case the Party making such determination will, if practicable in the circumstances, use Reasonable Efforts to allow the Company (in the case of Parent) and Parent (in the case of the Company or any Securities Holder) reasonable time to comment on such release or announcement in advance of its issuance, and (b) the Parties from making internal announcements to their respective employees and, if applicable, investor groups, and, in the case of the Company as required to obtain consents as required by the terms of this Agreement. To the extent feasible, all press releases or other announcements or notices regarding the transactions contemplated by this Agreement shall be made jointly by the Company and Parent.

12.12 Interpretive Matters. Unless the context otherwise requires, (a) all references to articles, sections, schedules or exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned for it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, and (d) the term “including” shall mean by way of example and not by way of limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.13 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of, or relating to, this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 12.2. Nothing in this Section, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final judgment in any action or proceeding so brought may be enforced by suit on the judgment or in any other manner provided by Law.

12.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

12.15 Specific Performance. The Parties agree that, subject to the applicable provisions of this Agreement, if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm shall occur, no adequate remedy at law shall exist, and damages shall be difficult to determine, and the Party or Parties not in breach shall be entitled to seek the remedy of specific performance in addition to any other remedies that may be available at law or in equity by reason of such breach.

12.16 Further Assurances. The Company and Parent shall from time to time, as and when reasonably requested by any Party hereto, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

12.17 Waiver of Conflicts. If the Securities Holders Representative so desires, acting on behalf of the Securities Holders and without the need for additional consent or waiver by the Surviving Corporation, Parent or Biomet, Cooley LLP (“Cooley”) shall be permitted to represent the Securities Holders Representative after the Closing with respect to any matters related to this Agreement or any disagreement or dispute relating thereto. Each of the Parties hereto also agrees that the Securities Holders and the Securities Holders Representative have a reasonable expectation of privacy with respect to their communications (including any e-mail communications using the Company’s e-mail system) with Cooley prior to the Closing to the extent such communications concern the Merger and any matters related to this Agreement.

12.18 Delivered. The phrases “delivered,” “provided to”, “furnished” and “made available” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in Article III of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to”, “furnished” or “made available” to Parent that such information, document, or material was (a) made available for review in the electronic data room set up by the Company in connection with the transactions contemplated by this Agreement or (b) actually delivered (whether by physical or electronic delivery) to Biomet, Parent or their counsel, in each case prior to the Effective Time.

12.19 Guaranty. Biomet unconditionally guarantees the obligations of Parent hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

THE COMPANY:

LANX, INC.

By:	/s/ Dan W. Gladney
Name:	Dan W. Gladney
Title:	Chief Executive Officer

MERGER SUB:

LNX ACQUISITION, INC.

By:	/s/ Daniel P. Hann
Name:	Daniel P. Hann
Title:	President

PARENT:

EBI HOLDINGS, LLC

By:	/s/ Adam R. Johnson
Name:	Adam R. Johnson
Title:	President

BIOMET:

BIOMET, INC.

By:	/s/ Daniel P. Hann
Name:	Daniel P. Hann
Title:	Senior Vice President, Business Development

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

SECURITIES HOLDERS REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Its:	Managing Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Currency Type Year Format Period DesignerGL	0L Group 2010 LTD 1 SAP_ NewGL	0L Group 2010 LTD 2 SAP_ NewGL	0L Group 2010 LTD 3 SAP_ NewGL	0L Group 2010 LTD 4 SAP_ NewGL	0L Group 2010 LTD 5 SAP_ NewGL	0L Group 2010 LTD 6 SAP_ NewGL	0L Group 2010 LTD 7 SAP_ NewGL	0L Group 2010 LTD 8 SAP_ NewGL	0L Group 2010 LTD 9 SAP_ NewGL	0L Group 2010 LTD 10 SAP_ NewGL	0L Group 2010 LTD 11 SAP_ NewGL	0L Group 2010 LTD 12 SAP_ NewGL	0L Group 2011 LTD 1 SAP_ NewGL	0L Group 2011 LTD 2 SAP_ NewGL	0L Group 2011 LTD 3 SAP_ NewGL	0L Group 2011 LTD 4 SAP_ NewGL	0L Group 2011 LTD 5 SAP_ NewGL	0L Group 2011 LTD 6 SAP_ NewGL	0L Group 2011 LTD 7 SAP_ NewGL	0L Group 2011 LTD 8 SAP_ NewGL	0L Group 2011 LTD 9 SAP_ NewGL	0L Group 2011 LTD 10 SAP_ NewGL
Record Type	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Version	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Currency	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Company	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Cost Center	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Profit Center	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Business Area	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Controlling Area	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Account	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

Currency Type Year Format Period DesignerGL	0L Group 2011 LTD 11 SAP_ NewGL	0L Group 2011 LTD 12 SAP_ NewGL	0L Group 2012 LTD 1 SAP_ NewGL	0L Group 2012 LTD 2 SAP_ NewGL	0L Group 2012 LTD 3 SAP_ NewGL	0L Group 2012 LTD 4 SAP_ NewGL	0L Group 2012 LTD 5 SAP_ NewGL	0L Group 2012 LTD 6 SAP_ NewGL	0L Group 2012 LTD 7 SAP_ NewGL	0L Group 2012 LTD 8 SAP_ NewGL	0L Group 2012 LTD 9 SAP_ NewGL	0L Group 2012 LTD 10 SAP_ NewGL	0L Group 2012 LTD 11 SAP_ NewGL	0L Group 2012 LTD 12 SAP_ NewGL	0L Group 2013 LTD 1 SAP_ NewGL	0L Group 2013 LTD 2 SAP_ NewGL	0L Group 2013 LTD 3 SAP_ NewGL	0L Group 2013 LTD 4 SAP_ NewGL	0L Group 2013 LTD 5 SAP_ NewGL	0L Group 2013 LTD 6 SAP_ NewGL	0L Group 2013 LTD 7 SAP_ NewGL	0L Group 2013 LTD 8 SAP_ NewGL
Record Type	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Version	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Currency	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Company	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Cost Center	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Profit Center	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Business Area	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Controlling Area	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Account	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

Lanx, Inc.

Balance Sheet Lead Schedule - Consolidated

August 31, 2013

($ in thousands)

Account #	Description	Jan-10	Feb-10	Mar-10	Apr-10	May-10	Jun-10	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Dec-10	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11
113000	SVB - Checking	(52,735)	(57,836)	(64,953)	(70,974)	(77,842)	(83,599)	(91,150)	(93,887)	(96,253)	(98,608)	(100,871)	(109,863)	(116,751)	(123,239)	(130,754)	(137,668)	(144,282)	(151,590)	(158,392)	(165,083)	(170,920)	(177,118)
113001	SVB - Wires out	(4,257)	(4,257)	(4,338)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)	(5,360)	(5,403)	(5,450)	(5,450)
113002	SVB - Wires in	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	7,953	8,053	8,053	8,053	8,053
113003	SVB - ACH out	(89)	(89)	(89)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)
113004	SVB - ACH in	385	422	444	478	494	545	571	644	705	793	905	1,121	1,194	1,275	1,393	1,466	1,565	1,684	1,718	1,787	1,818	1,922
113005	SVB - Checks out	(10,213)	(11,226)	(10,696)	(10,676)	(10,754)	(10,841)	(10,618)	(15,150)	(19,610)	(23,791)	(28,607)	(28,743)	(28,742)	(28,590)	(28,469)	(28,709)	(28,635)	(28,867)	(29,012)	(28,969)	(29,027)	(29,353)
113006	SVB - Checks in	60,624	65,606	72,999	78,669	83,748	90,048	96,338	103,316	109,537	114,855	121,482	128,187	134,364	139,616	145,535	151,318	157,526	163,213	168,596	174,178	178,777	183,865
113007	SVB - Sweep	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111
113008	SVB - Other transaction	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)
113009	SVB - Credit Cards in	870	1,009	1,557	2,175	2,562	3,125	3,617	4,260	5,040	5,848	6,676	7,788	8,664	9,664	10,849	12,041	13,084	14,166	15,306	16,331	17,484	18,749
113020	SVB - Money Markets	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

	SVB cash balance	2,634	1,678	2,974	2,238	772	1,843	1,323	1,749	1,983	1,663	2,151	1,055	1,293	1,291	1,119	1,012	1,822	1,172	871	855	698	630

116000	Bank Account - Italy	169	98	89	495	521	67	126	63	185	143	245	141	102	438	12	49	66	148	167	21	150	25

	Cash & cash equivalents	2,803	1,776	3,063	2,734	1,293	1,911	1,448	1,811	2,169	1,807	2,396	1,196	1,395	1,729	1,131	1,061	1,889	1,320	1,039	876	848	655

121000	Trade Receivables	9,971	10,762	9,825	10,460	10,282	10,806	10,639	10,318	10,245	11,206	10,914	10,946	10,378	10,257	10,771	9,853	8,994	9,808	8,942	8,888	9,614	9,725
121001	Legacy - Trade Receivables	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
121002	Trade Receivables - EuroLanx	467	733	907	446	496	494	352	342	183	546	483	518	737	449	854	977	1,230	945	822	918	785	740
121005	Accrued - Trade Receivables	754	933	871	811	1,309	1,439	1,138	1,318	1,547	1,373	1,883	1,443	1,578	1,468	1,443	1,640	1,460	1,647	1,282	1,483	1,186	1,347
121010	Adjustments to Trade Receivables	(48)	—	—	18	—	—	(2)	—	—	—	—	—	(198)	—	—	—	—	—	—	9	15	—
123000	Accounts Receivable - I/C	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
123001	Accounts Receivable - I/C - Contra	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
123002	Accounts Receivable - I/C - Clearing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
123003	Loans Receivable - I/C	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
124000	Allowance for Doubtful Accounts	(491)	(499)	(514)	(532)	(535)	(565)	(578)	(566)	(584)	(597)	(488)	(473)	(489)	(473)	(490)	(504)	(515)	(488)	(503)	(537)	(472)	(506)

	Accounts receivable (net)	10,654	11,930	11,088	11,203	11,553	12,173	11,548	11,412	11,392	12,527	12,791	12,435	12,006	11,701	12,578	11,966	11,168	11,912	10,543	10,762	11,127	11,305

Account #	Description	Nov-11	Dec-11	Jan-12	Feb-12	Mar-12	Apr-12	May-12	Jun-12	Jul-12	Aug-12	Sep-12	Oct-12	Nov-12	Dec-12	Jan-13	Feb-13	Mar-13	Apr-13	May-13	Jun-13	Jul-13	Aug-13
113000	SVB - Checking	(183,062)	(196,479)	(202,637)	(208,761)	(215,791)	(221,458)	(227,898)	(233,796)	(242,543)	(250,337)	(254,919)	(262,826)	(271,471)	(278,796)	(286,655)	(293,947)	(302,488)	(310,986)	(319,785)	(326,703)	(334,589)	(342,912	)x
113001	SVB - Wires out	(5,450)	(5,694)	(5,786)	(6,026)	(6,201)	(6,323)	(6,428)	(6,498)	(6,634)	(6,960)	(7,630)	(7,890)	(7,991)	(8,231)	(8,563)	(8,802)	(9,049)	(9,846)	(10,276)	(10,610)	(10,931)	(11,186	)x
113002	SVB - Wires in	8,119	14,974	14,974	14,974	14,974	14,974	14,974	14,974	15,689	16,052	21,233	24,104	24,104	24,104	24,104	24,104	24,104	30,713	30,713	30,713	30,713	30,713x
113003	SVB - ACH out	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135)	(135	)x
113004	SVB - ACH in	1,980	2,056	2,138	2,360	2,439	2,513	2,623	2,700	2,802	2,836	2,982	3,127	3,252	3,381	3,499	3,756	3,945	4,008	4,176	4,351	4,517	4,616x
113005	SVB - Checks out	(29,438)	(28,779)	(29,348)	(29,684)	(28,749)	(29,237)	(29,900)	(28,959)	(29,010)	(28,603)	(29,078)	(29,126)	(29,383)	(29,460)	(29,353)	(29,088)	(28,698)	(29,176)	(28,674)	(28,922)	(29,341)	(29,204	)x
113006	SVB - Checks in	188,816	193,795	199,015	204,264	209,309	215,100	220,335	225,717	230,868	236,442	241,842	247,512	252,968	258,485	264,341	269,261	274,692	280,498	285,053	290,572	295,491	301,339x
113007	SVB - Sweep	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111	111x
113008	SVB - Other transaction	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14)	(14	)x
113009	SVB - Credit Cards in	20,178	21,122	22,483	23,613	24,925	26,106	27,584	29,042	30,383	32,087	33,492	35,241	36,613	37,795	39,449	40,853	42,112	43,561	45,382	47,367	49,106	51,166x
113020	SVB - Money Markets	—	—	—	—	—	—	—	—	—	—	400	799	799	400	400	400	400	400	400	400	400	411x

	SVB cash balance	1,105	956	800	701	867	1,636	1,252	3,141	1,518	1,479	8,284	10,904	8,854	7,640	7,185	6,499	4,979	9,134	6,951	7,130	5,329	4,905x

116000	Bank Account - Italy	49	62	91	81	80	40	30	78	44	121	65	82	166	149	209	65	63	115	64	185	107	181x

	Cash & cash equivalents	1,154	1,018	891	782	947	1,675	1,282	3,219	1,562	1,600	8,349	10,985	9,020	7,789	7,394	6,564	5,042	9,249	7,015	7,315	5,436	5,086x

121000	Trade Receivables	9,656	10,015	10,440	10,350	10,733	9,485	10,185	10,376	9,711	9,638	10,259	10,619	11,300	11,311	10,829	10,657	10,759	10,416	12,019	11,740	12,549	13,462i
121001	Legacy - Trade Receivables	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
121002	Trade Receivables - EuroLanx	718	847	1,061	1,324	999	1,398	1,528	1,754	1,717	1,598	1,650	1,706	1,831	2,098	2,070	1,848	1,828	1,806	1,996	2,077	2,169	2,134i
121005	Accrued - Trade Receivables	1,455	1,483	1,757	1,619	1,375	1,610	1,259	1,660	1,529	1,412	1,986	2,113	1,823	1,105	1,259	1,604	1,401	1,801	1,616	1,801	1,896	1,432i
121010	Adjustments to Trade Receivables	—	(29)	(32)	(7)	(7)	(7)	(7)	(7)	(265)	8	8	(4)	(4)	0	(51)	(4)	(10)	(4)	7	(4)	16	(246	)i
123000	Accounts Receivable - I/C	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
123001	Accounts Receivable - I/C - Contra	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
123002	Accounts Receivable - I/C - Clearing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
123003	Loans Receivable - I/C	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
124000	Allowance for Doubtful Accounts	(541)	(694)	(705)	(706)	(706)	(718)	(718)	(717)	(718)	(674)	(674)	(674)	(674)	(674)	(680)	(669)	(669)	(659)	(647)	(643)	(534)	(558	)i

	Accounts receivable (net)	11,288	11,623	12,522	12,581	12,394	11,769	12,246	13,067	11,974	11,981	13,229	13,760	14,276	13,840	13,428	13,437	13,309	13,361	14,992	14,970	16,096	16,224i

Lanx, Inc.

Balance Sheet Lead Schedule - Consolidated

August 31, 2013

($ in thousands)

Account #	Description	Jan-10	Feb-10	Mar-10	Apr-10	May-10	Jun-10	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Dec-10	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11
131000	Inventory - Raw Materials	92	126	205	213	195	203	202	163	254	242	239	186	339	304	321	222	185	176	195	194	316	514
132000	Inventory - WIP	0	0	0	0	0	0	0	0	—	—	—	—	—	—	131	131	2	12	42	14	5	11
134001	Inventory - Materials in Transit	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	41	—	—
135010	Inventory - Sets	2,631	2,660	3,303	2,987	3,755	3,392	3,991	3,304	3,328	3,570	2,816	4,345	3,224	3,472	4,188	4,236	4,318	3,879	2,969	3,274	2,423	3,512
135011	Inventory - Sets - Allocated (to EuroLanx)	177	177	101	101	101	101	63	63	63	416	699	742	566	830	850	633	609	680	504	431	324	363
135030	Inventory - Adjustment	—	—	—	—	—	—	—	—	—	—	—	(29)	(17)	114	50	(131)	(17)	(20)	(17)	(17)	(17)	40
135075	Inventory - Trading Goods	9,376	9,366	9,500	10,143	9,977	10,559	10,664	11,273	11,458	11,564	11,873	11,253	12,190	12,063	11,922	12,122	12,412	12,649	13,347	13,132	13,597	13,150
135076	Inventory - Trading Goods Assets	9,256	9,368	9,397	9,867	9,702	9,729	9,415	9,801	9,934	9,767	10,380	9,622	10,501	10,554	10,204	10,497	10,763	11,226	12,042	12,035	12,897	12,439
135077	Inventory - Development Assets (WIP)	39	41	45	58	66	66	74	74	—	—	—	—	—	—	—	—	—	—	—	—	—	—
135078	Inventory - Trd Gds - Allocated (to EuroLanx)	30	30	24	26	60	49	61	59	52	56	60	59	72	153	137	112	120	147	147	208	213	165
135079	Inventory - Contra Assets (Instruments)	(11,294)	(11,447)	(11,704)	(12,054)	(12,088)	(12,535)	(12,466)	(12,493)	(12,674)	(12,794)	(13,182)	(13,331)	(13,536)	(13,808)	(13,756)	(14,028)	(14,316)	(14,619)	(14,774)	(14,945)	(15,286)	(15,411)
135080	Inventory - Contra Assets (Mkt Implants)	(272)	(57)	(364)	(523)	(482)	(489)	(552)	(662)	(542)	(519)	(470)	(409)	(430)	(390)	(466)	(360)	(357)	(397)	(346)	(352)	(371)	(426)
135081	Inventory Adjustment - EuroLanx	—	—	—	—	—	—	—	—	—	(15)	—	—	—	—	—	—	—	—	—	—	—	—
135085	Inventory - Trading Goods - EuroLanx	92	68	101	109	71	71	88	80	105	248	236	235	293	280	349	382	401	395	395	352	397	407
136500	Inventory - Reserve	(908)	(813)	(986)	(1,054)	(1,108)	(1,065)	(1,064)	(1,084)	(1,129)	(1,117)	(1,189)	(1,062)	(1,128)	(1,128)	(1,228)	(1,228)	(1,253)	(1,303)	(1,378)	(1,378)	(1,356)	(1,560)
136501	Accumulated Amortization - Bookends	(52)	(105)	(157)	(212)	(267)	(323)	(380)	(438)	(495)	(555)	(616)	(676)	(736)	(796)	(856)	(916)	(976)	(1,036)	(1,097)	(1,157)	(1,217)	(1,277)
136502	Inventory - Literature Reserve	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

	Inventory	9,167	9,413	9,465	9,663	9,983	9,759	10,096	10,141	10,354	10,862	10,845	10,934	11,336	11,648	11,846	11,671	11,891	11,787	12,030	11,831	11,926	11,926

125510	Employee Advances	—	—	—	0	3	4	3	2	2	2	2	—	—	—	—	1	—	—	—	—	—	—
145000	Prepaid - Rent	—	—	—	—	—	—	—	—	3	—	7	3	—	7	4	—	7	4	—	7	3	—
145010	Prepaid - Insurance	70	86	126	154	213	238	205	171	137	104	69	9	16	123	154	187	221	254	219	184	150	115
145015	Prepaid - Compensation	—	—	—	—	—	—	—	—	—	—	251	211	266	228	168	185	197	174	151	192	164	135
145020	Prepaid - Other	437	407	552	554	627	529	614	618	757	532	216	268	468	377	350	361	353	325	338	371	424	369
150000	Other Current Assets	—	—	—	—	—	—	—	—	—	—	244	244	244	—	—	—	25	—	—	—	72	72
153000	Deposits with Vendors	12	34	3	2	11	2	77	2	18	22	20	16	—	—	—	—	—	—	—	—	—	—
160050	Loan costs	123	123	123	123	82	82	82	77	70	63	56	52	47	43	63	65	57	50	43	35	28	21
170050	Accum Amort - Loan costs	(47)	(54)	(61)	(68)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

	Other current assets	594	595	743	765	936	855	980	869	987	723	866	803	1,041	778	738	798	860	806	751	790	842	712

	Total Current Assets	23,218	23,715	24,359	24,365	23,764	24,698	24,073	24,234	24,902	25,918	26,898	25,367	25,779	25,856	26,293	25,497	25,808	25,826	24,362	24,259	24,743	24,598

Account #	Description	Nov-11	Dec-11	Jan-12	Feb-12	Mar-12	Apr-12	May-12	Jun-12	Jul-12	Aug-12	Sep-12	Oct-12	Nov-12	Dec-12	Jan-13	Feb-13	Mar-13	Apr-13	May-13	Jun-13	Jul-13	Aug-13
131000	Inventory - Raw Materials	671	740	517	785	1,105	966	736	658	639	687	507	575	536	369	447	252	233	307	589	502	592	459i
132000	Inventory - WIP	13	13	—	24	20	—	9	7	1	0	2	10	8	0	15	—	23	21	47	30	56	150i
134001	Inventory - Materials in Transit	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
135010	Inventory - Sets	2,644	3,131	4,005	3,854	3,338	4,145	4,429	4,150	4,285	3,163	3,000	4,247	3,254	5,780	3,616	3,707	5,206	4,701	4,850	5,146	5,499	5,804i
135011	Inventory - Sets - Allocated (to EuroLanx)	236	243	246	221	107	92	74	118	66	166	81	66	71	71	43	58	43	43	110	89	43	43i
135030	Inventory - Adjustment	40	29	(68)	(65)	(3)	(32)	187	217	62	37	(10)	(10)	24	198	(32)	(6)	(32)	33	39	(8)	31	(15	)i
135075	Inventory - Trading Goods	13,671	13,433	13,879	14,346	14,780	15,051	15,471	15,227	15,559	16,221	16,852	16,371	16,979	16,592	17,882	18,166	17,617	17,703	17,642	17,760	18,381	18,533i
135076	Inventory - Trading Goods Assets	13,128	13,311	14,293	15,121	15,666	15,617	16,171	16,422	16,452	17,123	18,280	17,670	18,712	17,683	19,318	19,624	18,698	19,058	19,285	19,257	19,649	19,867i
135077	Inventory - Development Assets (WIP)	—	—	—	—	—	—	—	—	—	—	—	—	7	—	—	—	—	—	—	—	—	— i
135078	Inventory - Trd Gds - Allocated (to EuroLanx)	113	111	86	80	116	35	28	48	48	45	36	36	48	63	63	45	51	74	70	62	50	50i
135079	Inventory - Contra Assets (Instruments)	(15,579)	(15,982)	(17,643)	(18,410)	(18,603)	(19,115)	(19,787)	(19,669)	(19,847)	(19,978)	(20,951)	(21,063)	(21,569)	(21,918)	(22,196)	(22,507)	(22,519)	(22,664)	(22,947)	(23,122)	(23,632)	(23,771	)i
135080	Inventory - Contra Assets (Mkt Implants)	(358)	(343)	(359)	(638)	(541)	(351)	(366)	(336)	(370)	(369)	(388)	(405)	(402)	(356)	(354)	(580)	(449)	(397)	(401)	(494)	(368)	(306	)i
135081	Inventory Adjustment - EuroLanx	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	299	— i
135085	Inventory - Trading Goods - EuroLanx	438	430	490	470	529	575	576	709	607	601	604	592	524	434	503	501	551	543	510	604	605	735i
136500	Inventory - Reserve	(1,560)	(1,314)	(1,207)	(1,207)	(1,182)	(1,177)	(1,150)	(1,128)	(1,109)	(1,095)	(1,092)	(1,090)	(1,090)	(1,052)	(1,047)	(1,009)	(984)	(960)	(950)	(840)	(839)	(835	)i
136501	Accumulated Amortization - Bookends	(1,337)	(1,438)	(1,503)	(1,567)	(1,631)	(1,695)	(1,759)	(1,824)	(1,888)	(1,952)	(2,016)	(2,080)	(2,145)	(2,205)	(2,269)	(2,334)	(2,398)	(2,462)	(2,526)	(2,590)	(2,655)	(2,719	)x
136502	Inventory - Literature Reserve	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

	Inventory	12,120	12,363	12,734	13,013	13,701	14,111	14,618	14,598	14,505	14,648	14,906	14,921	14,959	15,661	15,989	15,917	16,039	16,001	16,318	16,394	17,713	17,996

125510	Employee Advances	—	—	—	—	—	3	3	2	6	5	3	2	—	(2)	(0)	5	4	2	1	3	3	3i
145000	Prepaid - Rent	7	3	—	7	3	—	6	3	—	—	—	—	—	—	—	—	3	—	7	3	(0)	7i
145010	Prepaid - Insurance	80	11	60	54	57	75	65	75	73	71	81	148	69	60	78	76	85	85	83	22	47	51i
145015	Prepaid - Compensation	111	87	141	141	116	91	68	50	32	85	68	58	53	47	41	35	29	46	38	30	23	15i
145020	Prepaid - Other	301	452	844	469	625	589	430	399	297	311	307	245	289	319	549	538	509	298	505	318	187	240i
150000	Other Current Assets	72	54	22	22	22	22	22	47	22	(26)	1,224	224	224	405	297	278	277	38	48	50	51	117i
153000	Deposits with Vendors	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
160050	Loan costs	13	112	112	114	114	114	114	128	128	128	614	618	618	596	596	596	596	671	671	673	674	674x
170050	Accum Amort - Loan costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

	Other current assets	584	719	1,179	808	938	894	708	704	558	574	2,297	1,295	1,253	1,425	1,559	1,527	1,502	1,141	1,353	1,100	985	1,107

	Total Current Assets	25,146	25,724	27,326	27,184	27,980	28,449	28,855	31,588	28,599	28,804	38,781	40,961	39,507	38,715	38,370	37,445	35,893	39,752	39,677	39,779	40,229	40,414

Lanx, Inc.

Balance Sheet Lead Schedule - Consolidated

August 31, 2013

($ in thousands)

Account #	Description	Jan-10	Feb-10	Mar-10	Apr-10	May-10	Jun-10	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Dec-10	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11
211000	Accounts Payable	(954)	(1,609)	(2,339)	(2,287)	(2,765)	(2,900)	(2,907)	(2,791)	(3,156)	(3,506)	(3,101)	(2,626)	(3,055)	(3,785)	(3,808)	(2,686)	(3,034)	(2,519)	(2,269)	(2,189)	(2,434)	(2,913)
211001	Legacy - AP	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
211002	Accounts Payable - EuroLanx	—	—	—	—	—	—	—	—	(7)	(5)	(6)	(4)	(23)	(6)	(3)	(6)	(25)	(5)	(8)	(28)	(5)	(18)
211005	Accrued - Accounts Payable	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
211020	Trade Payable - Adj Disbursements	—	—	—	—	—	—	—	—	(8)	—	42	—	—	—	—	—	—	—	—	—	—	—
211200	Goods / Invoices Received	(202)	(257)	(162)	(426)	(347)	(223)	(196)	(120)	(96)	(228)	(223)	(278)	(296)	(371)	(136)	(138)	(279)	(226)	(257)	(201)	(338)	(124)
211202	Legacy - G /I Received	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
213000	Accounts Payable - I/C	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
213001	Accounts Payable - I/C - EuroLanx	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
213003	Loans Payable - I/C	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
215100	Credit Cards - AMEX	(42)	(54)	(9)	5	(28)	4	3	(25)	74	92	52	(38)	(3)	(9)	(56)	2	(99)	(25)	(88)	(51)	(10)	(18)
215101	Credit Cards - SVB	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

	Accounts payable	(1,199)	(1,919)	(2,510)	(2,709)	(3,140)	(3,119)	(3,099)	(2,936)	(3,193)	(3,647)	(3,237)	(2,946)	(3,376)	(4,171)	(4,003)	(2,829)	(3,437)	(2,776)	(2,621)	(2,469)	(2,787)	(3,073)

215020	Accrued Distributor Commissions	(1,461)	(1,519)	(1,779)	(1,613)	(1,538)	(2,027)	(1,704)	(2,116)	(1,982)	(2,059)	(2,356)	(2,270)	(1,972)	(1,966)	(2,430)	(2,032)	(1,989)	(2,164)	(1,797)	(2,102)	(1,946)	(2,107)
215040	Accrued - Royalties	(581)	(284)	(416)	(547)	(279)	(445)	(5,579)	(3,305)	(3,457)	(3,598)	(3,325)	(3,462)	(2,894)	(2,578)	(2,038)	(2,173)	(1,893)	(1,275)	(1,369)	(1,119)	(553)	(693)
215041	Accrued - Royalties, Disputed	(2,179)	(2,347)	(2,535)	(2,713)	(2,869)	(3,054)	(201)	(210)	(219)	(227)	(237)	(262)	(271)	(279)	(287)	(295)	(302)	(337)	(344)	(352)	(360)	(34)
211010	Sales Tax Payable	(520)	(519)	(518)	(549)	(581)	(614)	(647)	(680)	(572)	(506)	(524)	(557)	(564)	(604)	(503)	(524)	(550)	(554)	(579)	(590)	(625)	(635)
215061	Accrued - Income Tax	(192)	(188)	(39)	(69)	(70)	(80)	(90)	(99)	(91)	(100)	(110)	(50)	(29)	(39)	25	15	6	(2)	(11)	(21)	(23)	(34)
215068	Accrued - GPO Fees	(9)	(21)	(37)	(19)	(35)	(66)	(17)	0	0	0	0	(0)	(1)	(0)	(33)	(23)	(30)	(44)	(27)	(36)	(41)	(40)
215069	Accrued - Legal	(246)	(426)	(434)	(507)	(446)	(708)	(673)	(645)	(381)	(307)	(210)	(183)	(205)	(241)	(318)	(307)	(331)	(389)	(296)	(334)	(260)	(373)
215070	Accrued - Other	(1,119)	(939)	(823)	(803)	(647)	(759)	(747)	(537)	(456)	(583)	(799)	(845)	(1,202)	(1,138)	(835)	(994)	(705)	(827)	(691)	(637)	(633)	(478)
215071	Accrued - Tax & Audit	(201)	(209)	(132)	(154)	(142)	(128)	(154)	(171)	(45)	(25)	(30)	(174)	(139)	(116)	(137)	(149)	(134)	(135)	(155)	(176)	(197)	(181)
215072	Accrued - Interest Expense	(22)	(28)	(36)	(29)	(32)	(52)	(48)	(58)	(64)	(64)	(61)	(78)	(54)	(61)	(83)	(58)	(50)	(54)	(34)	(26)	(31)	(30)
215073	Accrued - T&E	(92)	(144)	(146)	(90)	(40)	(11)	(43)	(48)	(41)	(101)	(41)	(89)	(37)	(37)	(76)	(93)	(49)	(73)	(128)	(106)	(184)	(34)
215074	Accrued - Surgeon Consulting	—	—	—	—	(112)	(72)	(93)	(22)	(21)	(112)	(148)	(123)	(94)	(199)	(187)	(76)	(73)	(38)	(43)	(86)	(103)	(166)
215090	Customer Deposits	(26)	(26)	(26)	(24)	(24)	(24)	(32)	(24)	(24)	(24)	(24)	(24)	(24)	(26)	(77)	(77)	(42)	(42)	(42)	(24)	(24)	(24)
245000	Other Liabilities (ST)	(225)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
215010	Accrued Rent (ST)	(69)	(72)	(75)	(78)	(81)	(84)	(87)	(90)	(93)	(96)	(119)	(102)	(105)	(108)	(111)	(114)	(117)	(120)	(123)	(126)	(130)	(133)
215000	Lease Incentive Obligation (ST)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(234)	(242)	(242)	(242)	(242)	(242)	(242)

	Accrued expenses	(6,975)	(6,751)	(7,027)	(7,225)	(6,928)	(8,153)	(10,144)	(8,034)	(7,475)	(7,831)	(8,015)	(8,248)	(7,622)	(7,424)	(7,121)	(7,134)	(6,502)	(6,295)	(5,881)	(5,979)	(5,352)	(5,203)

Account #	Description	Nov-11	Dec-11	Jan-12	Feb-12	Mar-12	Apr-12	May-12	Jun-12	Jul-12	Aug-12	Sep-12	Oct-12	Nov-12	Dec-12	Jan-13	Feb-13	Mar-13	Apr-13	May-13	Jun-13	Jul-13	Aug-13
211000	Accounts Payable	(2,828)	(3,426)	(4,724)	(4,188)	(3,538)	(3,885)	(5,222)	(5,072)	(5,116)	(5,661)	(6,186)	(5,905)	(5,444)	(5,980)	(6,395)	(6,873)	(6,255)	(5,895)	(6,502)	(7,431)	(7,781)	(8,514	)i
211001	Legacy - AP	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
211002	Accounts Payable - EuroLanx	(3)	(15)	(47)	(40)	(15)	(30)	(15)	(62)	(37)	(22)	(44)	(19)	(12)	(0)	(8)	(18)	(34)	(4)	(36)	(32)	(7)	(12	)i
211005	Accrued - Accounts Payable	—	(161)	(161)	75	(142)	(109)	(47)	46	—	—	—	—	—	—	—	(60)	(4)	(0)	(0)	(0)	(0)	(0	)i
211020	Trade Payable - Adj Disbursements	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
211200	Goods / Invoices Received	(100)	3	(569)	(257)	(122)	(149)	(228)	(242)	(239)	(238)	(109)	(123)	(238)	(515)	(396)	(624)	(129)	(122)	(326)	(399)	(413)	(519	)i
211202	Legacy - G /I Received	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
213000	Accounts Payable - I/C	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
213001	Accounts Payable - I/C - EuroLanx	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
213003	Loans Payable - I/C	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
215100	Credit Cards - AMEX	(7)	(22)	(14)	13	1	(3)	5	9	(20)	(53)	19	(59)	(9)	(61)	(114)	(89)	(56)	(28)	(100)	(43)	(82)	(87	)i
215101	Credit Cards - SVB	—	—	—	—	—	—	—	—	(371)	(382)	—	—	—	—	—	—	—	—	—	—	—	—

	Accounts payable	(2,938)	(3,621)	(5,514)	(4,397)	(3,815)	(4,175)	(5,507)	(5,321)	(5,782)	(6,357)	(6,320)	(6,106)	(5,702)	(6,557)	(6,912)	(7,664)	(6,479)	(6,050)	(6,964)	(7,905)	(8,284)	(9,131)

215020	Accrued Distributor Commissions	(1,926)	(1,962)	(2,186)	(2,066)	(1,877)	(1,813)	(2,172)	(2,011)	(2,013)	(2,175)	(2,144)	(2,498)	(2,193)	(2,043)	(2,068)	(2,036)	(2,360)	(2,344)	(2,404)	(2,306)	(2,513)	(2,463	)i
215040	Accrued - Royalties	(461)	(372)	(509)	(264)	(411)	(538)	(289)	(451)	(581)	(334)	(491)	(701)	(507)	(543)	(723)	(356)	(537)	(783)	(476)	(718)	(992)	(524	)i
215041	Accrued - Royalties, Disputed	(37)	(41)	(45)	(45)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
211010	Sales Tax Payable	(652)	(609)	(630)	(582)	(634)	(664)	(672)	(672)	(697)	(713)	(778)	(801)	(819)	(892)	(743)	(757)	(753)	(750)	(766)	(821)	(838)	(845	)i
215061	Accrued - Income Tax	(44)	(27)	(37)	(47)	(49)	(55)	(2)	(12)	(22)	(32)	(36)	(72)	(108)	(132)	(143)	(148)	(68)	(78)	(88)	(98)	(108)	(118	)i
215068	Accrued - GPO Fees	(42)	(43)	(47)	(42)	(38)	(33)	(35)	(38)	(46)	(55)	(64)	(73)	(69)	(49)	(61)	(57)	(53)	(64)	(57)	(49)	(54)	(63	)i
215069	Accrued - Legal	(355)	(323)	(176)	(286)	(655)	(330)	(490)	(2,606)	(2,543)	(2,372)	(740)	(661)	(572)	(590)	(713)	(477)	(520)	(432)	(245)	(243)	(224)	(404	)i
215070	Accrued - Other	(704)	(891)	(1,057)	(786)	(851)	(856)	(706)	(847)	(453)	(583)	(1,251)	(1,298)	(1,321)	(1,120)	(944)	(788)	(861)	(819)	(874)	(1,014)	(981)	(962	)i
215071	Accrued - Tax & Audit	(202)	(181)	(135)	(155)	(176)	(114)	(135)	(147)	(168)	(189)	(210)	(250)	(241)	(334)	(344)	(313)	(277)	(296)	(123)	(135)	(147)	(193	)i
215072	Accrued - Interest Expense	(49)	(165)	(175)	(173)	(191)	(187)	(211)	(211)	(214)	(224)	(41)	(244)	(205)	(207)	(215)	(196)	(210)	(222)	(240)	(239)	(229)	(235	)x
215073	Accrued - T&E	(64)	(66)	(137)	(114)	(115)	(111)	(109)	(142)	(75)	(149)	(130)	(130)	(159)	(129)	(58)	(149)	(70)	(107)	(141)	(128)	(68)	(119	)i
215074	Accrued - Surgeon Consulting	(99)	(217)	(256)	(312)	(237)	(312)	(156)	(199)	(141)	(154)	(241)	(292)	(340)	(192)	(212)	(332)	(246)	(383)	(453)	(295)	(346)	(325	)i
215090	Customer Deposits	(24)	(24)	(24)	(24)	(24)	(24)	(24)	(24)	(24)	(24)	(24)	(103)	(103)	(105)	(107)	(117)	(125)	(128)	(127)	(127)	(24)	(24	)i
245000	Other Liabilities (ST)	—	—	—	—	—	—	—	—	—	(340)												i
215010	Accrued Rent (ST)	(143)	(37)	(41)	(44)	(48)	(52)	(56)	(60)	(64)	(68)	(72)	(73)	(77)	(81)	(86)	(90)	(94)	(98)	(102)	(106)	(110)	(115	)x
215000	Lease Incentive Obligation (ST)	(242)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212)	(212	)x

	Accrued expenses	(5,043)	(5,171)	(5,666)	(5,153)	(5,520)	(5,301)	(5,269)	(7,633)	(7,253)	(7,625)	(6,434)	(7,407)	(6,925)	(6,629)	(6,628)	(6,027)	(6,386)	(6,716)	(6,307)	(6,490)	(6,847)	(6,602)

Lanx, Inc.

Balance Sheet Lead Schedule - Consolidated

August 31, 2013

($ in thousands)

Account #	Description	Jan-10	Feb-10	Mar-10	Apr-10	May-10	Jun-10	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Dec-10	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11
215030	Accrued Sales Commissions	(275)	(319)	(409)	(303)	(350)	(525)	(563)	(671)	(655)	(634)	(699)	(682)	(346)	(408)	(435)	(364)	(371)	(478)	(375)	(322)	(348)	(390)
215050	Accrued - Bonuses	(1,471)	(411)	(445)	(600)	(756)	(912)	(534)	(613)	(802)	(891)	(980)	(1,122)	(1,174)	(348)	(534)	(744)	(954)	(663)	(746)	(899)	(1,041)	(970)
215060	Accrued - PTO	(56)	(55)	(55)	(55)	(55)	(55)	(55)	(55)	(261)	(261)	(261)	(274)	(274)	(274)	(274)	(274)	(274)	(274)	(274)	(274)	(274)	(274)
215062	Accrued - Payroll	(145)	(122)	(82)	(52)	(29)	(623)	(644)	(577)	(1,020)	(831)	(638)	(481)	(406)	(463)	(393)	(384)	(387)	(258)	(210)	(175)	(393)	(292)
215063	Accrued - Health & Dental	—	—	—	—	—	—	—	—	—	—	(1)	—	—	(8)	—	—	—	—	—	—	—	—
215080	Employee Related - 401k	0	0	0	(29)	(28)	(33)	(0)	(34)	(26)	(25)	(30)	(0)	(36)	—	(54)	(57)	(61)	(58)	(63)	(0)	(54)	—
215081	Employee Related - FSA	(20)	(21)	(16)	(19)	(22)	(25)	(27)	(25)	(12)	(16)	(16)	(15)	(11)	(9)	(3)	(2)	(2)	3	(3)	3	(1)	(5)
215082	Employee Related - Other	(2)	—	—	—	—	—	—	—	(28)	(33)	(39)	(59)	(46)	(98)	(55)	(43)	(45)	(56)	(39)	(63)	(40)	(44)

	Accrued compensation	(1,969)	(927)	(1,007)	(1,059)	(1,239)	(2,173)	(1,824)	(1,975)	(2,804)	(2,691)	(2,663)	(2,632)	(2,292)	(1,606)	(1,748)	(1,867)	(2,094)	(1,784)	(1,709)	(1,729)	(2,150)	(1,974)

	Total accounts payable and accrued expenses	(10,142)	(9,598)	(10,544)	(10,993)	(11,307)	(13,445)	(15,067)	(12,944)	(13,471)	(14,169)	(13,915)	(13,826)	(13,290)	(13,201)	(12,872)	(11,830)	(12,033)	(10,854)	(10,211)	(10,178)	(10,289)	(10,250)

215130	Line of Credit (ST)	—	—	—	—	—	—	—	—	—	—	—	(1,520)	(2,520)	(3,520)	—	(4,720)	(5,220)	(5,220)	(5,220)	(5,220)	(6,220)	(6,220)
215110	Capital Leases (ST)	(275)	(277)	(278)	(278)	(274)	(270)	(267)	(263)	(259)	(255)	(251)	(246)	(246)	(236)	(231)	(225)	(223)	(220)	(217)	(215)	(212)	(209)
215120	Term Loan (ST)	(988)	(988)	(1,017)	(1,017)	(1,017)	(1,019)	(1,019)	(1,019)	(1,019)	(1,019)	(1,019)	(1,148)	(1,148)	(1,022)	(962)	(902)	(835)	(771)	(751)	(642)	(589)	(522)
215135	Other Debt (ST)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(45)	(45)	(45)

	Term loan, capital lease obligations & other debt	(1,263)	(1,265)	(1,296)	(1,295)	(1,292)	(1,290)	(1,286)	(1,282)	(1,278)	(1,274)	(1,270)	(1,394)	(1,394)	(1,259)	(1,193)	(1,127)	(1,058)	(991)	(968)	(901)	(846)	(777)

		(11,405)	(10,863)	(11,839)	(12,289)	(12,599)	(14,735)	(16,353)	(14,226)	(14,749)	(15,443)	(15,185)	(16,740)	(17,204)	(17,979)	(14,065)	(17,677)	(18,311)	(17,066)	(16,400)	(16,299)	(17,356)	(17,247)

	Adjusted Working Capital

Account #	Description	Nov-11	Dec-11	Jan-12	Feb-12	Mar-12	Apr-12	May-12	Jun-12	Jul-12	Aug-12	Sep-12	Oct-12	Nov-12	Dec-12	Jan-13	Feb-13	Mar-13	Apr-13	May-13	Jun-13	Jul-13	Aug-13
215030	Accrued Sales Commissions	(334)	(366)	(412)	(368)	(434)	(364)	(392)	(379)	(254)	(294)	(292)	(214)	(284)	(287)	(281)	(292)	(262)	(194)	(216)	(213)	(201)	(199	)i
215050	Accrued - Bonuses	(1,055)	(250)	(433)	(616)	(549)	(732)	(916)	(1,099)	(1,012)	(912)	(824)	(916)	(1,047)	(500)	(683)	(866)	(1,049)	(732)	(916)	(1,099)	(1,250)	(1,433	)i
215060	Accrued - PTO	(274)	(301)	(301)	(301)	(271)	(271)	(271)	(271)	(271)	(271)	(271)	(271)	(271)	(418)	(418)	(384)	(384)	(384)	(384)	(384)	(384)	(384	)i
215062	Accrued - Payroll	(215)	(223)	(194)	(180)	(172)	(178)	(591)	(698)	(323)	(255)	(212)	(322)	(304)	(363)	(414)	(377)	(266)	(319)	(272)	(239)	(248)	(241	)i
215063	Accrued - Health & Dental	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
215080	Employee Related - 401k	—	—	(69)	—	—	(69)	(70)	(118)	(69)	(68)	(56)	(58)	(56)	(52)	(76)	(79)	(63)	(66)	(60)	(60)	(67)	(60	)i
215081	Employee Related - FSA	(9)	(15)	(10)	(6)	(3)	(4)	(5)	2	1	(0)	(2)	(7)	(9)	(11)	3	4	10	13	15	13	16	13i
215082	Employee Related - Other	(46)	(59)	(41)	(45)	(44)	(45)	(27)	(61)	(49)	(64)	(45)	(49)	(52)	(63)	(85)	(51)	(55)	(66)	(55)	(75)	(54)	(58	)i

	Accrued compensation	(1,932)	(1,214)	(1,459)	(1,516)	(1,474)	(1,663)	(2,271)	(2,623)	(1,976)	(1,864)	(1,701)	(1,836)	(2,023)	(1,693)	(1,955)	(2,044)	(2,069)	(1,749)	(1,888)	(2,055)	(2,189)	(2,362)

	Total accounts payable and accrued expenses	(9,913)	(10,006)	(12,639)	(11,066)	(10,809)	(11,139)	(13,047)	(15,577)	(15,012)	(15,846)	(14,455)	(15,349)	(14,650)	(14,879)	(15,495)	(15,735)	(14,934)	(14,515)	(15,159)	(16,450)	(17,320)	(18,096)

																		(5,579)	(5,589)	(5,238)	(5,682)	(5,972)	(5,940)
215130	Line of Credit (ST)	(7,220)	(1,000)	(1,750)	(4,750)	(6,546)	(7,930)	(7,874)	(10,494)	(8,967)	(8,949)	0	0	0	0	—	—	—	—	—	—	—	—
215110	Capital Leases (ST)	(206)	(204)	(204)	(200)	(198)	(199)	(200)	(199)	(198)	(197)	(196)	(195)	(191)	(232)	(224)	(216)	(207)	(198)	(188)	(179)	(170)	(161	)x
215120	Term Loan (ST)	(448)	(1,790)	(1,787)	(2,283)	(2,528)	(2,773)	(3,017)	(3,018)	(3,013)	(3,018)	(2,161)	(2,161)	(2,875)	(3,228)	(3,581)	(3,933)	(4,290)	(4,286)	(4,186)	(4,186)	(4,186)	(4,186	)x
215135	Other Debt (ST)	(46)	(46)	(46)	(47)	(47)	(47)	(48)	(48)	(48)	(40)	(36)	(33)	(29)	(25)	(21)	(16)	(12)	(8)	(4)	(0)	(0)	(0)

	Term loan, capital lease obligations & other debt	(700)	(2,041)	(2,037)	(2,530)	(2,773)	(3,020)	(3,266)	(3,265)	(3,260)	(3,255)	(2,394)	(2,389)	(3,095)	(3,485)	(3,826)	(4,165)	(4,510)	(4,493)	(4,378)	(4,365)	(4,356)	(4,347)

		(17,833)	(13,047)	(16,426)	(18,346)	(20,128)	(22,089)	(24,186)	(29,336)	(27,239)	(28,051)	(16,849)	(17,738)	(17,745)	(18,365)	(19,320)	(19,900)	(19,443)	(19,007)	(19,537)	(20,815)	(21,676)	(22,443)

	Adjusted Working Capital											17,703	16,618	17,858	18,156	17,668	17,381	18,235	18,310	19,911	18,489	20,005	19,838
																					12 Month	18,348
																					9 Month	18,666

																					6 Month	19,131

																					3 Month	19,444

Exhibit B

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is dated as of                     , 2013 and is by and among EBI Holdings, LLC, a Delaware limited liability company (“Parent”), Fortis Advisors LLC, a Delaware limited liability company, as Securities Holders Representative, on behalf of the Securities Holders (“Representative”, and together with Parent, the “Escrow Parties”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”). All capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Merger Agreement (as hereinafter defined).

WHEREAS, Representative, Parent, LNX Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Lanx, Inc., a Delaware corporation (the “Company”), and the other parties thereto have entered into that certain Agreement and Plan of Merger, dated as of October 5, 2013, pursuant to which Merger Sub will merge with and into the Company and the Company will be the surviving corporation resulting from such merger (the “Merger Agreement”);

WHEREAS, Section 2.7(a) of the Merger Agreement requires Parent or an Affiliate of Parent to deliver the Escrow Amount (as hereinafter defined) to the Escrow Agent at the Closing to provide a source of funds for the payment of amounts which may in the future become due to Parent pursuant to the Securities Holders’ obligations under the Merger Agreement;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, (a) the Securities Holders that are holders of the Company’s Common Stock and In-the-Money Warrants (the “Equityholders”) are obligated to deliver to Parent duly executed Letters of Transmittal in order to receive their portion of the Merger Consideration, and (b) the Securities Holders that are Carveout Plan Participants are obligated to deliver to Parent duly executed Participant Agreements in order to receive their portion of the Merger Consideration;

WHEREAS, Parent and the Representative desire to appoint the Escrow Agent as the escrow agent under this Agreement and the Escrow Agent desires to accept such appointment and to hold, invest, administer and distribute the Escrow Amount in accordance with the terms of this Agreement; and

WHEREAS, the parties desire to set forth their understandings with regard to the Escrow Account (as hereinafter defined) established by this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1. Establishment of Escrow Account

(a) The Escrow Parties hereby appoint the Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

(b) Parent hereby deposits with the Escrow Agent the sum of $14,250,000 by wire transfer of immediately available funds to be held in escrow by the Escrow Agent (the “Deposit”). The Deposit shall be held and invested in a single escrow fund as security for any obligations of the Securities Holders under the Merger Agreement, including (i) the obligation of the Securities Holders to indemnify Parent Indemnified Parties for Losses pursuant to the Merger Agreement and (ii) the obligation of the Securities Holders to pay for any post-Closing adjustment to the Merger Consideration payable to Parent pursuant to Section 2.7(f) of the Merger Agreement (such amount, together with any investment earnings thereon, and as reduced by any disbursements thereof, the “Escrow Amount” or “Escrow Funds.”). The Escrow Agent accepts said sum and agrees to establish and maintain a separate account (the “Escrow Account”) therefor in its capacity as Escrow Agent pursuant to the terms of this Agreement.

Section 2. Investments

(a) Until the release of the Escrow Funds pursuant to Sections 3 and 10 hereof, and subject to Section 2(b), the Escrow Agent shall follow the joint written instructions of the Escrow Parties concerning any investment or reinvestment from time to time of the funds held in the Escrow Account, and shall invest and reinvest the Escrow Funds only in a permitted investment. For purposes of this Agreement, “permitted investments” means (i) obligations of the United States government, (ii) insured certificates of deposit of commercial banks (including a certificate of deposit issued by an affiliate of the Escrow Agent) having combined capital and surplus of at least $100,000,000, or (iii) commercial paper rated no lower than “A-l” by Standard & Poor Corp. or “P-l” by Moody’s Investment Service, Inc., in each case as set forth in joint written instructions of the Escrow Parties. All such investments shall have a maturity date of no more than thirty (30) days from the date of investment or reinvestment. The Escrow Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

(b) Interest and other earnings on permitted investments shall be added to the Escrow Account. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account. In the event that the Escrow Agent does not receive written direction from the Escrow Parties to invest funds held in the Escrow Account, the Escrow Agent shall invest such funds in the Wells Fargo Bank Money Market Deposit Account (“MMDA”), or a successor or similar fund or account offered by the Escrow Agent, which in each case shall be a permitted investment at all times. Amounts on deposit in the MMDA are insured up to a total of $250,000 per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (“FDIC”), subject to the applicable rules and regulations of the FDIC. The parties understand that deposits in the MMDA are not secured.

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(c) The Escrow Agent is hereby authorized, upon delivery of joint written instructions of the Escrow Parties to the Escrow Agent, to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the Escrow Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.

(d) The Escrow Parties acknowledge and agree that the delivery of any Escrow Funds is subject to the sale and final settlement of permitted investments. Proceeds of a sale of permitted investments will be delivered on the Business Day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such permitted investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

Section 3. Disbursement of Escrow Account

The Escrow Amount shall only be distributed and released as follows:

(a) Merger Consideration Adjustment. Upon final determination of the Closing Schedule pursuant to Section 2.7 of the Merger Agreement, if such adjustments result in a net decrease to the Merger Consideration (a “Net Decrease Amount”), Parent may deliver to the Escrow Agent and to the Representative a written notice (the “Adjustment Payment Claim”) requesting distribution to Parent of the Net Decrease Amount from the Escrow Amount. Within five (5) Business Days following Parent’s delivery of the Adjustment Payment Claim to the Escrow Agent, the Escrow Agent shall pay the Net Decrease Amount to Parent from the Escrow Amount.

(b) Indemnification Claims.

(i) From time to time during the term of this Agreement, Parent may deliver to the Escrow Agent and the Representative a written notice (an “Indemnification Claim”) requesting distribution to Parent of all or a portion of the amount of any Losses claimed to be payable to any of Parent Indemnified Parties pursuant to the Merger Agreement (the “Indemnification Claim Amount”). Each such Indemnification Claim shall contain (a) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party to the extent such Losses can be reasonably determined, (b) a statement that the Indemnified Party is entitled to indemnification under Article IX or Section 10.2 or Section 10.3 of the Merger Agreement, as applicable, for such Losses and a reasonable explanation of the basis therefor and (c) a demand for payment for such Losses. If the Representative has not delivered a written objection to the Escrow Agent (a copy of which shall be concurrently provided to Parent) within thirty (30) calendar days following the date of Parent’s delivery of the Indemnification Claim to the Escrow Agent (the “Indemnification Claim Period”), then within three (3) Business Days following the expiration of the Indemnification Claim Period, the Escrow Agent shall pay to Parent the Indemnification Claim Amount (or the estimate thereof) specified in the Indemnification Claim from the Escrow Amount.

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(ii) If the Representative rejects in writing all or any portion of the claims set forth in the Indemnification Claim within the Indemnification Claim Period in accordance with this Section 3 (the “Claim Amount”), upon the Representative’s delivery of such notice of rejection, the Representative and Parent will attempt in good faith to settle such Indemnification Claim. If Parent and the Representative agree to a settlement to all or any portion of such Indemnification Claims, they will prepare and execute a joint direction evidencing such settlement and promptly deliver such joint direction to the Escrow Agent. Upon receipt of such joint direction, the Escrow Agent will promptly distribute to Parent cash from the Escrow Amount in accordance with the joint direction.

(iii) If Parent and the Representative fail to settle all of the Indemnification Claims within thirty (30) calendar days of the date of the Indemnification Claim, then such Indemnification Claims will be resolved in accordance with the terms and conditions of the Merger Agreement. The Escrow Agent shall make payment with respect to any such unresolved Indemnification Claims only in accordance with (i) joint written instructions from the Representative and Parent as to the disposition of the Indemnification Claim Amount, or (ii) the award of the court or arbitrator relating thereto which is final and not subject to further proceedings or appeal. Any award of the court or arbitrator shall be accompanied by letter of counsel, stating that such award is final, non-appealable and from a court of competent jurisdiction (“Final Order”). Upon receipt of any such joint written instructions or Final Order, the Escrow Agent shall distribute cash from the Escrow Amount in accordance therewith.

(c) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance of the Escrow Amount at such time, the Escrow Agent shall only release such available balance and shall have no liability or responsibility to Parent for any such deficiency.

(d) All distributions of all or a portion of the Escrow Amount pursuant to this Section 3 or Section 10 shall be made, (i) in the case of distributions to Parent, by wire transfer of immediately available funds in accordance with the instructions delivered to the Escrow Agent by Parent pursuant to the wire instructions set forth on Schedule B hereto or, if Parent shall provide notice to the Escrow Agent in accordance with Section 12 hereof, to such account(s) as Parent shall designate in such notice, and (ii) in the case of the Securities Holders, by wire transfer of immediately available funds or by bank check delivered to their respective payment addresses in accordance with Schedule A, as such Schedule A may be modified from time to time by the Representative upon notice to the Escrow Agent (all such payment instructions, collectively, the “Payment Instructions”); provided, that, any amounts payable to the Carveout Plan Participants shall be paid to Parent, and Parent shall pay such amounts to the Carveout Plan Participants in accordance with Schedule A.

Section 4. Concerning the Escrow Agent

Notwithstanding any provision contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, shall:

(a) not be liable for any action taken or omitted under this Agreement so long as it shall have acted in good faith and without gross negligence or willful misconduct;

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(b) have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks or other documents or instruments submitted to it in connection with its duties hereunder;

(c) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the Escrow Parties, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind. Concurrent with the execution of this Agreement, Parent and the Representative shall deliver to the Escrow Agent Exhibit A-1 and Exhibit A-2 to this Agreement which contain the authorized signers’ designations in Part A thereof;

(d) be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties as to any facts or as to the happening of any contemplated event precedent to such action, except as expressly provided herein;

(e) have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with this Agreement;

(f) be entitled to compensation for its services hereunder as per Exhibit B attached hereto, which is made a part hereof, and for reimbursement of its reasonable out-of-pocket expenses, including, but not by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all to be paid 50% by Parent and 50% by the Representative (on behalf of the Security Holders) first from the Escrow Fund; provided, however, that if Parent fails to pay Parent’s amount to the Escrow Agent within thirty (30) days following the Escrow Agent’s delivery of an invoice for such amount, the Escrow Agent shall be entitled to be paid such amount by deduction from the Escrow Fund, and Parent shall be obligated to replenish the Escrow Fund;

(g) be under no obligation to invest deposited funds or the income generated thereby until it has received a Form W-8 or W-9, as applicable, from Parent, regardless of whether such party is exempt from the reporting or withholding requirements under the Internal Revenue Code of 1986, as amended (the “Code”), and Parent hereby covenants and agrees that it shall deliver a Form W-8 or W-9, as applicable, on or prior to the date of this Agreement;

(h) be, and hereby is, indemnified and saved harmless by Parent and by the Representative (on behalf of the Securities Holders), severally and not jointly on a 50/50 basis from all losses, liabilities, costs and expenses, including reasonable attorney fees and expenses, which may be incurred by it as a result of its acceptance of the Escrow Account or arising from the performance of its duties hereunder, unless such losses, liabilities, costs and expenses shall have been finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Escrow Agent, and such indemnification shall survive its resignation or removal, or the termination of this Agreement; provided, that, any amounts that Representative may be obligated to pay to the Escrow Agent under this Section 4(h) on behalf of the Securities

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Holders shall be first paid from the Escrow Funds; provided further, that, if Parent fails to pay Parent’s amount of the foregoing to the Escrow Agent within thirty (30) days following the Escrow Agent’s delivery of an invoice for such amount, the Escrow Agent shall be entitled to be paid such amount by deduction from the Escrow Fund, and Parent shall be obligated to replenish the Escrow Fund;

(i) have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Merger Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION;

(j) have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by the Escrow Agent in accordance with the advice of such counsel; and

(k) have the right to perform any of its duties hereunder through its agents, attorneys, custodians or nominees.

Section 5. Disagreements

If any conflict, disagreement or dispute arises between, among or involving any of the parties concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain any of the Escrow Amount until the Escrow Agent (a) receives a Final Order directing delivery of all or a portion of the Escrow Amount, in which event the Escrow Agent shall be authorized to disburse the Escrow Amount in accordance with such Final Order, (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Funds or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Amount and shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such Final Order or agreement without further question, inquiry or consent.

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Section 6. Merger Involving the Escrow Agent

Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Escrow Agent, or its successors and assigns, shall provide written notice to the parties in accordance with Section 12 upon consummation of any such merger, conversion or consolidation.

Section 7. Attachment of Escrow Account; Compliance with Legal Orders

Except as otherwise stated herein, the Escrow Funds shall be held as an escrow fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of, or relating to, any creditor of any party to this Agreement. Notwithstanding the foregoing, in the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all orders, judgments or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such order, judgment or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such order, judgment or decree being subsequently reversed, modified, annulled, set aside or vacated.

Section 8. Tax Matters

(a) Each of the Escrow Parties hereby acknowledges and agrees that, for U.S. federal, state and local income tax purposes, Parent shall (i) be treated as the owner of the Escrow Fund and (ii) report all interest, if any, that is earned on, or derived from, the Escrow Fund as Parent’s income in the taxable year or years in which such income is properly includible and pay all taxes attributable thereto, whether or not such income has been distributed by the Escrow Agent during any particular year and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). None of the Escrow Parties shall take any position inconsistent with the treatment set forth in this Section 8 on any tax return, in any proceeding or otherwise.

(b) Parent and the Representative agree to provide, and to use commercially reasonable efforts to have the Securities Holders provide, the Escrow Agent with a properly executed Form W-8 or W-9, as applicable on the date hereof. The Escrow Agent shall be responsible for reporting all interest to the IRS and filing all IRS 1099s and other similar

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information statements that are required to be filed under applicable law. Any tax returns required to be prepared and filed with respect to interest earned on the Escrow Fund (other than IRS Form 1099 and other similar information statements) will be prepared and filed by Parent, and the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to any such interest (other than IRS Form 1099s and other similar information statements). The Escrow Parties understand that, in the event one or more tax identification numbers is not certified to the Escrow Agent, the Code may require withholding of a portion of any interest or other income earned on the Escrow Amount.

(c) Notwithstanding any other provision of this Agreement to the contrary, the Escrow Agent shall within five (5) days after the end of each calendar quarter distribute to Parent an amount of Escrow Funds equal to the product of (i) the amount of all income (including interest, dividends and gains) earned on the Escrow Funds during such quarter and (ii) forty percent (40%).

(d) The Escrow Parties acknowledge that all amounts released to the Equityholders in accordance with Section 10 of this Agreement shall be treated for tax purposes as (i) to the extent required by Section 483 of the Code and the Treasury regulations promulgated thereunder, payments of imputed interest on the deferred payment of Merger Consideration by Parent to the Equityholders, and (ii) the remainder as payments of Merger Consideration by Parent to the Equityholders. The Escrow Parties further acknowledge that the Equityholders shall be required to report as interest income, and Parent shall be entitled to deduct as interest expense, to the extent permitted by law, the imputed interest amount described in clause (i) of the preceding sentence. Parent and the Equityholders shall file all tax returns and reports in a manner consistent with such treatment. Parent shall determine all of the necessary characterization, calculation and withholding information, and Parent shall report taxes as required by law, in compliance with this Section 8(d). The Escrow Parties acknowledge that the Escrow Agent’s sole tax reporting responsibilities shall be as defined in Section 8(a) above.

(e) To help the government fight the funding of terrorism and money laundering activities, Federal laws require all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account. Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information, such as date of birth for individuals, for each individual and business entity that is a party to this Agreement. For individuals signing this Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver’s license, passport or other form of photo identification. For business and other entities that are parties to this Agreement, the Escrow Agent will require such documents, as it deems necessary to confirm the legal existence of the entity.

(f) Prior to the execution of this Agreement, any Escrow Party providing a U.S. tax identification number for U.S. tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9, and every individual executing this Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent. The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies.

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Section 9. Resignation or Removal of Escrow Agent

The Escrow Agent may resign as such following the giving of thirty (30) calendar days’ prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ prior written notice to the Escrow Agent by Parent and the Representative. In either event, (a) promptly after such notice Parent and the Representative will mutually appoint a banking corporation or trust company having capital and surplus in excess of $100,000,000 and organized under the laws of the United States or of a state of the United States, and (b) the duties of the Escrow Agent shall terminate thirty (30) days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the following to a successor escrow agent, as evidenced by a written notice filed with the Escrow Agent: (i) the balance of the moneys or assets then in its possession, less any fees, expenses and charges then due and owing to the Escrow Agent, (ii) records relating to any prior disbursements made by the Escrow Agent from the Escrow Agent prior to such appointment date and (iii) copies of all notices and instructions delivered to the Escrow Agent pursuant to this Agreement. Upon the delivery or transfer of all such materials, the Escrow Agent’s obligations under this Agreement shall cease and terminate; provided, that the Escrow Agent shall not be discharged from any liabilities for any gross negligence or willful misconduct taken as the Escrow Agent under this Agreement prior to such succession. The resigning or removed Escrow Agent shall provide reasonable assistance to the successor escrow agent.

If Parent and the Representative have failed to appoint a successor prior to the expiration of thirty (30) calendar days following delivery of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

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Section 10. Releases; Termination

(a) Payment Schedule. Prior to each of the First Release Date, Second Release Date and any Subsequent Release Date (each as defined below), the Representative shall provide to the Escrow Agent, with a copy simultaneously sent to Parent, a schedule (each, a “Payment Schedule”) that sets forth the name of each applicable Securities Holder, the portion of the Escrow Funds to be paid to each such Securities Holder on such First Release Date, Second Release Date or Subsequent Release Date, as applicable, and shall note which portion of the aggregate payment to be made in such Release constitutes the Carveout Plan Portion (each term as defined below). The Escrow Agent shall have no responsibility for verifying the calculations of the foregoing amounts and shall have no liability in connection therewith. Parent shall have no responsibility for verifying such calculations and shall have no liability in connection therewith, and the Representative (on behalf of the Securities Holders) hereby acknowledges and agrees that the preparation and delivery of each of the Payment Schedules shall be deemed to be an “Authorized Action” (as such term is defined in the Merger Agreement).

(b) First Release.

(i) On the date that is twelve (12) months following the date of this Agreement (the “First Release Date”), the Escrow Agent shall distribute out of the Escrow Account to the Securities Holders an amount (the “First Release Amount”) equal to (i) $7,125,000, minus (ii) the aggregate amount, if any, that has theretofore been paid to Parent in respect of the Adjustment Payment Claim and any Indemnification Claims, minus (iii) the aggregate Indemnification Claim Amount for Indemnification Claims, if any, that have not been resolved by Parent and the Representative as of the First Release Date (each such unresolved Indemnification Claim, an “Unresolved Indemnification Claim”).

(ii) The Representative shall prepare the Payment Schedule in accordance with the following procedure:

(A) The First Release Amount shall be divided into the portion payable to the Equityholders (such portion, the “Equityholders Portion”) and the portion payable to the Carveout Plan Participants (such portion, the “Carveout Plan Portion”) pursuant to the formula and procedures set forth on Schedule C, as calculated on the Payment Schedule.

(B) The Equityholders Portion shall be allocated among the Equityholders pursuant to the formula and procedures set forth on Schedule C, and the Carveout Plan Portion shall be allocated among the Carveout Plan Participants pursuant to the formula and procedures set forth on Schedule C.

(iii) The Escrow Agent shall distribute the Equityholders Portion of the First Release Amount to each of the Equityholders in accordance with the allocations set forth on the Payment Schedule and pursuant to the Payment Instructions set forth on Schedule A. The Escrow Agent shall distribute the Carveout Plan Portion of the First Release Amount, as set forth on the Payment Schedule, to Parent for the benefit of the Carveout Plan Participants (net of income and employment tax withholding). Parent shall cause such amounts to be paid to the Carveout Plan Participants in accordance with the Payment Schedule and the Payment Instructions set forth on Schedule A.

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The remainder of the Escrow Amount (as adjusted from time to time, the “Retained Amount”) shall continue to be held by the Escrow Agent subject to the terms and conditions of this Agreement.

(c) Second Release.

(i) On the date that is twenty four (24) months following the date of this Agreement (the “Second Release Date”), the Escrow Agent shall distribute out of the Escrow Account to the Securities Holders an amount (the “Second Release Amount”), equal to (i) the remaining Escrow Funds, minus (ii) the aggregate Indemnification Claim Amount for any Unresolved Indemnification Claims as of the Second Release Date.

(ii) The Representative shall prepare the Payment Schedule in accordance with the following procedure:

(A) The Second Release Amount shall be divided into the Equityholders Portion and the Carveout Plan Portion pursuant to the formula and procedures set forth on Schedule C, as calculated on the Payment Schedule.

(B) The Equityholders Portion shall be allocated among the Equityholders pursuant to the formula and procedures set forth on Schedule C, and the Carveout Plan Portion shall be allocated among the Carveout Plan Participants pursuant to the formula and procedures set forth on Schedule C.

(iii) The Escrow Agent shall distribute the Equityholders Portion of the Second Release Amount to each of the Equityholders in accordance with the allocations set forth on the Payment Schedule and pursuant to the Payment Instructions set forth on Schedule A. The Escrow Agent shall distribute the Carveout Plan Portion of the Second Release Amount, as set forth on the Payment Schedule, to Parent for the benefit of the Carveout Plan Participants (net of income and employment tax withholding). Parent shall cause such amounts to be paid to the Carveout Plan Participants in accordance with the Payment Schedule and the Payment Instructions set forth on Schedule A.

The remaining Retained Amount shall continue to be held by the Escrow Agent subject to the terms and conditions of this Agreement.

(d) Subsequent Releases.

(i) After the Second Release Date, in connection with any Retained Amount, within five Business Days after delivery to the Escrow Agent of (i) joint written instructions from the Representative and Parent as to the disposition of all or a portion of such Retained Amount or (ii) a Final Order relating to any Unresolved Indemnification Claim (each such date, a “Subsequent Release Date”), the Escrow Agent shall (A) distribute to Parent from the remaining Escrow Funds the amount payable to Parent in

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respect of the resolution of the Unresolved Indemnification Claim, and (B) distribute to the Securities Holders an amount (each, a “Subsequent Release Amount”) equal to (x) the remaining portion of the Retained Amount, minus (y) the aggregate Indemnification Claim Amount for any Unresolved Indemnification Claims as of the Subsequent Release Date.

(ii) The Representative shall prepare the Payment Schedule in accordance with the following procedure:

(A) The Subsequent Release Amount shall be divided into the Equityholders Portion and the Carveout Plan Portion pursuant to the formula and procedures set forth on Schedule C, as calculated on the Payment Schedule.

(B) The Equityholders Portion shall be allocated among the Equityholders pursuant to the formula and procedures set forth on Schedule C, and the Carveout Plan Portion shall be allocated among the Carveout Plan Participants pursuant to the formula and procedures set forth on Schedule C.

(iii) The Escrow Agent shall distribute the Equityholders Portion of the Subsequent Release Amount to each of the Equityholders in accordance with the allocations set forth on the Payment Schedule and pursuant to the Payment Instructions set forth on Schedule A. The Escrow Agent shall distribute the Carveout Plan Portion of the Subsequent Release Amount, as set forth on the Payment Schedule, to Parent for the benefit of the Carveout Plan Participants (net of income and employment tax withholding). Parent shall cause such amounts to be paid to the Carveout Plan Participants in accordance with the Payment Schedule and the Payment Instructions set forth on Schedule A.

The remaining Retained Amount shall continue to be held by the Escrow Agent subject to the terms and conditions of this Agreement.

As used in this Agreement and any exhibit or schedule hereto, a “Release Amount” refers to any of the First Release Amount, the Second Release Amount or any Subsequent Release Amount. As used in this Agreement and any exhibit or schedule hereto, a “Release” refers to any release pursuant to this Section 10.

(e) Termination Date. This Agreement shall terminate upon the delivery of the entire Escrow Amount in accordance with this Agreement. In the event that Parent and the Representative deliver to the Escrow Agent a joint written notice that specifies the disposition of the Escrow Amount, the Escrow Agent shall, upon receipt thereof, promptly disburse the Escrow Amount in accordance with such specified disposition, and this Agreement shall automatically terminate upon such disposition. Upon such termination this Agreement shall have no further force and effect, except that the provisions of Section 4, this Section 10 and Sections 12 through 18 shall survive such termination and the resignation or removal of the Escrow Agent.

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Section 11. Limitations on Rights to Escrow Funds

None of the parties shall have any right, title or interest in or to, or possession of, the Escrow Account and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Funds unless and until such Escrow Funds have been distributed pursuant to Sections 3 or 10 above. Accordingly, the Escrow Agent shall be in sole possession of the Escrow Funds and shall not act as custodian of the Escrow Parties under this Agreement for the purposes of perfecting a security interest therein, and no creditor of any of the Escrow Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Funds as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Funds unless and until such Escrow Funds have been released pursuant to Sections 3 or 10 above.

Section 12. Notices

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) Business Day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

(i)	if to the Representative:

Fortis Advisors LLC

Attention: [Contact Name] Notice Department

Telephone:

Facsimile: (858) 408-1843

Email: notices@fortisrep.com

with a copy to (which shall not constitute notice):

Cooley LLP

380 Interlocken Crescent

Suite 900

Broomfield, CO 80021

Attention: James Linfield and Laura Medina

(ii)	if to Parent:

c/o Biomet, Inc.

56 E. Bell Drive

Warsaw, Indiana 46581-0587

Attention: General Counsel

Jody S. Gale, VP and Associate General Counsel

Telephone: (574) 267-6639

Fax: (574) 372-1960

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with a copy to (which shall not constitute notice):

Reed Smith LLP

10 South Wacker Drive, 40th Floor

Chicago, Illinois 60606

Attention: Michael P. Lee, Esq.

Fax: (312) 207-6400

(iii)	if to the Escrow Agent:

Wells Fargo Bank, National Association

10 S. Wacker Drive

Corporate Trust Dept.; 13th Floor

Chicago, IL 60606

Attention: Timothy P. Martin

Fax Number: 312-726-2158

Phone Number: 312-726-2137

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 13. Governing Law

This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereby consent to the jurisdiction and venue of any state or federal court in the State of Delaware, with respect to any dispute arising with respect to this Agreement or the Escrow Account.

Section 14. Entire Agreement; Amendment, Modification or Waiver

This Agreement, and as between Parent and Representative the Merger Agreement, contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede any prior understandings or agreements by or among the parties hereto (as applicable), whether written or oral, which may have related to the subject matter hereof in any way. This Agreement may be amended or modified and any term of this Agreement may be

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waived if such amendment, modification or waiver is in writing and signed by each of the parties. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions, on any other occasion.

Section 15. Assignments of Interests

This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives and permitted assigns of the parties hereto. No party shall assign any of its rights and obligations hereunder without the prior written consent of the other parties, which such consent shall not be unreasonably withheld; provided; that upon prior written notice to Parent and the Representative, the Escrow Agent may assign this Agreement to an affiliated or successor bank.

Section 16. Severability

The parties hereto agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions, but are valid and enforceable, and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

Section 17. Conflicts

The parties agree and acknowledge that, as between the Representative and Parent, to the extent any terms, conditions or provisions of this Agreement are in any way inconsistent with or conflict with any term, condition or provision of the Merger Agreement, the Letters of Transmittal or the Participant Agreements, the Merger Agreement, the Letters of Transmittal and the Participant Agreements (as the case may be) shall govern and control. Unless and until the Escrow Agent shall be notified in writing that an inconsistency or a conflict exists between this Agreement and the Merger Agreement, the Letters of Transmittal or the Participant Agreements, it shall be entitled to conclusively assume that no such inconsistency or conflict exists. In the event that the Escrow Agent shall be notified that an inconsistency or a conflict exists between the Agreement and the Merger Agreement, the Letters of Transmittal or the Participant Agreements, the Escrow Agent shall be permitted to interplead assets held hereunder pursuant to Section 5 hereof.

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Section 18. Counterparts and Facsimile Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. It is the express intent of the parties hereto to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF).

Section 19. Force Majeure

The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 20. Security Procedure For Funds Transfers.

The Escrow Agent shall confirm each funds transfer instruction received in the name of a party by means of the security procedure selected by such party and communicated to the Escrow Agent in the form of Exhibits A-1 and A-2 attached hereto, which upon delivery by such party shall become a part of this Agreement. Once delivered to the Escrow Agent, Exhibits A-1 and A-2 may be revised or rescinded only by a writing signed by an authorized representative of the party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent reasonable opportunity to act on it. If a revised Exhibits A-1 or A-2 or a rescission of an existing Exhibits A-1 or A-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to a party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the party under this Agreement. The parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date first above written.

PARENT:

EBI Holdings, LLC

By:
Name:
Its:

REPRESENTATIVE:

Fortis Advisors LLC

By:
Name: Ryan Simkin
Its: Managing Director

ESCROW AGENT:

Wells Fargo Bank, National Association, as Escrow Agent

By:
Name:
Its:

SIGNATURE PAGE TO ESCROW AGREEMENT

EXHIBIT A-1

Representative’s Security Procedure

The Representative hereby certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth below identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Representative, and that the option checked in Part C of this Exhibit A-1 is the security procedure selected by the Representative for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Representative.

The Representative has reviewed each of these security procedures and has determined that the option checked in Part C of this Exhibit A-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part C of this Exhibit A-1, the Representative acknowledges that it has elected to not use the other security procedures described below and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by the Representative.

NOTICE: The security procedure selected by the Representative will not be used to detect errors in the funds transfer instructions given by the Representative. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that the Representative take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

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Part A

Name, Title, Telephone Number, E-mail Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of the Representative.

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Ryan Simkin	Managing Director	858-200-8691	rsimkin@fortisrep.com

Part B

Name, Title, Telephone Number and E-mail Address for person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Adam Lezack	Managing Director	858-200-8692	alezack@fortisrep.com

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Part C

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part B above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts A and B of this Exhibit.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☒	Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part B of this Exhibit. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts A and B of this Exhibit. The Representative understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. The Representative further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	Option 3. Delivery of funds transfer instructions by password protected file transfer system only—no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If the Representative wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If the Representative chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part B above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this          day of                     , 2013.

By
Name:
Title:

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EXHIBIT A-2

Parent’s Security Procedure

Parent hereby certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth below identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Parent, and that the option checked in Part C of this Exhibit A-2 is the security procedure selected by Parent for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Parent.

Parent has reviewed each of these security procedures and has determined that the option checked in Part C of this Exhibit A-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part C of this Exhibit A-2, Parent acknowledges that it has elected to not use the other security procedures described below and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Parent.

NOTICE: The security procedure selected by Parent will not be used to detect errors in the funds transfer instructions given by Parent. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Parent take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

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Part A

Name, Title, Telephone Number, E-mail Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Parent

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part B

Name, Title, Telephone Number and E-mail Address for person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

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Part C

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part B above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts A and B of this Exhibit.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☒	Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part B of this Exhibit. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts A and B of this Exhibit. Parent understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Parent further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	Option 3. Delivery of funds transfer instructions by password protected file transfer system only—no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Parent wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Parent chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part B above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this          day of                     , 2013.

By
Name:
Title:

23

EXHIBIT B

SCHEDULE OF ESCROW AGENT FEES

Annual Charge                     $

Any out-of-pocket expenses, or extraordinary fees or expenses such as attorney’s fees or messenger costs, are additional and are not included in the above schedule.

These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination. The annual fee is billed in advance and payable prior to that years’ service and shall be paid by Parent.

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Schedule A

Payment Instructions for Securities Holders

[To be provided by Lanx]

25

Schedule B

Payment Instructions for Parent

Wire Instructions:

Account Name:

Account Number:

Bank Name:

Bank ABA Number:

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Schedule C

Determination of Equityholders Portion and Carveout Plan Portion of each Release

Amount and Allocation of Payments to Securities Holders

Each Release Amount shall be allocated and distributed to the Securities Holders as follows:

FIRST, the Carveout Plan Portion shall be determined as follows:

Carveout Plan Portion = ((A – L) * X) – B

where

A =	the aggregate Merger Consideration received by the Securities Holders at the Closing, plus any Release Amount previously paid to the Securities Holders, plus the Release Amount that is to be distributed (and with respect to which the Carveout Plan Portion is being determined);

L =	(1) if A is less than $115,000,000.00, the Aggregate Preference Amount, or

(2) if A is greater than or equal to $115,000,000.00, zero;

X =	(1) if A is less than $115,000,000.00, sixteen and one-half percent (16.5%); or

(2) if A is greater than or equal to $115,000,000.00 and less than $125,000,000.00, four and thirty-five one hundredths percent (4.35%); or

(3) if A is greater than or equal to $125,000,000.00, four and eight tenths percent (4.8%).

B =	any amounts previously paid to the Carveout Plan Participants (excluding the Release Amount with respect to which the distribution is being determined.

SECOND, the Carveout Plan Portion shall be distributed to the Carveout Plan Participants according to the following percentage allocations:

Name	Percentage Allocation
CEO: Dan Gladney	58%
CFO: Steve Deitch	22%
VP Commercialization: Paul Hickey	6%
VP Sales: Nick Ansari	5%
SVP & General Counsel: Dana Klapper Cohen	5%
Shawn McCormick	4%

TOTAL ALLOCATED:	100%

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THIRD, the remaining amount shall be distributed to the Equityholders according to the following percentage allocations:1

[1]	NTD: To add percentage allocations for each Equityholder based on the amount of Merger Consideration received at Closing by such Equityholder divided by the aggregate Merger Consideration received by all Equityholders at Closing.

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Exhibit C

EBI Holdings, LLC

c/o Biomet, Inc.

56 E. Bell Drive

Warsaw, Indiana 46581

October     , 2013

Re: Acquisition of Lanx, Inc.

Dear Stockholder/Warrantholder of Lanx, Inc.:

Biomet, Inc., an Indiana corporation (“Biomet’), EBI Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Biomet (“Parent”), LNX Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Lanx, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, as the Securities Holders Representative (the “Securities Holders Representative”) have entered into an Agreement and Plan of Merger dated as of October 5, 2013 (as amended, supplemented or modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub was merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”). In the case of any inconsistency between this letter or the Letter of Transmittal and the Merger Agreement (including the schedules and exhibits thereto), the terms of the Merger Agreement shall control. Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Merger Agreement.

At the Effective Time of the Merger, (i) each outstanding share of Company Capital Stock was converted into the right to receive that amount of cash (without interest) determined pursuant to the terms of the Merger Agreement and (ii) each outstanding In-the-Money Warrant was terminated and converted into the right to receive that amount of cash (without interest) determined pursuant to the terms of the Merger Agreement. Pursuant to the terms set forth in the Merger Agreement, the portion of the Merger Consideration payable to the holders of shares of Company Capital Stock and the holders of In-the-Money Warrants at Closing was deposited with the Payment Agent on behalf of the Securities Holders. In connection with the Merger, the holders of shares of Company Capital Stock, the holders of In-the-Money Warrants and the Carvout Plan Participants (collectively, the “Securities Holders”) are subject to certain indemnification obligations and certain other obligations under the Merger Agreement and the Letter of Transmittal. At Closing, a portion of the Merger Consideration otherwise payable to the Securities Holders (the “Escrow Funds”) was deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement, to secure the obligations of the Securities Holders under the Merger Agreement. The Escrow Agent will hold the Escrow Funds, together with any earnings thereon, until such Escrow Funds are released in accordance with the Merger Agreement and the Escrow Agreement.

Pursuant to the terms of the Merger Agreement and the Letter of Transmittal, you hereby consent and agree to the appointment of the Securities Holders Representative to serve as representative of the Securities Holders in the capacity of the “Securities Holders Representative” under the Merger Agreement. At Closing, a portion of the Merger Consideration otherwise payable to the Securities Holders was deposited with the Securities Holders Representative (the “Securities Holders Representative Amount”), and such Securities Holders Representative Amount shall be used to make any payment required to be made for the account of the Securities Holders pursuant to the Merger Agreement and to pay all costs and expenses incurred by or on behalf of the Securities Holders Representative’s actions in such capacity.

In addition to payments that the Securities Holders are entitled to receive at Closing pursuant to the Merger Agreement, the Securities Holders may also be entitled to receive additional payments following Closing pursuant to the terms of the Merger Agreement and the Escrow Agreement.

As a Securities Holder, in order to receive the payments to which you are entitled in connection with the consummation of the Merger, you must deliver the following items to Reed Smith LLP, Parent’s legal counsel:

1.	The original stock certificates and/or warrants representing all of your shares of Company Capital Stock and/or the In-the-Money Warrants (collectively, the “Certificates”); and

2.	The original completed and signed Letter of Transmittal attached hereto.

The Certificates and the Letter of Transmittal should be delivered by overnight courier or certified or registered mail, return receipt requested, to Reed Smith LLP at the following address: Reed Smith LLP, 10 S. Wacker Drive, 40th Floor, Chicago, IL 60606 Attention: DeJohn Allen.

If you have any questions concerning the Letter of Transmittal, please contact DeJohn Allen by telephone at (312) 207-2434 or by e-mail at dallen@reedsmith.com.

Please note that backup withholding taxes will NOT be withheld from payments made in respect of Company Capital Stock or In-the-Money Warrants by Securities Holders who properly provide the information called for below.

Please carefully read the instructions contained in the Letter of Transmittal and make certain that the Letter of Transmittal is properly completed, dated and signed. It is important that you submit your Letter of Transmittal and Certificates (if you possess them) as soon as possible. You will not receive your cash payment from the Merger until after your Letter of Transmittal and your Certificates are received.

Sincerely,

EBI HOLDINGS, LLC

cc: Biomet, Inc.

LETTER OF TRANSMITTAL

To accompany certificate(s) representing shares of Common Stock and shares of Preferred Stock and

Warrants to purchase Common Stock and Warrants to purchase Preferred Stock of

LANX, INC.

To be Exchanged for Cash

Complete and Return Original

By Overnight Courier or Certified or Registered Mail, Return Receipt Requested to the Following Address:

Reed Smith LLP

10 S. Wacker Drive, 40th Floor

Chicago, IL 60606

Attention: DeJohn Allen

For information please contact DeJohn Allen by phone at (312) 207-2434 or e-mail at dallen@reedsmith.com

Delivery of this instrument to an address other than as set forth above does not constitute a valid delivery.

DESCRIPTION OF SECURITIES SURRENDERED
Certificate(s) Enclosed (Attach additional list if space below is inadequate)
Print Name and Address of Registered Owner(s)	Certificate or Warrant Number (if applicable)	Number of Shares of Lanx, Inc. Series A Preferred Stock Represented by Certificate	Number of Shares of Lanx, Inc. Series B Preferred Stock Represented by Certificate	Number of Shares of Lanx, Inc. Series C Preferred Stock Represented by Certificate	Number of Shares of Lanx, Inc. Common Stock Represented by Certificate	Number of Shares of Lanx, Inc. Common Stock issuable upon exercise of Warrant (and exercise price)	Number of Shares of Lanx, Inc. Series C Preferred Stock issuable upon exercise of Warrant (and exercise price)

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PLEASE READ AND FOLLOW THE ACCOMPANYING INSTRUCTIONS CAREFULLY. YOU MUST COMPLETE THE FIRST PAGE AND THE BOXES ON PAGES 9 AND 10.

YOU MUST ENCLOSE ALL CERTIFICATES THAT YOU CURRENTLY POSSESS WHICH REPRESENT SHARES OF COMMON STOCK AND SHARES OF PREFERRED STOCK AND/OR WARRANTS EXERCISABLE FOR SHARES OF COMMON STOCK OR SHARES OF SERIES C PREFERRED STOCK OF LANX, INC. WITH THIS LETTER OF TRANSMITTAL.

Lost, Stolen or Destroyed Certificates

☐	If any of the certificate(s) representing shares of Common Stock, shares of Preferred Stock or In-the-Money Warrants of Lanx, Inc. that you own have been lost, stolen or destroyed, check this box and see Instruction 7. Complete the remainder of this Letter of Transmittal and indicate here (i) the number of shares and series (if applicable) of such stock represented by the lost, stolen or destroyed certificate(s) and/or (ii) the maximum number of shares and series (if applicable) of stock for which the lost, stolen or destroyed In-the-Money Warrant is exercisable.

                                         (Number of shares and series (if applicable) of such stock represented by lost, stolen or destroyed certificate(s) / number of shares and series (if applicable) of stock for which the lost, stolen or destroyed In-the-Money Warrant is exercisable).

Wire Transfers

☐	If you wish to have the cash consideration to be paid to you in connection with the Merger sent by wire transfer, please check this box, complete the remainder of this Letter of Transmittal and provide wire instructions on Page 9 below.

Please note: For payments being made to security holders residing in a country other than the United States, it is advised that you receive your payment by wire transfer.

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PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

Ladies and Gentlemen:

This Letter of Transmittal is being delivered in connection with that certain Agreement and Plan of Merger (as amended, modified or supplemented from time to time, the “Merger Agreement”) by and among Biomet, Inc., an Indiana corporation (“Biomet”), EBI Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Biomet (“Parent”), LNX Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Lanx, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, as the Securities Holders Representative named therein (the “Securities Holders Representative”), and in connection with the consummation of the merger of Merger Sub with and into the Company,with the Company continuing as the surviving entity (the “Merger”). In case of any inconsistency between this Letter of Transmittal and the Merger Agreement (including the schedules and exhibits thereto), the terms of the Merger Agreement shall control. Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Merger Agreement.

In connection with the consummation of the Merger, the undersigned hereby surrenders (i) the stock certificate(s) delivered herewith representing shares of Common Stock or shares of Preferred Stock of the Company and/or (ii) the In-The-Money Warrants, for the purpose of receiving in exchange therefor certain cash payments in respect of such securities pursuant to the terms of the Merger Agreement and, if applicable, the Escrow Agreement.

By executing and delivering this Letter of Transmittal, the undersigned hereby makes the following representations, warranties, acknowledgements, affirmations and agreements:

1.	The undersigned has full power and authority (and, if an individual, legal capacity) to execute and deliver this Letter of Transmittal and to deliver for surrender and cancellation the enclosed stock certificate(s) and warrants and all rights represented by such stock certificate(s) and/or warrants are free and clear of all liens, restrictions, charges and encumbrances and are not subject to any adverse claims. The undersigned has duly executed and delivered this Letter of Transmittal, which constitutes the undersigned’s valid and legally binding obligation, enforceable in accordance with its terms and conditions. The undersigned is not required to give any notice to, make any filing or registration with, or obtain any authorization, waiver, license, consent, or approval of any Governmental Authority or third party in connection with the undersigned’s execution and delivery of this Letter of Transmittal. No other corporate or other action, as the case may be, on the part of the undersigned is necessary to authorize the execution and delivery of this Letter of Transmittal by the undersigned or the performance by the undersigned of its obligations hereunder.

2.	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement based upon any agreements or other arrangements made by or on behalf of the undersigned for which the Surviving Corporation, Parent, Biomet or their Affiliates would be responsible, except as expressly disclosed pursuant to the Merger Agreement.

3.

Neither the execution and the delivery of this Letter of Transmittal, the performance of the undersigned’s obligations hereunder, nor the consummation of the transactions contemplated hereby, will (i) violate any law to which the undersigned or any the undersigned’s assets or properties is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any agreement, contract, lease, permit, instrument, or other arrangements to which the undersigned is a party or by which it is bound or to which any

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of the undersigned’s assets are subject (or result in the imposition of any Lien), except in the case of clause (ii) for any such conflict or other result that would not in any way adversely affect the undersigned’s ability to perform the undersigned’s obligations hereunder or consummate the transactions contemplated hereby.

4.	The undersigned confirms that it has good and valid title to the securities of the Company listed above under “Description of Securities Surrendered” (such securities, the “Surrendered Securities”) and that it has full power and authority to transfer the Surrendered Securities, free and clear of all Liens, and not subject to any adverse claims. The undersigned confirms that it is the registered holder of the Surrendered Securities, and the undersigned has full authority to surrender all title, rights and interests in the Surrendered Securities for exchange as provided in the Merger Agreement. The undersigned acknowledges and agrees that the consideration paid or payable to the undersigned in exchange for the Surrendered Securities pursuant to the Merger Agreement and the Escrow Agreement are in full satisfaction of all rights pertaining to the Surrendered Securities. The surrender of the Surrendered Securities by the undersigned effected hereby is irrevocable.

5.	The undersigned has received and had an opportunity to review copies of the Escrow Agreement and the Merger Agreement, and the undersigned (on the undersigned’s own behalf and on behalf of any successor in interest) agrees to be subject to and bound by such provisions applicable to the “Securities Holders” therein, as if the undersigned were a signatory party to the Merger Agreement in such capacity.

6.	Without limiting the generality of the foregoing, the undersigned (on the undersigned’s own behalf and on behalf of any successor in interest) agrees (a) to be subject to and bound by the indemnification obligations of the Securities Holders set forth in Articles IX and X of the Merger Agreement, and (b) to be subject to and bound by the provisions set forth in Section 2.7 of the Merger Agreement, in each case subject to the terms of the Merger Agreement.

7.	The undersigned agrees to the establishment of the Escrow Account and the deposit with the Escrow Agent of $14,250,000 of the Merger Consideration, which amount will be held in escrow by the Escrow Agent to secure the Securities Holders’ obligations under the Merger Agreement and as a source of payment for the fees and expenses of the Escrow Agent.

8.	Without limiting the foregoing, the undersigned hereby (A) expressly and specifically approves the designation of Fortis Advisors LLC (or such Person’s successor) as the undersigned’s representative and as the attorney-in-fact and agent in the capacity of the “Securities Holders Representative” (as described in the Merger Agreement), and the Securities Holders Representative shall have the right to act for and on the undersigned’s behalf with respect to all matters under the Merger Agreement and the Escrow Agreement and (B) agrees to be subject to and bound by Section 12.1 of the Merger Agreement. An expense fund in the amount of $1,000,000, which was deducted from the consideration otherwise payable to each Securities Holder at the Closing, will be held by the Securities Holders Representative to cover any expenses incurred in its capacity as such (the “Securities Holders Representative Amount”). Each Securities Holder will receive its Pro Rata Share of any amounts left over in the Securities Holders Representative Amount if and when the same is distributed by the Securities Holders Representative.

9.	The undersigned hereby irrevocably and unconditionally waives and agrees not to exercise any rights of appraisal or any dissenters’ rights the undersigned may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement, and the undersigned withdraws any written objections to the Merger and/or demands for appraisal, if any, with respect to all securities of the Company held by the undersigned.

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10.	The undersigned hereby, on behalf of the undersigned and the undersigned’s successors, assigns and heirs, unconditionally and irrevocably waives, releases and forever discharges each of the Company, its Subsidiaries, and any Person that was a director, officer, employee, agent, predecessor, successor, assign, equity holder, partner or insurer of the Company or any of its Subsidiaries at any time prior to the Effective Time (the “Released Parties”) from any and all liabilities of any kind or nature whatsoever existing at or prior to the Effective Time (the “Released Liabilities”), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown; provided, however, that, for the avoidance of doubt, such Released Liabilities shall include any right to recover for any indemnification claims made against or paid directly or indirectly by the undersigned pursuant to Article IX or Article X of the Merger Agreement. The undersigned shall not seek to recover any amounts in connection therewith or thereunder from the Released Parties. Notwithstanding the foregoing, nothing in this paragraph shall operate as a release with respect to and shall not operate to release (i) any rights the undersigned may have under the Merger Agreement, the Escrow Agreement or this Letter of Transmittal or any other agreement executed in connection therewith or executed contemporaneously therewith, (ii) any rights the undersigned may have to indemnification as an officer or director of the Company or any of its Subsidiaries under their respective Organizational Documents, pursuant to an agreement with the Company or any of its Subsidiaries, or applicable law, or (iii) if applicable, any of the undersigned’s rights as an employee of the Company or any of its Subsidiaries for wages, bonus or other compensation or other employee benefits to which the undersigned is entitled under the Employee Plans as a result of the undersigned’s employment by the Company or its Subsidiaries (but excluding any equity interest, direct or indirect, in the Company or any of its Subsidiaries) or is otherwise entitled pursuant to the undersigned’s employment agreement or offer letter with the Company or its Subsidiaries identified in Schedule 3.18(a) to the Merger Agreement. The undersigned understands and acknowledges that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties with respect to Released Liabilities, except as expressly set forth herein. To the extent permitted by law, the undersigned hereby expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The undersigned hereby understands and acknowledges the significance of the undersigned’s release of unknown claims and its waiver of statutory protection against a release of unknown claims.

11.	The undersigned has had the opportunity to consult with legal, tax and/or financial advisor(s) of the undersigned’s choosing regarding the consequences to the undersigned of the Merger, the Merger Agreement, the Escrow Agreement and the undersigned’s execution of this Letter of Transmittal, and the undersigned acknowledges that the undersigned (A) taken such opportunity (to the extent so desired), (B) has carefully reviewed and understand the terms of the Merger Agreement (including exhibits and schedules thereto), the Escrow Agreement and the Letter of Transmittal, and the transactions contemplated by each such agreement and deems them to be in the undersigned’s best interest and (C) executes this Letter of Transmittal free from coercion, duress or undue influence.

12.	The undersigned agrees and acknowledges that all authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the undersigned’s successors, assigns, heirs, executors, administrators and legal representatives and shall not be affected by, and shall survive, the undersigned’s dissolution, death or incapacity (as applicable).

13.	The undersigned authorizes Biomet, the Company, Parent, Merger Sub, the Payment Agent and the Securities Holders Representative to rely on all representations, certifications and instructions set forth in this Letter of Transmittal.

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14.	The undersigned will, upon request, execute and deliver any additional documents reasonably requested by Biomet, the Company, Parent, Merger Sub, the Securities Holders Representative or the Payment Agent in connection with the surrender of the undersigned’s Surrendered Securities.

All questions as to validity, form and eligibility of any delivered Letter of Transmittal will be determined in the reasonable discretion of Parent; provided, however, that Parent’s approval of the validity, form and eligibility of such Letter of Transmittal may not be unreasonably withheld, conditioned or delayed.

The undersigned hereby acknowledges that the Payment Agent shall issue or cause to be issued all Merger Consideration payable to the undersigned with respect to the undersigned’s Surrendered Securities in the form of a check issued in the name shown an address shown on the first page of this Letter Transmittal unless other payment/delivery instructions are given in the “Payment Instructions” below.

This Letter of Transmittal shall be construed and governed in accordance with the laws of the State of Delaware, without regard to its laws regarding conflicts of law. The unenforceability or invalidity of any provision of this Letter of Transmittal shall not affect the enforceability or validity of any other provision.

6

PAYMENT INSTRUCTIONS

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 3, 4 and 6)	SPECIAL DELIVERY INSTRUCTIONS (See Instruction 4)

Fill in ONLY if check is to be issued in a name that differs from the name on the stock registers of the Company.*	Fill in ONLY if check is to be issued in the name set forth above but delivered to an address other than that set forth in “Description of Securities Surrendered” above.*

Issue and deliver check to:	Deliver check to:

Name	Name
(Please Print)	(Please Print)

Address	Address

**TIN#

(Tax Identification or Social Security Number)

*      Requires signature guarantee. See Instruction 3 to this Letter of Transmittal.

**    Fill in Taxpayer Identification Number (TIN) of Payee above. See Instruction 9 to this Letter of Transmittal.

* Requires signature guarantee. See Instruction 3 to this Letter of Transmittal.

☐	Check here if you elect to receive your payment by wire transfer. Any applicable wire transfer fees will be deducted from your payment.

WIRE TRANSFER INSTRUCTIONS	SPECIAL WIRE TRANSFER PAYMENT INSTRUCTIONS

Bank: Bank Address: ABA No.: Account Name: Account No.: Reference:

Complete ONLY if the wire transfer is to be made to an account name other than the registered holder (See Instructions 1-5 under “Instructions for Completing Letter of Transmittal”).

Transfer to:

Bank:

Bank Address:

ABA No.:

Account Name:

Account No.:

Reference:

TIN of Payee:

7

IMPORTANT

SECURITIES HOLDERS SIGN HERE

(Signature(s) of Owner(s))

Must be signed by registered holder(s) EXACTLY as name(s) appear(s) on the Company’s register of share/warrant ownership. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 2. (For information concerning signature guarantees see Instruction 3.)

Dated:                     , 2013

Name(s)

(Please Print)

Capacity

(See Instruction 2)

Address

(Including Zip Code)

Area Code and Telephone No. (Business)

Area Code and Telephone No. (Residence)

Tax Identification or Social Security No.

(Complete the Substitute Form W-9 contained herein)

SIGNATURE GUARANTEE

(See Instruction 3, if required)

Authorized Signature

Name

(Please Print)

8

Title

(Please Print)

Name of Firm

Address

(Include Zip Code)

Area Code and Telephone No.

Dated:

9

INSTRUCTIONS FOR COMPLETING LETTER OF TRANSMITTAL

(Please carefully read the instructions below)

1. Letter of Transmittal; Signatures. This Letter of Transmittal must be properly completed, duly executed, dated, and with original signature delivered or mailed to Parent’s legal counsel at the address set forth on the first page of this Letter of Transmittal together with the stock certificate(s) and/or warrant(s) the undersigned is surrendering in order to exchange securities for the cash amount the undersigned is entitled to receive pursuant to the Merger Agreement and the Escrow Agreement (such cash amount is sometimes referred to herein as the “Payment”).

The method of delivering certificate(s) and warrant(s) is at the option and the risk of the holder. Certificates may be surrendered by overnight courier or by mail. IF SENT BY MAIL, CERTIFIED OR REGISTERED MAIL, PROPERTY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED.

UNTIL A HOLDER HAS SURRENDERED HIS OR HER CERTIFICATE(S) AND/OR WARRANT(S), OR A SATISFACTORY INDEMNITY AND OTHER DOCUMENTATION RELATING TO THE LOSS OF CERTIFICATE(S) OR WARRANT(S) TO THE PARENT’S LEGAL COUNSEL, HE, SHE OR IT WILL NOT RECEIVE THE PAYMENT AND NO INTEREST WILL BE PAYABLE WITH RESPECT TO THE PAYMENT ON SURRENDER OF THE SECURITIES.

The undersigned should complete one Letter of Transmittal listing all securities registered in the same name and being surrendered hereunder. If any securities are registered in different ways on several certificate(s) or warrant(s), the undersigned will need to complete, sign, and submit as many separate Letters of Transmittal as there are different registrations of certificates.

The signature (or signatures, in the case of certificates owned by two or more joint holders) on this Letter of Transmittal should correspond exactly with the name(s) as written on the face of certificate(s) or warrant(s)surrendered unless the securities described on this Letter of Transmittal have been assigned by the registered holder or holders thereof, in which event this Letter of Transmittal should be signed in exactly the same form as the name(s) of the last transferee(s) indicated on the transfers attached to or endorsed on the certificate(s) or warrant(s), as the case may be. If the “Special Issuance Instructions” box is completed, then the signature(s) on this Letter of Transmittal must be guaranteed as specified in Instruction 3 below.

If this Letter of Transmittal, or any endorsement or stock power required by Instruction 3, is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary or representative capacity, the person signing must give his or her full title in such capacity and enclose appropriate evidence of his or her authority to so act. If additional documents are required by Parent, the Parent will advise the undersigned.

2. Check or Wire Issued in Same Name: If the check or wire is to be issued in the same name as the registered owner of the securities, the Letter of Transmittal should be completed and signed exactly as the securities so registered. Signature guarantees are not required if the securities surrendered herewith are submitted by the registered owner of such securities who has not completed the section entitled “Special Payment Instructions” or are for the account of an Eligible Institution (as defined below). If any of the securities surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the Company register for such security. If any securities owned by the same person are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittals executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

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3. Check or Wire Issued in Different Name: If the section entitled “Special Payment Instructions” or the section entitled “Special Wire Transfer Payment Instructions” is completed, then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each an “Eligible Institution”). The social security number or employer identification number of the party listed under “Special Payment Instructions” or “Special Wire Transfer Payment Instructions” is required to be provided.

4. Special Payment and Delivery: Indicate the name and address to which the check is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.

5. Letter of Transmittal Required: The undersigned will not receive the undersigned’s check or wire transfer unless and until the undersigned delivers this Letter of Transmittal, properly completed and duly executed, to the Parent’s legal counsel at the address set forth on the first page of this Letter of Transmittal, together with the original certificate(s) representing the securities transmitted and the warrant(s) transmitted, together with any required accompanying signature guarantees and/or evidences of authority.

6. Transfer Taxes: The undersigned will be responsible for the payment of any security transfer taxes applicable with respect to the Merger, to the extent they related specifically to the securities the undersigned is transferring. In addition, if payment of the cash consideration for securities is to be made to any persons other than the registered holders, the amount of all security transfer taxes (whether imposed on the registered owner or such persons payable on account of the transfer to such persons) will be deducted from the cash consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted by or on behalf of the person to whom the Letter of Transmittal directs payment.

7. Lost, Stolen or Destroyed Certificates. In the event that any holder is unable to deliver to the Parent’s legal counsel the certificate(s) representing his, her or its stock or the warrant(s) being surrendered, due, in either case, to the loss, theft or destruction of such certificate(s) or warrant(s), such fact should be indicated on the second page of this Letter of Transmittal. In such case, the holder should also contact the Parent’s legal counsel to report the lost, stolen or destroyed certificate(s) and/or warrant(s). The Parent’s legal counsel will mail to you an affidavit of loss which will include an indemnification for any claims arising from such loss, theft or destruction, which must be properly completed and returned to the Paying Agent. In no will Parent or Paying Agent require the posting of a bond in respect of any lost certificate(s) or lost warrant(s). No interest will be paid on amounts due for the securities.

8. Validity of Letter of Transmittal: All questions as to validity, form and eligibility of any Letter of Transmittal will be determined in the reasonable discretion of Parent. The Parent reserves the right to waive any irregularities or defects in any Letter of Transmittal. A delivery will not be deemed to have been made until all irregularities have been cured or waived by Parent.

9. Additional Copies: Additional copies of this Letter of Transmittal may be obtained by contacting the Parent’s legal counsel at the address shown on the front page of this Letter of Transmittal or by making a photocopy of the entire Letter of Transmittal.

10. Substitute Form W-9 or IRS Form W-8, as applicable: Under the Federal Income Tax Law, a non-exempt Securities holder is required to provide such Securities Holder’s correct Taxpayer Identification Number (“TIN”) on the Substitute Form W-9 provided herewith. If the securities are in more than one name or are not in the name of the actual owner, consult the enclosed Substitute Form W-9 guidelines for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering Securities Holder to federal income tax backup withholding (which such amount may increase for payments made after December 31, 2013) on the payment of any cash. Certain holders of securities (including, among others, corporations and certain foreign individuals) are

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not subject to these backup withholding and reporting requirements. In order for a holder of securities that is not a U.S. person for federal income tax purposes to qualify as an exempt recipient, that holder must submit to the Parent’s legal counsel a properly completed Internal Revenue Service Form W-8, signed under penalty of perjury, attesting to such holder’s exempt status. A Form W-8 can be obtained from the Company or the IRS at its website: www.irs.gov.

11. Miscellaneous. None of Biomet, Parent, Merger Sub, the Company, the Payment Agent or the Securities Holders Representative is under any duty to give notification of defects in any Letter of Transmittal or any certificates representing the securities.

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Substitute Form W-9 Request for Taxpayer Identification Number and Certification

Name as shown on account (if joint, list first and circle name of the person or entity whose number you enter below) Name: Address: City, State, and Zip Code:

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN)

TAXPAYER IDENTIFICATION NO. FOR ALL ACCOUNTS

Enter your taxpayer identification number in the appropriate box.

For most individuals this is your social security number. If you do not have a number, see the enclosed Guidelines.

Note: If the account is in more than one name, see the chart in the enclosed Guidelines on which number to give the payer.

Social Security Number Employer Identification Number

Certification – Under penalties of perjury, I certify that:

(1)    The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

(2)    I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3)    I am a U.S. citizen or other U.S. person (including a U.S. resident alien)

Certification Instructions – You must cross out Item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax returns. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out Item (2). The certification requirement does not apply to real estate transactions, mortgage interest paid, the acquisition or abandonment of secured property, contributions to an individual retirement account, and payments other than interest and dividends. Also see “Signing the Certification” under “Specific Instructions” in the enclosed Guidelines.

SIGNATURE	DATE

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN THE SPACE FOR THE “TIN” ON THE SUBSTITUTE FORM W-9.

.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under the penalty of perjury that a taxpayer identification number has not been issued to me and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28% of all reportable payments made to me thereafter will be withheld until I provide a number.

Signature	Date

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

IRS CIRCULAR 230 DISCLOSURE: To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this communication (including any attachments) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the United States Internal Revenue Code of 1986, as amended. Any such statement herein was written in connection with the promoting or marketing of the transactions or matters to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Guidelines for Determining the Proper Identification Number to Give the Payer – Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	GIVE THE SOCIAL SECURITY NUMBER OF-	For this type of account:	GIVE THE SOCIAL SECURITY NUMBER OF-

1. Individual	The individual	9. A valid trust, estate or pension trust	The legal entity (do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title) (5)

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)	10. Corporate account or account of LLC electing corporate status on Form 8832	The corporation

3. Husband and wife (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)	11. Religious, charitable or educational tax-exempt organization	The organization

4. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)	12. Partnership account held in the name of the business or account of multi-member LLC (other than an LLC described in item 10)	The partnership

5. Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor (1)	13. Association, club or other tax-exempt organization	The organization

6. Account in the name of guardian or committee for a designated ward, minor or incompetent person	The ward, minor or incompetent person (3)	14. A broker or registered nominee	The broker or nominee

7. a. The usual revocable savings trust account (grantor is also trustee) b. So-called trust account that is not a legal or valid trust under state law	The grantor-trustee (1) The actual owner (1)	15. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district or prison) that receives agricultural program payments	The public entity

8. Sole proprietorship account or account of single member LLC	The owner (4)

(1)	List first and circle the name of the person whose number you furnish. If only one person has a social security number, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s social security number.

(3)	Circle the ward’s, minor’s, or incompetent person’s name and furnish such person’s social security number.

(4)	Show the name of the owner. You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).

(5)	List first and circle the name of the legal trust, estate or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9, Cont.

Obtaining a Number

If you don’t have a TIN or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number. Section references in these guidelines refer to sections under the Internal Revenue Code of 1986, as amended.

Payees Exempt From Backup Withholding

Even if the payee does not provide a TIN in the manner required, you are not required to backup withhold on any payments you make if the payee is:

1.	An organization exempt from tax under section 501(a), any individual retirement account (IRA), or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

2.	The United States or any of its agencies or instrumentalities.

3.	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

4.	A foreign government or any of its political subdivisions, agencies, or instrumentalities.

5.	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6.	A corporation.

7.	A foreign central bank of issue.

8.	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

9.	A futures commission merchant registered with the Commodity Futures Trading Commission.

10.	A real estate investment trust.

11.	An entity registered at all times during the tax year under the Investment Company Act of 1940.

12.	A common trust fund operated by a bank under section 584(a).

13.	A financial institution.

14.	A middleman known in the investment community as a nominee or custodian.

15.	A trust exempt from tax under section 664 or described in section 4947.

Payments Exempt From Backup Withholding

Dividends and patronage dividends that generally are exempt from backup withholding include:

•	Payments to nonresident aliens subject to withholding under section 1441.

•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) distributions made by an ESOP.

Interest payments that generally are exempt from backup withholding include:

•	Payments of interest on obligations issued by individuals. However, if you pay $600 or more of interest in the course of your trade or business to a payee, you must report the payment. Backup withholding applies to the reportable payment if the payee has not provided a TIN or has provided an incorrect TIN.

•	Payments of tax-exempt interest (including exempt-interest dividends under section 852).

•	Payments described in section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage or student loan interest paid to you.

Other types of payments that generally are exempt from backup withholding include:

•	Wages.

•	Distributions from a pension, annuity, profit-sharing or stock bonus plan, any IRA, or an owner-employee plan.

•	Certain surrenders of life insurance contracts.

•	Gambling winnings if withholding is required under section 3402(q). However, if withholding is not required under section 3402(q), backup withholding applies if the payee fails to furnish a TIN.

•	Real estate transactions reportable under section 6045(e).

•	Cancelled debts reportable under section 6050P.

•	Distributions from a medical savings account and long-term care benefits.

•	Fish purchases for cash reportable under section 6050R.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9, Cont.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TIN, WRITE “EXEMPT” ON THE FACE OF THE FORM AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments other than interest, dividends and patronage dividends not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Internal Revenue Code sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N.

Privacy Act Notice. – Section 6109 of the Internal Revenue Code requires you to give your correct TIN to persons who must file information returns with the IRS to report, among other things, interest, dividends, and certain other income paid to you. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states and the District of Columbia to carry out their tax laws. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

Penalties

(1)	Penalty for Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)	Civil and Criminal Penalties for False Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4)	Misuse of Taxpayer Identification Numbers. If the requester discloses or sues TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Exhibit D

CERTIFICATE OF MERGER

OF

LNX ACQUISITION, INC.

WITH AND INTO

LANX, INC.

LANX, INC., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Company”), desiring to merge LNX ACQUISITION, INC., a Delaware corporation (the “Merger Sub”), with and into the Company (the “Merger”), pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
LNX Acquisition, Inc.	Delaware
Lanx, Inc.	Delaware

SECOND: An Agreement and Plan of Merger dated as of October 5, 2013, was approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL (and by the written consent of their respective stockholders in accordance with Section 228 of the DGCL).

THIRD: The Company will continue as the corporation surviving the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be Lanx, Inc. upon the effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “Effective Time”).

FOURTH: At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in the Merger to read, in its entirety, as set forth on Exhibit A attached hereto, and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation until further amended pursuant to the DGCL.

FIFTH: An executed copy of the Agreement and Plan of Merger is on file at the offices of the Surviving Corporation at 310 Interlocken Pkwy, Broomfield, Colorado 80021, and a copy thereof will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SIXTH: This Certificate of Merger, and the Merger, shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

*    *    *    *

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed as of the             day of             , 2013.

LANX, INC.

By:

Title:

{DE Certificate of Merger – LNX Acquisition with and into Lanx, Inc.}

Exhibit A

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Exhibit E

LANX, INC.

CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

This Confidentiality and Inventions Assignment Agreement (“Agreement”) is made in consideration for my employment by Lanx, Inc. or its subsidiaries or affiliates (the “Company”) and the compensation now and hereafter paid to me. This Agreement supersedes any confidentiality agreement previously executed between the Company and me in its entirety (the “Previous Agreement”). I hereby agree as follows:

1. CONFIDENTIALITY.

1.1 Nondisclosure; Recognition of Company’s Rights. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined in Section 1.2) and that the Company has a protectable interest therein. At all times during my employment by the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s prior written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any of the Company’s Proprietary Information. I hereby assign to the Company any rights I may have or acquire in any and all such Proprietary Information of the Company and recognize that all Proprietary Information of the Company shall be the sole and exclusive property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of the Company’s Proprietary Information. I have been informed and acknowledge that the unauthorized taking of any of the Company’s Proprietary Information may subject me to civil and/or criminal penalties.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information. By way of illustration but not limitation, “Proprietary Information” includes (a) concepts, information, materials, programs, artwork, formulae, trade secrets, inventions, mask works, ideas, processes, formulas, samples, techniques, sketches, drawings, models, apparatuses, equipment, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, or other copyrightable work and all Proprietary Rights (as defined in Section 2.1) therein (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, design details and specifications, engineering, manufacturing, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (c) current, pending and prospective contracts and business relationships between the Company and its existing and prospective customers or clients; (d) business information pertaining to existing and prospective customers or clients; and (e) information regarding the skills and compensation of other employees, contractors, consultants or agents of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment by the Company and thereafter, I will hold Third Party Information in strict confidence and will not disclose such information to anyone (other than the Company’s personnel who need to know such information in connection with their work for the Company) or use Third Party Information, except in connection with my work for the Company, unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by the Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by the Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or third party. I will use in the

1.

performance of my work for the Company only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the trade or industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company.

2. INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, mask work and other intellectual property rights or “moral rights” throughout the world. “Moral rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment by the Company are set forth in Exhibit A to this Agreement and are excluded from the scope of this Agreement.

2.2 Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined in Section 2.3) without the Company’s prior written consent. In addition, I agree that I will not incorporate into any of the software utilized by the Company or otherwise deliver to the Company any software code licensed under the GNU, GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company. I have set forth on Exhibit A (Prior Inventions), attached hereto, a complete list of all Inventions that I have, alone or jointly with others, made, conceived, developed or reduced to practice or caused to be made, conceived, developed or reduced to practice prior to the commencement of my employment by the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose in the space provided on Exhibit A for such purpose a cursory name for each such Prior Invention, indicating the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Inventions has not been made for that reason. If no such disclosure is attached to this Agreement, I represent that there are no Prior Inventions. If, in the course of my employment by the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign to the Company in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made, conceived, developed or reduced to practice or caused to be made, conceived, developed or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment by the Company. Inventions of the Company and Inventions assigned to the Company, or to a third party as directed by the Company, pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (a) relate to the Company’s actual or anticipated business, research or development, or (b) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

2.5 Obligation to Keep Company Informed. During the period of my employment by the Company and for six (6) months after my last day of employment by the Company, I will promptly disclose to the Company, fully and in writing, all Inventions related to spinal implants authored, made, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications related to spinal implants filed by me or on my behalf within one (1) year after termination of my employment by the Company. The Company will keep any confidential information disclosed by me in writing to the Company pursuant to this Agreement in confidence and will not use such confidential information for any purpose or disclose such information to third parties without my written consent.

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2.6 Government or Third Party. I also agree to assign any and all of my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment by the Company and which are protectable by copyright are deemed “works made for hire” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights and Assistance. During the period of my employment by the Company and thereafter, I will assist the Company in every proper way to obtain and enforce United States and foreign Proprietary Rights relating to Company Inventions in all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof relating to Company Inventions. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. In the event the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. NO CONFLICTS OR SOLICITATION. I acknowledge that during my employment by the Company, I will have access to and knowledge of the Company’s Proprietary Information. To protect the Company’s Proprietary Information, I agree that, during the period of my employment by the Company, I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. To protect the Company’s Proprietary Information and because of the position in the Company that I hold , I agree that, during my employment by the Company, whether full-time or part-time, and for a period of one year after my last day of employment by the Company, I will not directly or indirectly (a) solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company, or (b) solicit the business of any client or customer of the Company (other than within the scope of my work for the Company) with whom I engaged during the course of my employment with the Company, or (c) induce any client, customer, supplier, vendor, consultant or independent contractor of the Company with whom I engaged to terminate or negatively alter his, her or its relationship with the Company. I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined in Section 5.2). If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5. COVENANT NOT TO COMPETE. I acknowledge that during my employment by the Company I will have access to and knowledge of Proprietary Information. To protect the Company’s Proprietary Information and because of the position in the Company that I hold I agree that during my employment by the Company, whether full-time or part-time, and for a period of one year after my last day of employment by the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in, the financing, operation, management or control of any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined in Section 5.2). It is agreed that ownership of (a) no more than one percent (1%) of the outstanding voting stock of a Restricted Business which is publicly traded corporation, or (b) any stock I presently own in a Restricted Business shall not constitute a violation of this provision.

5.1 Reasonable. I agree and acknowledge that the time limitation on the restrictions in this Section 5, combined with the geographic scope, is reasonable. I also acknowledge and agree that (a) this Section 5 is reasonably necessary for the protection of the Company’s Proprietary Information (as defined in Section 1.2 herein), (b) through my employment by the Company, I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and (c) these provisions provide a reasonable way of protecting the Company’s business value which will be imparted to me through my employment by the Company. If any restriction set forth

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in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5.2 As used herein, the terms:

(a) “Restricted Business” shall mean any organization that researches, develops, manufacturers, markets, distributes, and/or sells any spinal implant or other spinal product or has plans to research, develop, manufacture, market distribute and/or sell any spinal implant or other spinal product.

(b) “Restricted Territory” shall mean (i) geographic territory in which I was assigned to conduct or where I conducted business on behalf of the Company; or (ii) if I was not assigned to conduct business in a particular geographic area but rather was assigned to conduct business on behalf of the Company to particular clients, accounts, medical facilities or medical personnel (“Accounts”), then the Accounts and the geographic area within a twenty-mile radius from each Account; or (iii) if I was engaged in a non-sales and marketing capacity and not assigned to a particular geographic region or customer base then (A) all states in the United States of America, and (B) all other countries of the world; provided, however, that clause (iii) shall only apply where the Company maintains non-trivial operations, facilities, or customers prior to the date of the termination of my employment by the Company, and the nature of my duties and responsibilities are not limited to a particular geographic area.

6. RETURN OF COMPANY PROPERTY. Upon the last day of my employment by the Company or upon the Company’s request at any other time, I will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Proprietary Information of the Company and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained in my Company computer before I return it to the Company. I further agree that any property situated on the Company’s premises and owned by the Company is subject to inspection by the Company’s personnel at any time with or without notice.

7. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, which may be by the Company providing a copy of this Agreement or otherwise.

8. GENERAL PROVISIONS.

8.1 Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of Colorado, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which the Company’s principal place of business is located for any lawsuit filed there against me by the Company arising from or related to this Agreement.

8.2 Severability. If any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, or for any other reason whatsoever, such provision shall be construed and enforced by limiting and reducing the provision so as to be enforceable to the maximum extent compatible with the applicable law at the time of the dispute just as if such limited or reduced provision had been set forth in this Agreement originally.

8.3 Survival. This Agreement shall survive the termination of my employment by the Company and the assignment of this Agreement by the Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

8.4 Employment. I agree and understand that I am employed at-will and that nothing in this Agreement shall change this at-will status or confer any right with respect to continuation of my employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

8.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page to this Agreement, by courier, certified or registered mail (postage prepaid and return receipt requested), or a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

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8.6 Injunctive Relief. I acknowledge that, because my services to the Company are personal and unique and because I will have access to the Proprietary Information of the Company, any breach of this Agreement by me would cause irreparable injury to the Company for which monetary damages would not be an adequate remedy and, therefore, will entitle the Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity. In lieu of injunctive relief, in the event of a breach of the provisions of this Agreement by me, the Company may, without advance notice, cancel any portion of any vested but unexercised option to purchase the Company’s common stock granted to me either in conjunction with or at any time after the execution of this Agreement. In such event, the vested but unexercised options shall be immediately forfeited and returned to the Company.

8.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

8.8 Export. I agree not to export, directly or indirectly, any technical data acquired from the Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

8.9 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications, whether written or oral, between the parties with respect to such matters, including any Previous Agreement. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the Chief Executive Officer of the Company. Any subsequent change or changes in my duties, title, salary or compensation will not affect the validity or scope of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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This Agreement shall be effective as of the first day of my employment by the Company.

EMPLOYEE:	COMPANY: LANX, INC.

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND	ACCEPTED AND AGREED:
THIS AGREEMENT AND HAVE BEEN GIVEN THE
OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL
COUNSEL.

(Signature)	(Signature)

Print Name:	Print Name:	Peter Williams

Date:	Title:	VP of Human Resources

Address:	Date:

	Address:	310 Interlocken Parkway, Suite 120
Broomfield, Colorado 80021

SIGNATURE PAGE TO

CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

EXHIBIT A

TO:	Lanx, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Lanx, Inc. (the “Company”) that have been made, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice by me alone or jointly with others prior to my employment by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above but have provided a general list of inventions or improvements for which I owe a duty of confidentiality due to a relationship with the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐	Additional sheets attached.

A-1

LANX, INC.

AMENDED AND RESTATED

CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

This Amended and Restated Confidentiality and Inventions Assignment Agreement (“Agreement”) is made in consideration for my continued employment by Lanx, Inc. or its subsidiaries or affiliates (the “Company”), that certain option grant by the Company to me on or about August 20, 2008, and other compensation now and hereafter paid to me. This Agreement supersedes any Confidentiality Agreement previously executed by the Company and me (the “Previous Agreement”) in its entirety. I hereby agree as follows:

1. CONFIDENTIALITY.

1.1 Nondisclosure; Recognition of Company’s Rights. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to Company any rights I may have or acquire in any and all such Proprietary Information and recognize that all Proprietary Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information and I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets may subject me to civil and/or criminal penalties.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) concepts, information, materials, programs, artwork, formulae, trade secrets, inventions, mask works, ideas, processes, formulas, samples, techniques, sketches, drawings, models, apparatuses, equipment, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, or other copyrightable work and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, design details and specifications, engineering, manufacturing, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information, unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

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2. INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights or “moral rights” throughout the world. “Moral rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.

2.2 Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company’s prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company. I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions related to spinal implants authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications related to spinal implants filed by me or on my behalf within a year after termination of employment. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement.

2.6 Government or Third Party. I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights and Assistance. During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Proprietary

2

Rights relating to Company Inventions in all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

4. NO CONFLICTS OR SOLICITATION. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined below). If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5. COVENANT NOT TO COMPETE. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. To protect the Company’s Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.

5.1 Reasonable. I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable. I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me. If any restriction set forth in this paragraph 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5.2 As used herein, the terms:

(i) “Restricted Business” shall mean any organization that researches, develops, manufacturers, markets, distributes, and/or sells any spinal implant or other spinal product or has plans to research, develop, manufacture, market distribute and/or sell any spinal implant or other spinal product.

(ii) “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

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6. RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Proprietary Information of Company and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer before I return it to Company. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement.

7. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company’s providing a copy of this Agreement or otherwise.

8. GENERAL PROVISIONS.

8.1 Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of Colorado, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

8.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, or for any other reason whatsoever, such provision shall be construed and enforced by limiting and reducing the provision so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear just as if such limited or reduced provision had been set forth in this Agreement originally.

8.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

8.4 Employment. I agree and understand that I am employed at-will, and that nothing in this Agreement shall change this at-will status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

8.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

8.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Proprietary Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity. In lieu of injunctive relief, in the event of a breach of the provisions of this Agreement, the Company may, without advance notice, cancel any portion of any vested but unexercised option to purchase Company common stock granted to me either in conjunction with or at any time after the execution of this agreement. In such event, the vested but unexercised options shall be immediately forfeited and returned to the Company.

8.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

8.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

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8.9 Entire Agreement. The obligations pursuant to sections of this Agreement titled “Confidentiality” and “Inventions” shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters, including the Previous Agreement. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	LANX, INC.:

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND	ACCEPTED AND AGREED:
THIS AGREEMENT AND HAVE BEEN GIVEN THE
OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL
COUNSEL.

(Signature)	(Signature)

By:	By:

Title:	Title:

Date:	Date:

Address:	Address:

EXHIBIT A

TO:	Lanx, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Lanx, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐	Additional sheets attached.

A-1

Exhibit F

LANX, INC.

PARTICIPANT AGREEMENT

This Participant Agreement (this “Agreement”) is entered into between Lanx, Inc. (the “Company”) and the undersigned (“Participant”), pursuant to the Company’s Carve-Out Plan, dated as of August 13, 2013 (the “Plan”), in anticipation of the Merger described below.

RECITALS

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of October 5, 2013 (the “Merger Agreement”), by and among Biomet, Inc., an Indiana corporation (“Biomet”), EBI Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Biomet (“Parent”), LNX Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and Fortis Advisors LLC, a Delaware limited liability company, as the Securities Holders Representative (as defined in the Merger Agreement) (certain capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement);

WHEREAS, subject to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”);

WHEREAS, as set forth in the Merger Agreement, (i) the portion of the Merger Consideration payable at Closing that is allocable to the Carveout Plan Participants will be received by the Surviving Corporation on behalf of the Carveout Plan Participants; and (ii) a portion of the Merger Consideration otherwise payable to the Carveout Plan Participants and the other Securities Holders of the Company (the “Escrow Funds”) will be deposited with the Escrow Agent pursuant to the terms of that certain Escrow Agreement, in the form attached to the Merger Agreement, to be dated as of the date of the consummation of the transactions contemplated by the Merger Agreement (the “Escrow Agreement”), to secure the obligations of the Securities Holders (including the Carveout Plan Participants) under the Merger Agreement;

WHEREAS, the Board of Directors of the Company has determined that the Merger will constitute a “Corporate Transaction” as defined in the Plan; and

WHEREAS, pursuant to the Plan and the Participation Agreement(s) executed by the Company and Participant under the Plan, in order to be eligible to receive payments under the Plan, Participant must execute and allow to become effective a general release and such other agreements and instruments, and take such other actions, all as reasonably necessary to effectuate the Merger;

WHEREAS, the Parent and the Company have determined that the execution and delivery of this agreement is reasonably necessary to meet the above requirements, and Parent has required as condition to the Merger that each participant in the Plan (including Participant) must execute and deliver an agreement in form and substance consistent with this Agreement.

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AGREEMENT

NOW, THEREFORE, BE IT RESOLVED, in reliance on the foregoing recitals and for the consideration and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Withholding and Tax Matters. The parties agree and acknowledge that Participant is responsible for payment of all taxes legally imposed upon Participant in connection with any payments under the Plan and the Participation Agreement(s) and that the Company, Biomet, Merger Sub and Parent shall not have any liability to Participant or any other party with respect to any such taxes. Participant hereby acknowledges and agrees that, in accordance with Section 9 of the Plan, the Surviving Corporation will withhold from any payments under the Plan all amounts required to satisfy the income and employment tax withholding obligations arising under applicable law. Participant hereby acknowledges that no representations have been made with respect to the tax treatment of any consideration that may be received pursuant to the Plan, this Agreement, the Participation Agreement(s), the Merger Agreement and the Escrow Agreement.

2. No Transfer or Assignment. Participant may not sell, exchange, transfer or otherwise dispose of, or grant any liens upon or otherwise encumber, any of Participant’s Units (defined below) or any other rights to receive the payments under the Plan and the Participation Agreements(s) or any portion thereof. Any transfer or any other action in violation of this Section 2 shall be null and void and will not be recognized by the Surviving Corporation.

3. Taking of Necessary Action; Further Action. If at any time before or after the closing of the Merger (the “Closing”), any further action is necessary or desirable to carry out the purposes of this Agreement, Participant agrees to take such action as is necessary and execute such documents as are necessary and lawful.

4. Representations, Warranties and Covenants. Participant hereby represents, warrants and covenants to the Company that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing:

(a) All actions on the part of Participant necessary for the execution and delivery of this Agreement and performance of all obligations of Participant hereunder, and under those provisions of the Merger Agreement and the Escrow Agreement to which Participant has agreed to become subject by the execution and delivery of this Agreement (“Incorporated Provisions”), have been taken, and this Agreement and the Incorporated Provisions constitute valid and legally binding obligations of Participant, enforceable in accordance with their terms. Participant is not required to give any notice to, make any filing or registration with, or obtain any authorization, waiver, license, consent, or approval of any Governmental Authority or third party in connection with Participant’s execution and delivery of this Agreement, the performance of Participant’s obligations hereunder or under the Incorporated Provisions or the consummation of the transactions contemplated by this Agreement or by the Merger Agreement or the Escrow Agreement.

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(b) Neither the execution and the delivery of this Agreement, the performance of Participant’s obligations under this Agreement and the Incorporated Provisions, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any law to which Participant or any of Participant’s assets or properties are subject, or (ii) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under, any material agreement, contract, lease, permit, instrument, or other arrangements to which Participant is a party or by which it is bound or to which any of Participant’s assets are subject. There are no suits, actions, proceedings, investigations, claims or orders pending against Participant, nor are the Participant’s Units subject to any judgment, order or decree of any court or Governmental Authority, in each case which would seek to prevent or have the effect of restricting any of the transactions contemplated hereby or by the Merger Agreement or the Escrow Agreement. The Participant has not used or retained any broker or finder in connection with the transactions contemplated hereby or the Merger Agreement.

(c) Participant agrees that the participating units listed on Exhibit A (the “Units”) represent all of the Participating Units (as defined in the Plan) held by Participant and represent Participant’s entire right and interest in and to any payments under or in connection with the Plan or the Participation Agreement(s). Participant is the sole owner of all rights represented by the Units and has not transferred or assigned or encumbered the Units or any portion thereof. Participant acknowledges and agrees that the consideration paid or payable to the Surviving Corporation pursuant to the Merger Agreement and the Escrow Agreement, for further payment to the Participant in accordance with the Plan and the Participation Agreement(s), will be in full satisfaction of all rights pertaining to the Units.

5. Merger Agreement and Escrow Agreement. Participant has received and had an opportunity to review copies of the Merger Agreement and the Escrow Agreement, and Participant (on Participant’s own behalf and on behalf of any successor in interest) agrees to be subject to and bound by such provisions applicable to the “Securities Holders” therein, as if Participant were a signatory party to the Merger Agreement in such capacity. Without limiting the generality of the foregoing, Participant (on Participant’s own behalf and on behalf of any successor in interest) agrees to be subject to and bound by (a) Section 2.7 of the Merger Agreement (providing, among other things, that the Escrow Funds, comprised of $14,250,000 of the Merger Consideration, which the Securities Holders have a contingent right to receive will be held in escrow by the Escrow Agent to secure the Securities Holders’ obligations under the Merger Agreement and as a source of payment for the fees and expenses of the Escrow Agent), (b) the indemnification obligations of the Securities Holders set forth in Articles IX and X of the Merger Agreement, and (c) Section 12.1 of the Merger Agreement. Without limiting the foregoing, Participant hereby expressly and specifically approves the designation of Fortis Advisors LLC (or such Person’s successor) as Participant’s representative and as the attorney-in-fact and agent in the capacity of the “Securities Holders Representative” (as described in the Merger Agreement), and the Securities Holders Representative shall have the right to act for and on Participant’s behalf with respect to all matters under the Merger Agreement and the Escrow Agreement, and in general to do all things and to perform all acts the Securities Holders Representative is authorized to do and perform pursuant to Section 12.1 of the Merger Agreement. Participant agrees that agrees that such agency is coupled with an interest, is therefore irrevocable without the consent of the Securities Holders Representative and shall survive the death, incapacity or bankruptcy of Participant.

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6. Acknowledgements Regarding Payment. Participant hereby acknowledges and agrees that (a) the terms of the Merger Agreement provide that the portion of the Merger Consideration payable at Closing with respect to the Units shall be delivered to the Surviving Company on Participant’s behalf, and (b) the terms of the Merger Agreement and the Escrow Agreement provide that the portion of the Escrow Funds payable with respect to the Units shall be paid by the Escrow Agent to the Surviving Corporation on Participant’s behalf. To the extent that the Surviving Corporation receives Merger Consideration allocable to the Units and has been directed by Parent to make such payment to Participant, Participant hereby acknowledges and agrees that Participant’s rights to such Merger Consideration shall be governed by and limited solely to the terms and conditions of the Plan and the Participation Agreement(s) and hereby irrevocably and unconditionally waives any claim against any Person other than the Surviving Corporation with respect to such payment.

7. Approval of Merger. Participant hereby irrevocably and unconditionally (a) consents in writing to and approve for all purposes the adoption of the Merger Agreement and the consummation of the Merger in accordance with the terms and conditions of the Merger Agreement, and (b) waives any and all rights to any notice that may be required in connection with the Merger, whether pursuant to the certificate of incorporation or bylaws of the Company, the Plan, the Participation Agreement(s) or any other agreement or law applicable to the Company, Participant or the Units.

8. Release of Claims. Participant acknowledges and agrees that as of the Closing, he or she, on behalf of himself or herself and his or her respective heirs, successors and assigns, irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges the Company, its Subsidiaries and any Person that was an officer, director, employee, agent, affiliate, direct and indirect equity holder, lender, representative, successor or assign of the Company or any of its Subsidiaries at any time prior to the Effective Time (collectively, the “Released Parties”), from any and all liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Closing (the “Released Liabilities”), specifically including but not limited to the waiver or breach by the Company or the Surviving Corporation of any provision of the Plan or the Participation Agreement(s), in each case to the fullest extent permitted by law, other than (a) rights granted to the Participant in connection with the Merger pursuant to the terms of the Merger Agreement and the Escrow Agreement, (b) rights to indemnification and/or exculpation under (i) the Company’s certificate of incorporation and bylaws in existence as of the Closing and (ii) any indemnification agreement in effect between Participant and the Company as of the Closing, and (c) any right to receive compensation and benefits due but unpaid at the Closing. Such Released Liabilities shall include, for the avoidance of doubt, any right to recover for any indemnification claims made against or paid directly or indirectly by the undersigned pursuant to Article IX or Article X of the Merger Agreement. The undersigned understands and acknowledges that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties with respect to

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Released Liabilities, except as expressly set forth herein. To the extent permitted by law, the undersigned hereby expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The undersigned hereby understands and acknowledges the significance of the undersigned’s release of unknown claims and its waiver of statutory protection against a release of unknown claims.

9. Additional Acknowledgments by Participant. Participant has had the opportunity to consult with legal, tax and/or financial advisor(s) of Participant’s choosing regarding the consequences to Participant of the Merger, the Merger Agreement, the Escrow Agreement, the Plan, the Participation Agreement(s) and Participant’s execution of this Agreement, and Participant acknowledges that Participant (a) taken such opportunity (to the extent so desired), (b) has carefully reviewed and understand the terms of the Merger Agreement (including exhibits and schedules thereto), the Escrow Agreement and this Agreement, and the transactions contemplated by each such agreement and deems them to be in Participant’s best interest and (c) executes this Agreement free from coercion, duress or undue influence.

10. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 10(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Delaware, without regard to its laws regarding conflicts of law. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Participant hereby submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of, or relating to, this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court.

(c) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained herein if to so do would not deprive any party of the substantial benefit of its bargain.

[Signature page follows]

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This Participant Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument.

IN WITNESS WHEREOF, Participant and the Company have executed this Participant Agreement as of the             day of October, 2013.

Lanx, Inc.

By:
Name:
Title:

PARTICIPANT:

Print Name:

SIGNATURE PAGE TO LANX, INC.

PARTICIPANT AGREEMENT

EXHIBIT A

PARTICIPATING UNITS

Date of Grant	Number of Participating Units